EXHIBIT 10.3

[CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY [*****] IS
CONFIDENTIAL AND HAS BEEN EXCLUDED BECAUSE THE REGISTRANT
ACTUALLY TREATS THAT INFORMATION AS CONFIDENTIAL]

REVENUE INTEREST PURCHASE AGREEMENT
dated as of December 29, 2023
among
IMMUNITYBIO, INC.,
as the Company,
the Purchasers from time to time party hereto
and
INFINITY SA LLC, as Purchaser Agent

ii

SCHEDULES

Schedule 1.01(b)	–Purchaser Commitments

EXHIBITS

Exhibit A	–Form of Compliance Certificate
Exhibit B	–Form of Guaranty
Exhibit C	–Form of Payment Notice
Exhibit D	–Customary Subordination Terms
iii

REVENUE INTEREST PURCHASE AGREEMENT
This REVENUE INTEREST PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of December 29, 2023, by and among ImmunityBio, Inc., a Delaware corporation (the “Company”), the Purchasers from time to time party hereto (each, a “Purchaser” and collectively, the “Purchasers”) and Infinity SA LLC, as collateral agent and administrative agent for the Purchasers (the “Purchaser Agent”).
WHEREAS, the Company wishes to obtain financing to support the further development and commercialization of the Included Products (as hereinafter defined) and other general corporate purposes; and
WHEREAS, the Purchasers wish to purchase the Revenue Interests (as hereinafter defined) from the Company, and the Company wishes to sell, collaterally assign and transfer the Revenue Interests to the Purchasers in consideration for its payment of the Purchaser Payments (as hereinafter defined) all upon and subject to the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01Definitions.
The following terms that are defined in the UCC (as hereinafter defined) are used in this Agreement as so defined (and, in the event any such term is defined differently for purposes of Article 9 of the UCC than for any other purpose or purposes of the UCC, the Article 9 definition shall govern): Account, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Intermediary, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit Rights, Proceeds, Securities Account, Securities Intermediary and Tangible Chattel Paper. In addition, the following, as used herein, shall have the following meanings:
“Acquisition” means (a) any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets or similar transaction having the same effect as any of the foregoing, (i) acquires any business, product, business line or product line or all or substantially all of the assets of any Person, business, product, business line or product line, division or other unit operation of any Person, (ii) acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a board of directors or other governing body or (iii) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body and (b) any In-License.
“Acquisition Cost” means consideration paid or payable for an Acquisition (including, without limitation, all milestone, maintenance and/or similar payments, earnouts (whether earned or contingent), deferred purchase price and any other contractual commitment, whether fixed or contingent).

“Affiliate” means any Person that Controls, is Controlled by, or is under common Control with another Person. Unless the context otherwise requires, “Affiliate” refers to an Affiliate of the Company (and includes any Subsidiary of the Company).
“Affiliate Agreements” means (x) that certain Amended and Restated Shared Services Agreement, dated as of June 28, 2016, as amended, supplemented or otherwise modified from time to time in compliance with this Agreement and (y) other arrangements between the Obligors and their Affiliates existing on the Closing Date and disclosed on Schedule 5.11(a)(xiii)(1) to the Disclosure Letter (and any amendment thereto or replacement thereof to the extent such an amendment or replacement is (i) at least as favorable in all material respects to the Company and its Subsidiaries as was the original transaction and (ii) not adverse to the interests of the Purchasers).
“Agreement” has the meaning set forth in the first paragraph hereof.
“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.
“Annual Net Sales” means, with respect to any calendar year, the amount of Net Sales of all Included Products for such calendar year.
“Anktiva” means any pharmaceutical product or treatment comprising or containing the interleukin-15 superagonist complex named N-803 (or ALT-803), in any formulation, dose or dosage form, under any brand name, including Anktiva®, or as an authorized generic product, and any derivative, improvement, enhancement, modification or subsequent iteration of any of the foregoing.
“Applicable Percentage” means,
(a)as of any date of determination for any full or partial calendar year occurring prior to the Second Purchaser Payment Date, the percentage based on the applicable portion of Annual Net Sales for such calendar year as set forth in the chart below:

Tier	Portion of Annual Net Sales	Applicable Percentage
		At all times prior to the Test Date:	At all times from and after the Test Date, if a Test Date Shortfall has not occurred:	At all times from and after the Test Date, if a Test Date Shortfall has occurred:
Tier 1	With respect to Annual Net Sales of $600,000,000 or less.	7.00%	1.50%	To be calculated pursuant to the subsequent proviso.
Tier 2	With respect to Annual Net Sales in excess of $600,000,000.	3.00%	1.50%	To be calculated pursuant to the subsequent proviso.
(b)as of any date of determination for any full or partial calendar year occurring after the Second Purchaser Payment Date during the Term, the percentage based on the applicable portion of Annual Net Sales for such calendar year as set forth in the chart below:

Tier	Portion of Annual Net Sales	Applicable Percentage
		At all times prior to the Test Date:	At all times from and after the Test Date, if a Test Date Shortfall has not occurred:	At all times from and after the Test Date, if a Test Date Shortfall has occurred:
Tier 1	With respect to Annual Net Sales of $600,000,000 or less.	10.00%	2.25%	To be calculated pursuant to the subsequent proviso.
Tier 2	With respect to Annual Net Sales in excess of $600,000,000.	4.50%	2.25%	To be calculated pursuant to the subsequent proviso.
provided that, in each case of clauses (a) and (b), if a Test Date Shortfall has occurred, then as of and following the Test Date, the Applicable Percentage for Tiers 1 and 2 shall be increased for all subsequent calendar years beginning on January 1, 2030 to a single defined rate (with no separate Tiers) that, had such increased rate applied to the applicable “Tier 1” during the period from the Closing Date through and including the Test Date, would have provided the Purchasers with aggregate Revenue Interest Payments (excluding any Revenue Interest Payments made with respect to amounts treated as Net Sales of the Included Products pursuant to Section 5.09(c)(iii) and/or with respect to upfront payments, milestone payments or other lump sum payments made under Out-Licenses) in an amount equal to the Cumulative Purchaser Payments as of the Test Date.
“Audited Financial Statements” has the meaning set forth in the definition of “Financial Statements”.
“Bankruptcy Event” means the occurrence of any of the following:
(a)The Company or any Subsidiary commences any case, proceeding or other action (i) under any Bankruptcy Law, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, administration, protection, liquidation or dissolution (other than a solvent winding-up, dissolution or liquidation of a Subsidiary into an Obligor), composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, interim receiver, receiver and manager, trustee, administrator, administrative receiver, custodian or other similar official for it or for all or any portion of its assets, or the Company or any Subsidiary makes a general assignment for the benefit of its creditors or enter into a composition, compromise, assignment or arrangement with any of its creditors (whether by way of a voluntary arrangement, scheme of arrangement, deed of compromise or otherwise);
(b)there is commenced against the Company or any Subsidiary any case, proceeding or other action seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, liquidation, administration, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, receiver and manager, trustee, administrator, administrative receiver, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding remains undismissed or unstayed for a period of thirty (30) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, interim receiver, receiver and manager, trustee, administrator, administrative receiver, custodian or other similar official for it or for any substantial part of its property) occurs;
(c)the Company or any Subsidiary is generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally;
(d)a receiver, interim receiver, receiver and manager, trustee, administrator, administrative receiver, custodian or other similar official is appointed, either voluntarily or involuntarily, to or in respect of the Company or any Subsidiary or the whole or any part of the property, assets or undertaking of the Company or any Subsidiary;
(e)there is commenced against the Company or any Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against (i) all or a substantial portion of its assets and/or (ii) any Included Product or any Collateral, which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within thirty (30) days from the entry thereof;
(f)the Company or any Subsidiary is insolvent as defined in any statute of the United States Bankruptcy Code or in the fraudulent conveyance or fraudulent transfer statutes of the State of Delaware or other applicable jurisdiction of organization; or
(g)an affirmative vote by the applicable Board to commence any case, proceeding or other action described in clause (a) above or any other action by the Company or any Subsidiary to otherwise cause, consent to, approve or acquiesce in any of the acts described in clauses (a) through (f) inclusive above.
“Bankruptcy Laws” means, collectively, in any jurisdiction, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, or other similar Applicable Laws affecting the enforcement of creditors’ rights generally.
“Beike License Agreement” means that certain Amended and Restated License, Development and Commercialization Agreement, dated as of September 30, 2017, by and between Altor BioScience, LLC, a Delaware limited liability company and Subsidiary Guarantor, and Shenzhen Beike Biotechnology Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China.
“Biologics License Application” means an application submitted pursuant to Section 351 of the PHSA requesting permission from the FDA to introduce, or deliver for introduction, a biologic product into interstate commerce in the United States.
“Board” means the board of directors or similar governing body of the Company or any Subsidiary, as applicable.
“Business Day” means any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.
“Call Closing Date” has the meaning set forth in Section 5.07(b).
“Call Notice” has the meaning set forth in Section 5.07(b).
“Call Option” has the meaning set forth in Section 5.07(b).

“Cap Amount” means, as of the date of determination thereof, the amount equal to the product of (i) 1.95 and (ii) the Cumulative Purchaser Payments as of such date.
“Cash Equivalents” means (i) securities issued or unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within one year from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America maturing within 360 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., or F-1 or better by Fitch Investor Services, (iii) time deposits and certificates of deposit maturing within 360 days from the date of issuance (A) that are unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America or (B) that are issued by a bank or trust company organized under the laws of the United States of America (or any state thereof) (1) that has combined capital and surplus of at least $500,000,000 or (2) that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s Ratings Services or at least A2 or the equivalent thereof by Moody’s Investors Service, Inc. or A or better by Fitch Investor Services, (iv) investment funds investing at least ninety-five (95%) of their assets in securities of the types described in clauses (i) through (iii) and (v) below, and (v) money market funds that are SEC registered 2a-7 eligible only, have assets in excess of $1,000,000,000, offer a daily purchase/redemption feature and seek to maintain a constant share price; provided that, the Obligors will invest only in ‘no-load’ funds which have a constant $1.00 net asset value target.
“Change of Control” means, at any time, the occurrence of any of the following events or circumstances:
(a)the acquisition by any “person” or “group” (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act), other than a Permitted Holder, of beneficial ownership of any Equity Interests of the Company, if after such acquisition, such “person” or “group”, other than a Permitted Holder, would be the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than forty-nine percent (49%) of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;
(b)a merger or consolidation of the Company with any other Person, other than a merger or consolidation of the Company in which the Company is the surviving Person and which results in the Company’s voting securities outstanding immediately prior thereto continuing to represent more than fifty percent (50%) of the combined voting power of the Company’s voting securities outstanding immediately after such merger or consolidation;
(c)the Transfer of all or substantially all of the Company’s assets in any transaction or series of related transactions;
(d)any Transfer by the Company or any of its Subsidiaries of any Primary Product Assets (other than a Transfer permitted by Section 5.11(a)(x)(C) or Section 5.11(a)(x)(F));
(e)Patrick Soon-Shiong (together with his Immediate Family Members, Affiliates and funds, investments, Persons, vehicles or accounts that are managed, sponsored, or advised by him or his Affiliates) ceases to beneficially own 35% or more of the Equity Interests of the Company entitled to vote for members of its Board on a fully diluted basis; or

(f)the occurrence of a change of control, “fundamental change” or other similar provision, as defined in any agreement or instrument evidencing any Indebtedness in excess of prior to the Milestone, $5,000,000, and from and after the occurrence of the Milestone, $10,000,000, triggering a default, a mandatory prepayment or other obligation to repurchase, redeem or repay such Indebtedness.
“Clinical Trial” means any clinical trial or investigation and any non-clinical investigations of the Included Products conducted by or on behalf of the Company or any Subsidiary.
“Clinical Trial Application” means any application or submission to any Regulatory Agency for authorization of the investigation of any product in any country or group of countries.
“Clinical Updates” means, with respect to each ongoing or proposed Clinical Trial, a summary of (a) the current status of enrollment, (b) the estimated completion date, (c) the status of any clinical hold imposed, or threatened to be imposed, by any Regulatory Agency, (d) any unexpected fatal or life-threatening suspected adverse reaction, as that term is defined in 21 CFR 312.32 (or comparable regulations under other Applicable Law), and (e) any other material information and developments with respect to such Clinical Trial, including any change or modification to or termination of such Clinical Trial; provided, that with respect to any Clinical Trial not related to Anktiva, copies of updates provided to the Board of the Company shall be sufficient to constitute Clinical Updates.
“Closing Date” means December 29, 2023.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” has the meaning set forth in the Security Agreement.
“Commercial Updates” means material information and developments with respect to the Obligors’ Commercialization plans and prospects for the Included Products.
“Commercialization” means any and all activities, other than manufacturing, directed to the preparation for sale of, or sale of the Included Products, including activities related to marketing, promoting, distributing, and importing the Included Products, and interacting with Regulatory Agencies regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.
“Company” has the meaning set forth in the first paragraph hereof.
“Competitor” means, at any time of determination, any Person (and each other Person that owns or controls, directly or indirectly, such Person, or that controls or is controlled by or is under common control with such Person) that is an operating company and that directly and primarily engaged in the same, substantially the same, or similar line of business as the Company and its Subsidiaries, taken as a whole, as of such time. As used in this definition, “control” means (a) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in a Person or (b) the power to direct or cause the direction of the management of such Person by contract or otherwise.
“Compliance Certificate” means that certain certificate in the form attached hereto as Exhibit A.
“Confidential Information” means all confidential and/or proprietary financial (including term sheets, transaction structures and draft agreements or amendments to a Transaction Document and any discussions or negotiations related thereto), business, marketing, operations, regulatory, strategic and/or scientific information (including all originals, copies, digests and summaries thereof) of any Disclosing Party and/or its affiliates that is known to such Disclosing Party and/or its affiliates prior to or after the date hereof.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise provided that with respect to any Intellectual Property, “control” means that the applicable Person owns or has a license to such item or right and has the ability to grant to a party a license, sublicense, or rights of access and use under such item or right without (a) violating the terms or conditions of any agreement or other arrangement between such Person and any Third Party in existence as of the time such party would be required hereunder to grant such license, sublicense, or rights of access and use, and (b) paying any consideration to any Third Party. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Purchaser Agent, among the Purchaser Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Obligor maintaining such account, effective to grant “control” (as defined under the relevant Uniform Commercial Code) over such account to the Purchaser Agent.
“Corporate Benefit Limitations” means, with respect to any Guaranty or the grant or perfection of any security interest by any Foreign Guarantor, any limitations on such Guaranty or such grant or perfection imposed pursuant to Applicable Law (other than limitations that do not impair the rights and remedies of the Secured Parties more than analogous restrictions imposed under the laws of the United States as reasonably determined by Purchaser Agent).
“Covered Territory” means the entire world, excluding the People’s Republic of China, Hong Kong and any territories controlled by the People’s Republic of China.
“Cumulative Purchaser Payments” shall mean (a) if the Purchasers have made the First Payment, $200,000,000 and (b) if the Purchasers have made the First Payment and the Second Payment, $300,000,000.
“Data Room” means the electronic data room materials accessible to the Purchaser Agent in the rooms [*****] and maintained by the Obligors in connection with the transactions contemplated under this Agreement, as such materials existed as of 5:00 p.m. EST on the date that is one calendar day prior to the Closing Date.
“Development” means all activities related to discovery, research, development, creation and prosecution of Intellectual Property, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Agency as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.
“Disclosing Party” has the meaning set forth in Section 5.04.

“Disclosure Letter” means the disclosure letter, dated as of the Closing Date, as may be supplemented from time to time by the Company in accordance with the terms of this Agreement and the other Transaction Documents, delivered by the Company and the other Obligors to Purchase Agent for the benefit of the Purchasers.
“Dispute” has the meaning set forth in Section 3.12(d).
“Disqualified Equity Interests” means Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) mature (excluding any maturity as the result of an optional redemption by the issuer thereof) or are mandatorily redeemable (other than solely for Qualified Equity Interests and/or cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and/or cash in lieu of fractional shares of such Equity Interests), in whole or in part, (b) are convertible into or exchangeable for (i) Indebtedness or (ii) any Equity Interests referred to in clause (a) above, (c) contain any repurchase obligation or (d) contain any repurchase obligation or provides for mandatory distributions or the payment of cash dividends or distributions, in the case of each of the foregoing clauses (a), (b), (c) and (d), prior to the date that is 91 days after the Maturity Date in effect at the time of the issuance thereof; provided that if such Equity Interests are issued pursuant to a plan or compensatory stand-alone agreement for the benefit of the Company or any Subsidiary or their directors, officers, employees and/or consultants or by any such plan or agreement to directors, officers, employees or consultants of the Company or any Subsidiary, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Company or any Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such director, officer, employee or consultant’s termination of service, death or disability.
“Drug Approval Application” means a New Drug Application submitted pursuant to Section 505 of the FFDCA, a Biologics License Application, or any corresponding foreign application (in each case, including any amendment or supplement thereto) for an Included Product.
“Dunkirk Lease” means that certain Fort Schuyler Management Corporation Lease, dated October 1, 2021, by and among Fort Schuyler Management Corporation, a not-for-profit corporation existing under the laws of the State of New York, and the Company (as assignee of Athenex, Inc.), as amended by that certain First Amendment to Lease, effective as of February 14, 2022, and related transaction documents, each as amended, supplemented or otherwise modified from time to time in any manner (i) not adverse to the Company, Purchaser Agent or the Purchasers or (ii) approved in writing by Purchaser Agent.
“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” is (i) any Purchaser, (ii) any Affiliate of a Purchaser or any fund or investment vehicle managed by a Purchaser or an Affiliate of a Purchaser or under common management with a Purchaser and (iii) any Person that, to the knowledge of the Purchaser Agent, is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) or an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7)) with assets under management (together with its Affiliates) of at least $150,000,000, as determined by the Purchaser Agent in its good faith discretion; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include, unless a Put Option Event, or any event that with the giving of notice or passage of time would constitute a Put Option Event, has occurred and is continuing, (x) any Competitor identified by the Company in writing as such from time to time, (y) any Person identified to the Purchaser Agent by an Obligor in writing on or prior to the Closing Date, and in case any Affiliate thereof that is identifiable as such by name (or otherwise known to any Purchaser to be an Affiliate of such Person), or (z) any hedge fund primarily focused on stockholder activism or distressed investments (as determined in good faith by Purchaser Agent).
“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of equity interests of a corporation, any and all equivalent ownership interests in a Person other than a corporation (including, without limitation, partnership interests, membership interests and similar ownership interests), any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, and all other ownership or profit interests in a Person (including partnership, member or trusts interests in such Person), in each case whether voting or non-voting and whether or not outstanding on any date of determination; provided that Equity Interests shall not include any Permitted Convertible Notes or Existing Subordinated Indebtedness.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and its regulations.
“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) under common control with any Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(b), (c), (m) and (o) of the Code for purposes or Section 4001(b) of ERISA.
“ERISA Event” means (a) a Reportable Event (as defined in ERISA) with respect to a Pension Plan; (b) the failure by an Obligor or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by an Obligor or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by an Obligor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate; (j) the engagement by any Obligor or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon any Obligor pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code; or (m) a Foreign Plan Event.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Accounts” means (a) any deposit accounts solely used for (i) funding payroll or segregating payroll taxes or funding other employee wage or benefit payments, (ii) segregating 401(k) contributions or contributions to an employee stock purchase plan and other health and benefit plans, in each case for payment in accordance with Applicable Laws, and (iii) containing solely cash secured by a Permitted Lien under clauses (b), (m), (n), (o) and/or (w) thereof and (b) withholding tax, fiduciary accounts, trust accounts and escrow accounts (including customer reserve or deposit accounts), (c) zero balance accounts, (d) worker’s compensation and health savings accounts, (e) deposit accounts, securities accounts and commodity accounts exclusively used for withholding taxes, goods and services taxes and sales taxes, and (f) other accounts holding cash and/or Cash Equivalents in an aggregate amount not in excess of (i) $500,000 for each such account and (ii) $1,000,000 for all such accounts.
“Excluded Liabilities” has the meaning set forth in Section 2.04.
“Excluded Subsidiary” means (a) any Foreign Subsidiary that is prohibited by Applicable Law or by any contractual obligation existing on the date of acquisition or formation of such Subsidiary (provided such contractual obligation was not entered into in contemplation thereof) from guaranteeing the Obligations or any Subsidiary that would require the approval of any Governmental Authority in order to guarantee the Obligations unless such approval has been received or can be obtained by the Subsidiary through the use of commercially reasonable efforts, (b) any Immaterial Subsidiary and (c) GlobeImmune, Inc.
“Excluded Taxes” means any of the following Taxes, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Person liable for such Tax being organized under the laws of, or having its principal office or applicable office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal, state or local withholding Taxes imposed in respect of a Person with respect to an applicable interest in the Obligations or Purchaser Commitment pursuant to a law in effect on the date on which (i) such Person acquires such interest in the Obligations or Purchaser Commitment or (ii) such Person changes its applicable office, (c) Taxes attributable to a Purchaser’s failure to comply with Section 5.12(d), (d) any withholding Taxes imposed under FATCA and (e) non-U.S. Taxes.
“Existing Stockholder Indebtedness” means the indebtedness of the Company evidenced by the agreements set forth on Schedule 2.03(b)(i)(M) to the Disclosure Letter and any modifications, refinancings, refundings, replacements, exchanges, renewals, extensions and/or restatements thereof pursuant to clause (o) of the definition of Permitted Indebtedness.
“Event of Default” has the meaning set forth in Section 5.08.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCPA” has the meaning set forth in Section 3.22(b).
“FDA” means the United States Food and Drug Administration or any successor federal agency thereto.

“FDA Approval Date” means the date on which the FDA has granted approval for Anktiva in combination with BCG (Bacillus Calmette-Guérin) for the treatment of patients with BCG-unresponsive non-muscle invasive bladder cancer with carcinoma in situ with or without Ta or T1 disease with a label that is substantially similar to the label included in the Biologics License Application 761336 submitted for approval to the FDA on or around October 20, 2023 in response to the complete response letter delivered by the FDA to the Company on May 9, 2023.
“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any regulations promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).
“Financial Statements” means (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2022 and December 31, 2021 and the related consolidated statements of operations, comprehensive loss and stockholders’ equity (deficit) and cash flows for the years then ended (the “Audited Financial Statements”), (b) the unaudited balance sheets of the Company as of September 30, 2023 and the related consolidated statements of operations, comprehensive loss and stockholders’ equity (deficit) and cash flows for the three (3) month and nine (9) month periods then ended (the “Interim Financial Statements”) and (c) each financial statement delivered pursuant to Section 5.02(a)(i) and 5.02(a)(ii).
“First Payment” means $200,000,000, which shall be paid by the Purchasers on the Closing Date in accordance with Section 2.03(a)(i).
“Foreign Guarantor” means any Subsidiary Guarantor that is a Foreign Subsidiary.
“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained, sponsored or contributed to, or for which there is an obligation to contribute to, by any Obligor or any ERISA Affiliate that is subject to any requirements of Applicable Law other than, or in addition to, the laws of the United States or any state thereof or the laws of the District of Columbia.
“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any requirements of Applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make any required contribution or payment under any requirements of Applicable Law within the time permitted by any requirement of Applicable Law for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan.
“Foreign Subsidiary” means any Subsidiary that is that is not an entity organized under the laws of the United States or any state or territory thereof.
“Full Guarantor” means any Subsidiary Guarantor that is not a Limited Guarantor.
“Funding Election Notice” has the meaning set forth in Section 2.03(b).
“GAAP” means generally accepted accounting principles in the United States in effect from time to time. Notwithstanding anything in this Agreement to the contrary, for all purposes hereunder, any obligations of a Person in respect of leases that would have been treated as operating leases prior to the implementation of Accounting Standards Codification 842 (regardless of whether or not then in effect) shall be treated as operating leases for purposes of all financial definitions, calculations and covenants, without giving effect to Accounting Standards Codification 842 requiring operating lease obligations to be capitalized, except that financial statements delivered pursuant to Section 5.01 may be prepared in accordance with GAAP (including giving effect to Accounting Standards Codification 842 as in effect at the time of such delivery).
“Globally Systemically Important Bank” means a banking institution designated as a “Globally Systemically Important Bank” or “G-SIB” by the Financial Stability Board and their Affiliates and branch offices.
“Governmental Authority” means any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state, local or supranational (domestic or foreign), including each Patent Office, the FDA or the United States National Institutes of Health.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.
“Guaranty” means a guaranty agreement made by each Subsidiary Guarantor in favor of Purchaser Agent and the Purchasers substantially in the form attached as Exhibit B hereto.
“Immaterial Subsidiary” means, as of any date, any Subsidiary of the Company for which (a) the consolidated total assets (determined in accordance with GAAP) of such Subsidiary and its Subsidiaries constitute less than 1.0% of consolidated total assets (determined in accordance with GAAP) of the Company and its Subsidiaries and (b) the consolidated revenues (determined in accordance with GAAP) of such Subsidiary and its Subsidiaries constitute less than 1.0% of the consolidated revenues (determined in accordance with GAAP) of the Company and its Subsidiaries, in each case, as of the last day of and for the most recently ended four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.02(a) (and for the avoidance of doubt, each excluding intercompany payables); provided that, if the consolidated revenues or consolidated assets of all Subsidiaries that would otherwise be an Immaterial Subsidiary pursuant to clauses (a) and (b) above equals or exceeds 2.0% of the consolidated revenues or consolidated assets, as applicable, of the Company and its Subsidiaries as of the last day of the most recent fiscal quarter for which financial statements of the Company were delivered or required to be delivered, then the Company shall designate in writing to the Purchaser Agent one or more of such Subsidiaries that would otherwise be Immaterial Subsidiaries to be excluded as Immaterial Subsidiaries until such 2.0% threshold is met. Notwithstanding the foregoing, until such time as which VivaBioCell, S.p.A. and its Subsidiaries’ consolidated total revenue exceeds $10,000,000 on a trailing four fiscal quarter basis or consolidated total assets exceeds $15,000,000 as of the last day of a fiscal quarter period, VivaBioCell, S.p.A. shall be considered an Immaterial Subsidiary.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law or daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor, administrator, heir or legatee, in each case, acting on their behalf) or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
“Included Product” means (a) Anktiva, (b) all other compounds, chemical entities, biologic or pharmaceutical products being designed, Developed, owned, licensed, acquired, Manufactured or Commercialized by the Company or any of its Subsidiaries from time to time, or (c) any derivative, improvement, enhancement, modification, combination or subsequent iteration of any of the foregoing described in clause (a) or (b).
“Indebtedness” means with respect to any Person: (a) any liability or obligation of such Person (i) for borrowed money, (ii) evidenced by a bond, note, debenture, or similar instrument, (iii) in respect of the deferred purchase price of property or services, including a purchase money obligation given in connection with the acquisition of any businesses, properties or assets of any kind, (iv) under conditional sale or other title retention agreements relating to property acquired by such Person, (v) [reserved], (vi) contingent or otherwise, in respect of bankers’ acceptances, letters of credit or similar extensions of credit, (vii) in respect of hedging agreements and other derivative contracts (for the net amount owed by such Person thereunder), (viii) for the payment of money relating to any obligations under any capital lease of real or personal property which are required to be recorded as a capitalized lease obligation in accordance with GAAP, (ix) under guaranteed minimum purchase, take or pay or similar performance requirement contracts required to be listed as a liability on a balance sheet of such Person in accordance with GAAP, (x) [reserved], (xi) under receivables factoring, receivable sales or similar transactions or under synthetic lease, tax ownership/operating lease, off balance sheet financing or similar financing, (xii) for contingent milestone payments, royalty payments, upfront payments, license payments and similar payments pursuant to any License Agreement or other license agreement, research and development agreement, collaboration or development agreement, in each case, which payments are contingent and not yet fixed or determinable or (xiii) arising under revenue interest agreements, royalty financing agreements or similar financings; (b) all Disqualified Equity Interests of such Person; (c) any Guarantee by such Person of Indebtedness of any other Person; and (d) (without duplication) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a), (b) and (c) above. “Indebtedness” of any Person shall include (A) all Indebtedness referred to in clauses (a) through (d) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided that the amount of the Indebtedness of any such Person for purposes of this clause (A) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith and (B) the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. “Indebtedness” of any Person shall not include (i) prepaid or deferred revenue arising in the ordinary course of business, (ii) current trade payables and current liabilities arising in the ordinary course of business and outstanding for not more than 120 days after the date such payable or liabilities first became due and owing, (iii) purchase price holdbacks, amounts in respect of purchase price adjustments, escrowed purchase price amounts, and similar arrangements, customary indemnification and/or reimbursement obligations, and/or other deferred payment amounts (including contingent obligations such as earn-outs and amounts described in clause (xii) of the definition of Indebtedness), in each case, to the extent included in Acquisition Cost and incurred in connection with a Permitted Acquisition, unless such obligations have not been paid within fifteen (15) Business Days following the date on which such amounts first became due and payable, (iv) Qualified Equity Interests, (v) intercompany liabilities consisting of allocated overhead and expenses (other than intercompany Indebtedness and Investments) that would be eliminated on the consolidated balance sheet of the Company and its consolidated Subsidiaries, (vi) any obligations in respect of workers’ compensation claims, early retirement or termination obligations (unless in respect of Disqualified Equity Interests, in which case such items shall constitute Indebtedness), deferred compensatory or employee or director equity plans (unless in respect of Disqualified Equity Interests, in which case such items shall constitute Indebtedness), pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes, and (vii) obligations of the Company in respect of Permitted Bond Hedging Agreements.
“Indemnified Liabilities” means, collectively, all Excluded Liabilities and any and all liabilities, obligations, losses, assessments, awards, causes of action, damages, penalties, claims, charges, fines, judgments, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable expenses of investigation and the reasonable and documented fees and disbursements of counsel for Indemnified Parties), whether direct, indirect or consequential, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, imposed on, incurred by, or asserted against any such Indemnified Party, in any manner relating to or arising out of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (including any enforcement of any of the Transaction Documents (including any sale of, collection from, or other realization upon any of the Collateral)).
“Indemnified Party” has the meaning set forth in Section 8.04(a).
“In-License” means any license or other agreement between the Company or any Affiliate and any Third Party pursuant to which the Company or a Subsidiary obtains a license or sublicense of, covenant not to sue under, or other similar rights to, any Intellectual Property of such Third Party (other than (i) off-the-shelf software licenses, (ii) shrink-wrap or click-wrap licenses, and (iii) non-exclusive licenses of Intellectual Property that does not constitute Product Intellectual Property).
“Intellectual Property” means all intellectual property and other proprietary rights of any kind or nature, whether registered or unregistered and whether registrable or not, protected, created or arising under any law, including any and all rights in: proprietary information; technical data; laboratory notebooks; clinical data; priority rights; trade secrets; know-how; confidential information; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application); Patents; registered or unregistered trademarks, trade names, service marks, trade dress, logos, slogans, including all goodwill associated therewith; domain names; registered and unregistered copyrights and all applications thereof and all rights in works of authorship of any type, in all forms or media, designs rights, registered designs, database rights and rights in compilations of data.
“Intellectual Property Updates” means a summary of any new Patents, trademarks or copyrights issued or patent, trademark or copyright applications filed, amended or supplemented, constituting Product Intellectual Property (in form sufficient to allow Purchaser Agent to prepare appropriate filings in respect thereof to protect its Liens thereon), together with any material information or developments with respect to the Material Patents.
“Interim Financial Statements” has the meaning set forth in the definition of “Financial Statements.”

“Investment” means (a) any beneficial ownership interest in any Person (including Equity Interests or other securities), (b) any loan, advance, extension of credit, capital contribution or similar payment to, or Guarantee of the obligations of, any Person, (c) any Acquisition, and (d) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. The amount of any Investment shall be the amount actually invested (or in the case of an Acquisition, the Acquisition Cost thereof) plus the cost of all additions thereto, less any return of capital thereon, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
“Investors” means (a) Patrick Soon-Shiong and (b) Cambridge Equities, LP, in each case, together with their Affiliates and funds, investments, Persons, vehicles or accounts that are managed, sponsored, or advised by it or its Affiliates.
“IRS” means the United States Internal Revenue Service or any successor federal agency thereto.
“Knowledge” means the actual knowledge, after reasonable inquiry of a Person.
“Knowledge of the Obligors” means the Knowledge of any Knowledge Person.
“Knowledge Person” means any of the persons listed on Schedule 1.01(a) to the Disclosure Letter, and any individual who succeeds such person in the role identified on Schedule 1.01(a) to the Disclosure Letter.
“License Agreement” means all Out-Licenses and all In-Licenses.
“Licensees” means, collectively, Third Parties to which the Company or any Subsidiary grants or has granted the right to Commercialize any Included Product, including, without limitation, any licensees and sublicensees under any Out-License related to an Included Product; each a “Licensee”.
“Liens” means all liens, encumbrances, deeds of trust, hypothecations, pledges, charges, security interests, mortgages or other encumbrances of any kind.
“Limited Guarantor” means any Subsidiary Guarantor whose Guaranty, or the grant or perfection of a security interest in whose assets, are limited by Corporate Benefit Limitations.
“Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, supply, and holding of any Included Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, tissue engineering, product characterization, stability testing, quality assurance, and quality control.
“Marketing Authorization” means, with respect to an Included Product, the Regulatory Approval required by Applicable Law to market or sell such Included Product in a country or region, including, to the extent required by Applicable Law for the sale of such Included Product, all pricing approvals and government reimbursement approvals.
“Material Adverse Effect” means (a) a material adverse change in the business, operations, assets, prospects or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (b) an adverse effect in any material respect on the validity or enforceability of any of the Transaction Documents, (c) a material adverse effect on the ability of any Obligor to perform any of its material obligations under the Transaction Documents, (d) an adverse effect in any material respect on the rights or remedies of the Purchaser Agent or any Purchaser under any of the Transaction Documents, (e) a material adverse effect on the Included Products, taken as a whole, or on Anktiva, on the Product Intellectual Property, taken as a whole, or on the ability of any Obligor or a Person acting on behalf of such Obligor to Develop, Commercialize or Manufacture the Included Products, taken as a whole or to Develop, Commercialize or Manufacture Anktiva, (f) a Put Option Event, (g) an adverse effect in any material respect on the timing, amount or duration of the Revenue Interest Payments or (h) an adverse effect in any material respect on the validity, perfection (except to the extent permitted under the Security Agreement) or first priority (subject to Permitted Priority Liens) of Liens in favor of the Purchaser Agent for the benefit of the Secured Parties (except to the extent resulting solely from any actions or inactions on the part of the Secured Parties despite timely receipt of information regarding the Company and its Subsidiaries as required by this Agreement).
“Material Contract” means (a) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act, other than those agreements and arrangements described in Item 601(b)(10)(iii) and other than the Dunkirk Lease and the Beike License Agreement) with respect to the Company or its Subsidiaries; (b) any development agreement, collaboration agreement, marketing agreement, co-promotion agreement, license agreement, option agreement, supply agreement, distribution agreement, partnering agreement or similar agreement with respect to Anktiva (but excluding (i) non-exclusive research licenses for the use of Anktiva in the ordinary course of business in each case granting no rights to sell, offer to sell, or otherwise Commercialize Anktiva and (ii) the Beike License Agreement); (c) any material agreement with respect to the Company or any of its Subsidiaries relating to any Material Patent, including any license, option, assignment, or agreement related to control of such Material Patent (but excluding the Beike License Agreement); or (d) any agreement (other than the Dunkirk Lease and the Beike License Agreement) with consideration or other payments in excess of (i) prior to the Milestone, $2,500,000 per fiscal year and (ii) from and after the occurrence of the Milestone, $10,000,000 per fiscal year or agreement evidencing any Indebtedness in an amount exceeding $2,500,000.
“Material Patents” has the meaning set forth in Section 3.12(c).
“Maturity Date” means the twelfth (12th) anniversary of the Closing Date.
“Milestone” means the first date on which (i) twelve-month trailing Net Sales from Anktiva for treatment of bladder cancer in the Covered Territory are greater than or equal to the Cumulative Purchaser Payments and (ii) the Company delivers written notice to the Purchaser Agent, including calculations in reasonable detail (based on figures contained in the audited or unaudited financial statements most recently delivered to the Purchaser Agent pursuant to Section 5.02(a)), establishing the foregoing.
“MNPI Notice” has the meaning set forth in Section 5.01.
“MNPI Notice Period” means any period designated as such by Purchaser Agent by written notice to the Obligors. Each MNPI Notice Period will commence five Business Days following Purchaser Agent’s written notice to the Obligors of such MNPI Notice Period (or any later date specified by Purchaser Agent in such notice), and will end five Business Days following written notice from Purchaser Agent to the Obligors that such MNPI Notice Period is terminated.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.
“Net Sales” means, for any relevant fiscal period, consolidated net revenue of the Company and its Subsidiaries properly recognized and reported under GAAP, as applicable, consistently applied, during such period; provided that, upon the occurrence of a Test Date Shortfall, from and after the Test Date, “Net Sales” shall also include, for any relevant fiscal period, without duplication of amounts already included in consolidated net revenue for such fiscal period or any prior period, with respect to each Included Product, the aggregate gross invoiced sales prices from the sale or disposition of such Included Product by the Company, any Affiliate and any Licensee to Third Parties, less the following deductions without duplication, but solely to the extent included in the gross amount invoiced with respect to such sale or disposition of such Included Product and to the extent such deductions are in accordance with GAAP:
(a)trade, quantity and cash discounts, credits or allowances actually given;
(b)allowances for returns or rejections (due to spoilage, damage, expiration of useful life or otherwise);
(c)freight and insurance, if separately identified on the invoice;
(d)mandatory discounts or rebates imposed by any Governmental Authority against the Company, any Affiliate or any Licensee, as applicable, including any claw-backs or similar pharmaceutical taxes directly related to such Included Product and paid directly by the Company, such Affiliate or such Licensee, as applicable, or, in the case of claw-backs related to aggregate sales of the Company, such Affiliate or such Licensee, as applicable, such portion of the claw-back as shall be reasonably determined by the Company, such Affiliate or such Licensee, as applicable, based on the proportion between the share of Net Sales hereunder and aggregate sales of the Company, such Affiliate or such Licensee, as applicable;
(e)Third Party rebates, chargebacks, hospital buying group/group purchasing organization administration fees or managed care organization rebates actually given;
(f)rebates and similar payments made with respect to sales paid for by any Governmental Authority or Regulatory Agency such as federal or state Medicaid, Medicare or similar state program;
(g)value-added tax, sales, use or turnover taxes, excise taxes and customs duties assessed by Governmental Authorities on the sale of such Included Product; and
(h)retroactive price reductions or billing corrections.
For purposes of calculating Net Sales pursuant to the proviso above:
(i)In the case of any sale or other disposal for value, such as barter or counter-trade, of an Included Product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of such Included Product in the country of sale or disposal, as determined in accordance with GAAP;
(ii)Sales of Included Products between the Company, any Affiliate and/or any Licensee for resale shall be excluded from the computation of Net Sales, provided that the subsequent resale of such Included Products to a Third Party are included in the computation of Net Sales;
(iii)The Transfer, disposal or use of Included Products, without consideration, for marketing, regulatory, development or charitable purposes, such as clinical trials, compassionate use, named patient use, or indigent patient programs shall not be deemed a sale hereunder; and
(iv)In no event shall Net Sales for any period be less than worldwide net revenue for the Included Products for such period as reported in the Company’s financial statements.

Notwithstanding the foregoing, for purposes of determining consolidated net revenues, the proceeds of public or private grants and/or government financial assistance programs shall be excluded to the extent such grants and/or financial assistance and the inclusion thereof in Net Sales would, as demonstrated to Purchaser Agent in its reasonable satisfaction, violate or result in a Third Party’s right of termination under any agreement relating to such program.
“Obligations” means, without duplication, all obligations of the Obligors in respect of the Revenue Interests, including all obligations to make Revenue Interest Payments, to make the True-Up Payment and to pay the Put/Call Price, and all present and future Indebtedness, taxes, liabilities, obligations, covenants, duties, and debts, Indemnified Liabilities owing by the Obligors to the Purchasers, in each case, arising under or pursuant to the Transaction Documents, including all Reimbursable Expenses (and including any interest, fees and other charges that would accrue but for the filing of any bankruptcy action by an Obligor, whether or not such claim is allowed in such bankruptcy action). Without limiting the foregoing, the Obligations of the Obligors under the Transaction Documents exclude any obligations in respect of the Option Agreement or any Equity Interests in the Company.
“Obligors” means the Company and each Subsidiary Guarantor.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor thereto.
“Option Agreement” means that certain Option Agreement, dated as of the date hereof, between the Company and the Purchasers.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Person, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Obligation or this Agreement).
“Out-License” means any license or other agreement between the Company, any Affiliate and/or any Third Party pursuant to which the Company or any Subsidiary grants to such Third Party a license or sublicense with respect to, covenant not to sue under, or other similar rights under any Product Intellectual Property. For clarity, the Out-Licenses existing as of the Closing Date include the Beike License Agreement.
“Patent Office” means the respective patent office, including the United States Patent and Trademark Office, the European Patent Office and any comparable patent office in any other jurisdiction, for any Patents.
“Patents” means all issued national, regional and international patents and patent applications (and any patents that issue as a result of those patent applications or from an application claiming priority from any of those and which for the purposes of this Agreement, shall be deemed to include all certificates of invention and applications for certificates of invention) and any renewals, restorations, reissues, reexaminations or other post-grant proceedings, extensions, continuations, continuations-in-part, divisions, revisions, certificates of invention, registrations, revalidations, utility models, supplemental protection certificates, patent term extensions, pediatric exclusivity periods and substitutions relating to any of the issued patents and patent applications, in any jurisdiction.
“Payment Date” means each March 31, June 30, September 30 and December 31, commencing on March 31, 2024; provided that, if any such date shall occur on a day that is not a Business Day, the applicable Payment Date shall be the immediately preceding Business Day.
“Payment Notice” is that certain form attached hereto as Exhibit C.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a multiple employer plan that is an employee pension benefit plan, but excluding a Multiemployer Plan) that is maintained, sponsored or contributed to by any Obligor or any ERISA Affiliate, or for which any Obligor or any ERISA Affiliate could be considered an “employer” as defined in Section 3(5) of ERISA, and is either covered by Section 302 or Title IV of ERISA, or is subject to the minimum funding standards under Section 412 of the Code.
“Perfection Certificate” means a perfection certificate signed by an officer of the Company, as updated from time to time (without retroactive effect), subject to the review and approval of Purchaser Agent, in accordance with the terms of this Agreement.
“Permitted Acquisition” means any Acquisition with respect to which all parties involved (other than the applicable Obligor) are non-Affiliates, provided that:
(a) for any Acquisition with an aggregate Acquisition Cost in excess of (i) prior to the Milestone, $2,500,000 and (ii) from and after the occurrence of the Milestone, $10,000,000, the Obligors shall have delivered written notice of such Acquisition to the Purchaser Agent, on behalf of the Purchasers, not less than ten (10) Business Days prior to the execution of a definitive agreement for such Acquisition (or such shorter period as may be specified by the Purchaser Agent in its sole discretion) together with a due diligence package consisting of the Board package(s) provided in connection with such Acquisition, including without limitation, with regard to the Acquisition of the applicable target, business product or In-License (together with any material updates available from time to time prior to the closing of such Acquisition), a summary of the development program for all relevant products, a summary of Intellectual Property related to such product or products, a cash forecast, pro forma for the acquisition (inflows and outflows), a description of the sources and uses for financing the Acquisition, and to the extent available, quarterly and annual audited financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period immediately prior to such proposed Acquisition;
(b) for any Acquisition with an aggregate Acquisition Cost in excess of (i) prior to the Milestone, $2,500,000 and (ii) from and after the occurrence of the Milestone, $10,000,000, Purchaser

Agent, on behalf of the Purchasers, shall have received, (i) not less than five (5) Business Days prior to the execution of a definitive agreement for such Acquisition (or such shorter period as may be specified by the Purchaser Agent in its sole discretion), drafts of any acquisition agreements, disclosure schedules, and other material agreements related to the Acquisition and (ii) substantially concurrently with the execution of the definitive documentation relating to such Acquisition, fully executed acquisition agreements and other material agreements with all attachments and schedules;
(c) immediately prior to, and after giving effect to such Acquisition, no Event of Default nor Put Option Event, nor any event that, with the giving of notice or passage of time, would constitute an Event of Default or Put Option Event, shall have occurred and be continuing or would reasonably be expected to result therefrom;
(d) all transactions in connection with such Acquisition shall be consummated, in all material respects, in accordance with Applicable Law;
(e) in the case of the purchase or other acquisition of Equity Interests, (i) all of the Equity Interests (except for any such Equity Interest in the nature of directors’ qualifying shares required pursuant to Applicable Law) acquired or otherwise issued by such Person or any newly formed Subsidiary in connection with such Acquisition shall be wholly owned by the Company or a Full Guarantor and (ii) all Persons whose Equity Interests are being acquired shall become Obligors to the extent required by Section 5.06
(g) the aggregate amount of cash consideration in the Acquisition Cost for such Acquisition, combined with the aggregate amount of cash used in the Acquisition Cost for all other Permitted Acquisitions entered into after the Closing Date and on or prior to the date of such Acquisition, shall not exceed at any time (x) prior to the Milestone, 10.00% of the market capitalization of the Company determined as of the date on which the definitive documentation for such Acquisition is executed and (y) from and after the occurrence of the Milestone, 20.00% of the market capitalization of the Company determined as of the date on which the definitive documentation for such Acquisition is executed;
(h) no Change of Control shall result from the consummation of such Acquisition;
(i) no breach or contravention of any Material Contract shall result from such transaction and to the extent such Permitted Acquisition is an In-License, such In-License shall not constitute a Restricted License;
(j) such Acquisition shall be consensual and, if required under Applicable Law or the organizational documents of the target, shall have been approved by the target’s board of directors;
(k) the Person whose Equity Interests, business or line of business are being acquired shall be engaged in, or the asset acquired shall be used to engage in, or any In-License shall be in relation to, the same line of business as the Company and/or its Subsidiaries or a line of business incidental, complementary or reasonably related thereto, or a reasonable extension thereof; and
(l) for any Acquisition with an aggregate Acquisition Cost in excess of (i) prior to the Milestone, $2,500,000 and (ii) from and after the occurrence of the Milestone, $10,000,000, on a pro forma basis for such Acquisition, without regard to any subsequent financing transactions of the Obligors, as demonstrated by projections (taking into account the terms of such transaction and all Acquisition Cost incurred or expected to be incurred in connection with or as a result of, such transaction), the Obligors shall have sufficient liquidity to pay their projected expenses and all debt service when due for a period of six (6) months after the consummation of such Acquisition (after giving effect to such Acquisition), as set forth in reasonably detailed projections delivered by the Obligors to the Purchaser Agent at least five (5) Business Days prior to the execution of the definitive agreement for such Acquisition.
On or prior to the date of any such Acquisition, Purchaser Agent shall have received, in form and substance reasonably satisfactory to Purchaser Agent, a certificate signed by the chief financial officer of the Company certifying compliance with the foregoing requirements contained in this definition of “Permitted Acquisition” and with the other terms of the Transaction Documents (before and after giving effect to such Acquisition).
“Permitted Bond Hedging Agreement” means any forward purchase agreement, call option or other equity derivative transaction relating to the equity interests of the Company (or other securities or property that the common stock of the Company is converted into following a merger event or other change of the common stock of the Company) executed in connection with the issuance of any Permitted Convertible Notes (or deemed executed therewith); provided that no cash payment (other than cash in lieu of fractional shares) by the Company (or any of its Subsidiaries) shall be required in connection with the exercise, unwinding, settlement or termination of such Permitted Bond Hedging Agreement.
“Permitted Convertible Notes” means senior subordinated unsecured notes issued by the Company, following a bona fide marketing process, that are convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and other customary changes thereto) of common stock of the Company (or other securities or property following a merger event, reclassification or other change of the common stock of the Company, but for the avoidance of doubt excluding Disqualified Equity Interests), cash or a combination thereof and cash in lieu of fractional shares of common stock of the Company; provided, that, (a) no Subsidiary shall guarantee such Permitted Convertible Notes, (b) such Permitted Convertible Notes shall (i) not include any financial maintenance or negative covenants (other than customary covenants regarding stay, extension and usury laws, and regarding mergers and sales of assets), (ii) have other terms, conditions, covenants and defaults that are, taken as a whole, not more restrictive on the Company and its Subsidiaries than the covenants and defaults set forth in the Transaction Documents and which terms, including conversion, redemption and fundamental change provisions, are customary for public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A of the Securities Act, in each case, as determined by the board of directors of the Company in good faith), and (iii) permit physical settlement (and cash in lieu of fractional shares) upon conversion (and the Company shall not elect cash or combination settlement upon conversion without the Purchaser Agent’s prior written consent), (c) no Put Option Event shall have occurred and be continuing at the time of incurrence of such Permitted Convertible Notes or could result upon such incurrence, (d) such Permitted Convertible Notes shall (x) contain subordination terms for underwritten or Rule 144A offerings of senior subordinated convertible notes substantially the same form and substance as set forth on Exhibit D and (y) specifically designate this Agreement and all Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in clause (d) of this definition specifically refer to such notes as being subordinated to the Obligations pursuant to such subordination terms, (e) no scheduled or mandatory principal payments, repayments, prepayments, cash settlements, repurchases, redemptions or sinking fund or like payments (but excluding, for the avoidance of doubt, regularly scheduled cash interest payments) of such Permitted Convertible Notes shall be required at any time on or prior to the stated maturity date thereof (other than upon a “change of control” or “fundamental change”), (f) such Permitted Convertible Notes shall have a cash interest rate of less than 10% per annum and (g) the Company shall have delivered to the Purchaser Agent an officer’s certificate signed by a senior executive of the Company certifying as to the foregoing.
“Permitted Debt Payments” means:
(a)regularly scheduled payments of interest;

(b)the exchange or conversion of any Indebtedness for, into or with, the Company’s Equity Interests (other than Disqualified Equity Interests), together with cash payments in lieu of any fractional shares and in respect of any accrued and unpaid interest;
(c)so long as the Company’s market capitalization as of the date of any such payment is at least Two Billion Five Hundred Million Dollars ($2,500,000,000), the redemption or repurchase of any Permitted Convertible Notes or Existing Stockholder Indebtedness solely with (X) the net proceeds of a substantially concurrent offering of the Company’s Equity Interests (other than Disqualified Equity Interests and other than proceeds from an “at the market” offering) where such use of proceeds was specifically disclosed to the investors in such offering and (Y) from and after the occurrence of the Milestone, the net proceeds of any sale of the Company’s Equity Interests (other than Disqualified Equity Interests) pursuant to a concurrent “at the market” offering;
(d)payments in respect of Indebtedness described in clauses (a), (c), (d), (e) (provided that payments in respect of the Indebtedness underlying the applicable guarantee are otherwise permitted), (f), (g), (h), (i), (j), (k), (l), (m), (p), (q), (r) and (s) (to the extent such payments are permitted under the applicable subordination agreement) of the definition of “Permitted Indebtedness,” in each case in the ordinary course of the Company’s business;
(e)so long as (i) no Put Option Event has occurred and is continuing, and (ii) either (A) Net Sales for the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.02(a) exceed the product of Cumulative Purchaser Payments and 1.5 or (B) the Total Revenue Interest Payments as of such date exceed the Cumulative Purchaser Payments, other payments in respect of Existing Stockholder Indebtedness;
(f)so long as (i) no Put Option Event has occurred and is continuing, (ii) the FDA Approval Date shall have occurred, and (iii) the Second Payment shall have been made, principal payments in respect of Existing Stockholder Indebtedness in an aggregate amount not to exceed $100,000,000;
(g)so long as no Put Option Event has occurred and is continuing, the prepayment of $50,000,000 of Tranche 2 Principal Amount (as defined therein) outstanding under that certain Amended and Restated Promissory Note, dated December 29, 2023, issued by the Company to Nant Capital, LLC, pursuant to Section 1(d) of such Amended and Restated Promissory Note, using solely the concurrent net proceeds of a Specified Transaction (as defined in such Amended and Restated Promissory Note); and
(h)any required repurchase of Permitted Convertible Notes upon a “change of control” or “fundamental change” (as defined in such Permitted Convertible Notes); provided, that if the Purchasers exercise the Put Option in connection with such event, the Company indefeasibly pays the Put/Call Price prior to such repurchase.
“Permitted Holder” means any of (a) the Investors (and, with respect to any Investor that is a natural person, his or her Immediate Family Members) and (b) any group (within the meaning of Section 13(d) or 14(d) of the Exchange Act) of which the Investors are members and any other member of such group; provided that the Investors, without giving effect to the existence of such group or any other group, collectively beneficially own, directly or indirectly, Equity Interests constituting a majority of the aggregate ordinary voting power represented by the then issued and outstanding Equity Securities of the Company (or any direct or indirect parent of the Company) owned by such group.
“Permitted Indebtedness” means:

(a)Indebtedness owed to the Purchasers and the Purchaser Agent under this Agreement and the other Transaction Documents;
(b)Indebtedness existing on the Closing Date and disclosed on Schedule 5.11(a)(iii) to the Disclosure Letter and, solely with respect to the items listed as numbers 10 and 11 on such schedule, any modifications, refinancings, refundings, replacements, exchanges, renewals, extensions, and/or restatements of such Indebtedness so long as the principal amount thereof does not exceed the principal amount of the Indebtedness so modified, refinanced, refunded, replaced, exchanged, renewed, extended or restated;
(c)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(d)Indebtedness constituting Permitted Investments under clause (f) thereof;
(e)Guarantees by the Company and/or any of its Subsidiaries in respect of Indebtedness and other obligations of the Company and/or any of its Subsidiaries otherwise permitted hereunder;
(f)Indebtedness incurred by the Company or its Subsidiaries to finance the payment of insurance premiums;
(g)Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Company or any Subsidiary incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person;
(h)Guarantees (or liabilities as a surety, endorser, accommodation endorser or otherwise) in respect of performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business but excluding guaranties with respect to any obligations for borrowed money;
(i)Indebtedness in respect of letters of credit, bank guarantees, bankers acceptances and/or similar obligations in an aggregate principal amount not to exceed (x) $2,500,000 at any time outstanding prior to the Milestone and (y) from and after the occurrence of the Milestone, $10,000,000 at any time outstanding;
(j)Indebtedness in respect of payment processing services, netting services, overdrafts and other liabilities in connection with deposit accounts and/or securities accounts (including Indebtedness resulting from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds) and/or otherwise arising from treasury, depositary and cash management services;
(k)Indebtedness in respect of business credit card programs, debit cards, stored value cards, and/or commercial cards (including “purchase cards,” “procurement cards,” or “p-cards”) in an aggregate principal amount not to exceed (x) $2,500,000 at any time outstanding prior to the Milestone and (y) from and after the occurrence of the Milestone, $10,000,000 at any time outstanding;
(l)Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by the Company or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made), and (ii) such Indebtedness is in an aggregate principal amount outstanding at any time not to exceed (x) prior to the Milestone, $5,000,000 and (y) from and after the occurrence of the Milestone, $25,000,000;
(m)Indebtedness in respect of hedging agreements entered into for bona fide hedging purposes in the ordinary course and not for speculative purposes;
(n)Permitted Convertible Notes;
(o)Existing Stockholder Indebtedness so long as it remains subject to an enforceable subordination agreement delivered to Purchaser Agent pursuant to Section 2.03(b)(i)(L) and any modifications, refinancings, refundings, replacements, exchanges, renewals, extensions, and/or restatements of such Indebtedness so long as (i) the principal amount thereof does not exceed the principal amount of the Indebtedness so modified, refinanced, refunded, replaced, exchanged, renewed, extended or restated, except by an amount equal to unpaid accrued interest thereon plus fees and expenses reasonably incurred, in connection therewith, (ii) the terms thereof (including, without limitation, interest rates, fees, payment terms and covenants) are in no way more onerous or restrictive than the terms of the Indebtedness so modified, refinanced, refunded, replaced, exchanged, renewed, extended or restated, (iii) such modification, refinancing, refunding, replacement, exchange, renewal, extension or restatement involves the exact same parties as the original Existing Stockholder Indebtedness and involves no additional parties, and (iv) for the avoidance of doubt, such modification, refinancing, refunding, replacement, exchange, renewal, extension or restatement is subject to the subordination agreement delivered to Purchaser Agent pursuant to Section 2.03(b)(i)(L) or another subordination agreement satisfactory to Purchaser Agent in its sole and absolute discretion;
(p)endorsements of instruments for deposit or collection in the ordinary course of business;
(q)Indebtedness of a Person that is acquired in a Permitted Acquisition and/or Indebtedness assumed by the Company or any of its Subsidiaries in connection with a Permitted Acquisition or Permitted Investment permitted hereunder; provided that (I) such Indebtedness is not incurred in connection with, or in contemplation of, such Acquisition or Investment and (II) unless such Indebtedness consists solely of Indebtedness in respect of letters of credit or capital leases of real or personal property, such Indebtedness is subject to a subordination agreement satisfactory in Purchaser Agent’s sole and absolute discretion; and provided, further, that such Indebtedness is in an aggregate amount outstanding at any time not to exceed (x) prior to the Milestone, $5,000,000 and (y) from and after the occurrence of the Milestone, $10,000,000;
(r)unsecured Indebtedness arising as a result of judgments, orders, awards or decrees, in each case which do not constitute an Event of Default;
(s)Subordinated Debt; and
(t)other unsecured Indebtedness not otherwise permitted under clauses (a) through (r) in an aggregate outstanding principal amount not to exceed at any time (x) prior to the Milestone, $2,500,000 and (y) from and after the occurrence of the Milestone, $10,000,000.
“Permitted Investments” means:
(a)Subject to Section 2.03(c)(vii), Investments existing on, or contractually committed on, the Closing Date and listed on Schedule 5.11(a)(v) to the Disclosure Letter;
(b)Investments consisting of cash and Cash Equivalents;

(c)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, (ii) loans to employees, officers or directors relating to the purchase of Equity Interests of the Company pursuant to employee stock purchase plans or agreements approved by the Board of the Company, (iii) advances in connection with indemnification agreements in the ordinary course of business and (iv) non-cash loans to employees, officers or directors relating to the purchase of Equity Interests of the Company; provided, that (x) Investments described in prongs (i) and (ii) of this clause (c) shall be in an amount not to exceed $2,000,000 in any fiscal year of the Company and (y) no Investments described in this clause (c) may be made to Patrick Soon-Shiong or any Immediate Family Member of Patrick Soon-Shiong;
(d)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(e)Investments consisting of accounts receivable of, notes receivable of, or prepaid royalties and other credit extensions (including trade credit and prepayment of expenses), to customers and suppliers who are not Affiliates, in the ordinary course of business;
(f)Investments (i) in the Company and the Full Guarantors; (ii) by Limited Guarantors and Subsidiaries that are not Obligors, in Limited Guarantors; (iii) by Subsidiaries that are not Obligors in other such Subsidiaries; (iv) by the Company and the Full Guarantors in Limited Guarantors in an aggregate amount at any time outstanding not to exceed (x) prior to the Milestone, $5,000,000 and (y) from and after the occurrence of the Milestone, $10,000,000; (v) in VivaBioCell, S.p.A. in an aggregate amount not to exceed $5,000,000 per calendar year; and (vi) by any Obligor in any Subsidiary that is not an Obligor (other than VivaBioCell, S.p.A.) in an aggregate amount not to exceed $1,000,000 per calendar year;
(g)Permitted Acquisitions;
(h)Investments held by any Person acquired in any Permitted Acquisition at the time of such Permitted Acquisition (and not acquired in contemplation of the Permitted Acquisition);
(i)Guarantees of obligations of any Subsidiary of the Company incurred in the ordinary course of business and not constituting Indebtedness in an aggregate amount at any time outstanding not to exceed (I) prior to the Milestone, $2,500,000 and (II) from and after the occurrence of the Milestone, $5,000,000;
(j)Investments in the ordinary course of business consisting of endorsements for collection;
(k)Investments consisting of hedging agreements not entered into for speculative purposes;
(l)Investments (other than Acquisitions) to the extent that payment for such Investments is made solely with the proceeds of a substantially contemporaneous issuance of Equity Interests (other than Disqualified Equity Interests) of the Company and no Put Option Event has occurred and is continuing at the time of such Investment or would immediately result therefrom;
(m)Investments in joint ventures and similar arrangements to the extent such Investments are made with non-Affiliates (provided, for the avoidance of doubt, that the joint venture may itself constitute an Affiliate), in an arm’s length transaction and on terms that are no worse than those which could be obtained in an arm’s length transaction (as determined by the Board of the Company in good faith), and provided that the aggregate amount of all such Investments at any time outstanding does not exceed (i) prior to the Milestone, $2,500,000 and (ii) from and after the occurrence of the Milestone, $10,000,000;

(n)(i) the purchase of any Permitted Bond Hedging Agreement in connection with the issuance of Permitted Convertible Notes; provided that with respect to this clause (i), the aggregate purchase price for such Permitted Bond Hedging Agreement, net of any proceeds relating to any concurrent sale or termination of any Permitted Bond Hedging Agreement, in respect of any Permitted Convertible Notes does not exceed 15% of the gross cash proceeds from such issuance of Permitted Convertible Notes and (ii) the acquisition of Equity Interests of the Company in connection with the exercise, settlement or performance of any Permitted Bond Hedging Agreement; provided, that with respect to this clause (ii), no additional cash payments are made upon such exercise or settlement (other than cash in lieu of fractional shares);
(o)other Investments in an aggregate amount not to exceed at any time outstanding (x) prior to the Milestone, $2,500,000 and (y) from and after the occurrence of the Milestone, $10,000,000.
“Permitted Licenses” means (a) any Out-License with a non-Affiliate for the Development, Manufacture and/or Commercialization of (x) an Included Product (other than Anktiva for the treatment of bladder cancer) within the United States and (y) an Included Product exclusively outside of the United States; provided that, in each case, (i) such Out-License is not a Restricted License and constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property, and (ii) all upfront payments, royalties, milestone payments or other proceeds arising from such Out-License that are payable to any Obligor or Affiliate are paid to a deposit account that is subject to a Control Agreement or in which Purchaser Agent otherwise has a first-priority perfected security interest on terms and pursuant to documentation satisfactory to Purchaser Agent in its sole discretion; (b) any license granted to any Third Party non-Affiliate for the Manufacture of any Included Product or otherwise granted to a vendor or service provider in order to provide services for the benefit of the Obligors or their Affiliates but granting no rights to sell, offer to sell or otherwise Commercialize any Included Product; (c) intercompany non-exclusive licenses or grants of rights for Development, Manufacture, production, Commercialization (including commercial sales to end users), marketing, sale, research, co-promotion, or distribution among the Obligors and their Subsidiaries; (d) non-exclusive research licenses and other licenses for the use of the property of the Obligors or their Subsidiaries in the ordinary course of business but in each case granting no rights to sell, offer to sell or otherwise Commercialize any Included Product; (e) any Out-License existing on the Closing Date which is shown on Schedule 5.11(a)(xi) to the Disclosure Letter; and (f) any other licenses or similar agreements with Third Parties that do not constitute Out-Licenses.
“Permitted Liens” means:
(a)Liens in favor of the Purchaser Agent and/or the Purchasers created by or otherwise existing under or in connection with the Transaction Documents;
(b)Liens in existence as of the date hereof and set forth on Schedule 5.11(a)(iv) to the Disclosure Letter;
(c)Liens imposed by provisions of law of landlords, carriers, warehousemen, bailees, mechanics and materialmen incurred in the ordinary course of business for sums that (i) are not yet delinquent, or (ii) are being contested in good faith by appropriate proceedings;
(d)Liens (other than those imposed by ERISA) incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, insurance, surety bonds, or other obligations of a like nature or to secure the performance of letters of credit, banker’s acceptances, bids, tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business;

(e)Liens for Taxes that are not delinquent or remain payable without any penalty or that are being contested in good faith and with due diligence by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;
(f)(i) banker’s Liens for collection or rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with depositary institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company or any Subsidiary in excess of those required by applicable banking regulations; (ii) customary Liens incurred in the ordinary course of business to secure obligations in respect of payment processing services, netting services, overdrafts and similar obligations arising from treasury, depositary and cash management services; and (iii) contractual Liens in favor of the applicable depository bank solely to the extent the applicable deposit account is an Excluded Account or subject to a valid Control Agreement;
(g)Liens on insurance policies, premiums and proceeds thereof, or other deposits, to secure insurance premium financings with respect to unearned premiums and other liabilities to insurance carriers;
(h)Liens securing Indebtedness permitted under clause (l) of the definition of Permitted Indebtedness; provided that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneous with, or within ninety (90) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such Liens do not extend to any property of the Company or any Subsidiary other than the property (and any improvements, accessions, proceeds, dividends, or distributions, in respect thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;
(i)Liens on specific items of inventory or other goods (and the proceeds thereof) of the Company or any Subsidiary securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(j)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(k)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(l)(i) Liens consisting of the interests of licensors and of licensees in respect of In-Licenses and Permitted Licenses, (ii) leases and subleases of property (other than Intellectual Property) granted to others that do not (x) interfere in any material respect with the business of the Company and its Subsidiaries, taken as a whole or (y) secure any Indebtedness, and (iii) any interest or title of a lessor under leases (other than leases constituting Indebtedness) entered into by any of the Company and/or its Subsidiaries in the ordinary course of business;
(m)Liens on deposits or other amounts held in escrow to secure payments (contingent or otherwise) payable by the Company or any Subsidiary with respect to (i) the settlement, satisfaction, compromise or resolution or judgments, litigation, arbitration or other disputes and (ii) any commercial contracts for manufacturing, production and other service arrangements entered into in the ordinary course of business or other obligations in respect of any Permitted Acquisition or Transfer expressly permitted hereunder;

(n)Liens on cash deposits securing (i) Indebtedness permitted pursuant to clause (i) of the definition of “Permitted Indebtedness”; provided that the amount of such cash deposits in respect of any letter of credit does not exceed 105% of the face amount thereof with respect to any U.S. dollar denominated letters of credit and 110% of the face amount thereof with respect to any letter of credit denominated in a foreign currency and (ii) Indebtedness permitted pursuant to clause (k) of the definition of “Permitted Indebtedness”; provided that the amount of such cash deposits do not exceed (I) prior to the Milestone, $2,500,000 and (II) from and after the occurrence of the Milestone, $10,000,000;
(o)any Lien existing on any property or asset prior to the acquisition thereof by the Company or any of its Subsidiaries or existing on any property or asset of any Person that is merged or consolidated with or into the Company or any of its Subsidiaries or becomes a Subsidiary after the Closing Date prior to the time such Person is so merged or consolidated or becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be; (ii) such Lien shall not apply to any other property or assets of the Company or any of its Subsidiaries (other than improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto); and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any modifications, refinancings, refundings, replacements, exchanges, renewals, extensions, and/or restatements of such Indebtedness so long as (x) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, replaced, exchanged, renewed, extended or restated, except by an amount equal to unpaid accrued interest and/or premiums thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, replacements, exchange, renewal, extension, or restatement thereon and (y) the terms thereof (including, without limitation, interest rates, fees, payment terms and covenants) are in no way more onerous or restrictive than the terms of the Indebtedness so modified, refinanced, refunded, replaced, exchanged, renewed, extended or restated;
(p)Liens on Equity Interests in a joint venture imposed pursuant to the operative documents governing such joint venture;
(q)Liens in favor of a seller solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Permitted Acquisition or other Permitted Investment; provided that the obligations secured by such Liens do not exceed (I) prior to the Milestone, $2,000,000 and (II) from and after the occurrence of the Milestone, $4,000,000;
(r)Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC on items in the course of collection;
(s)precautionary UCC filings in connection with leases not constituting Indebtedness or bailee arrangements, in each case, in the ordinary course of business;
(t) with respect to any real property, servitudes, easements, rights-of-way, covenants, conditions, restrictions (including zoning and building restrictions) or other restrictions imposed by any applicable Law and other rights reserved to or vested in any Governmental Authority, encroachments, protrusions and other similar charges, encumbrances and title defects affecting real property, or such defects or encroachments as might be revealed by an up-to-date survey of such real property, that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Company and its respective Subsidiaries taken as a whole, or the use of the property for its intended purpose, and any other exceptions to title on the mortgage policies accepted by the Purchase Agent, in its reasonable discretion, in accordance with this Agreement; deposits incurred in the ordinary course of business to secure the performance of leases (other than Indebtedness) or as security for the payment of rent;
(u)non-consensual restrictions on the transfer or pledge of assets imposed by any Governmental Authority or comparable state or local legislation, regulations or ordinances or otherwise imposed by Applicable Law;
(v)Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting a Put Option Event;
(w)Liens on cash in an amount not to exceed $2,500,000 at any time securing “hedging agreements” permitted under clause (m) of “Permitted Indebtedness”;
(x)other Liens incurred by the Company and/or its Subsidiaries so long as (i) such Liens do not secure Indebtedness and (ii) at the time of incurrence of the obligations secured thereby the aggregate outstanding principal amount of obligations secured thereby does not exceed (x) prior to the Milestone, $5,000,000 and (y) from and after the occurrence of the Milestone, $10,000,000; and
(y)Liens imposed on the underlying fee interest in real property leased, subleased or licensed by the Company and/or its Subsidiaries (other than any such Liens incurred or caused by the Company and/or its Subsidiaries).
“Permitted Priority Liens” means Permitted Liens identified in clauses (b), (c), (d),(e), (f), (g), (h), (i), (k), (m), (n), (o), (p), (q), (r), (t), (u), (v), (w) and (y) of the definition thereof.
“Permitted Purpose” has the meaning set forth in Section 5.04.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.
“PHSA” means the United States Public Health Service Act, as amended from time to time, together with any regulations promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of the Company or any of its Subsidiaries, or any such plan to which the Company or any of its Subsidiaries required to contribute on behalf of any of its employees or with respect to which the Company or such Subsidiary has any liability.
“Press Release” means a press release mutually agreed upon by the Obligors and Purchaser Agent in respect of the transactions contemplated by the Transaction Documents.
“Primary Product Assets” means any Product Assets necessary for the Development, Manufacturing and/or Commercialization of Anktiva.
“Prime Rate” means, for any day, the per annum rate of interest in effect for such day quoted by the Wall Street Journal as the “prime rate”.

“Pro Rata Portion” means, with respect to any Purchaser, the sum of the unfunded Purchaser Commitment of such Purchaser and Purchaser Payments made by such Purchaser divided by the sum of all unfunded Purchaser Commitments and all Purchaser Payments made by the Purchasers.
“Product Assets” means (a) all Product Intellectual Property, (b) each Material Contract, (c) all Regulatory Approvals and (d) any other assets that are owned by, licensed to, or otherwise Controlled by the Company or any Subsidiary that are necessary for, or used or reasonably useful for, the Development, Commercialization, Manufacture, formulation, use, or sale of any Included Products.
“Product Intellectual Property” means all Intellectual Property that is necessary, used for or material to the Development, Commercialization, and/or Manufacture, or other exploitation, of any Included Product that is owned, licensed or otherwise controlled by any Obligor as of the Closing Date or acquired by an Obligor thereafter, including, without limitation, the Patents identified in Schedule 3.12(a) to the Disclosure Letter.
“Purchaser” has the meaning set forth in the first paragraph hereof.
“Purchaser Agent” has the meaning set forth in the first paragraph hereof.
“Purchaser Commitment” means, with respect to any Purchaser, the commitment of such Purchaser to purchase its Pro Rata Portion of the Revenue Interests and pay the Purchaser Payments in an aggregate amount up to the amount set forth opposite such Purchaser’s name on Schedule 1.01(b).
“Purchaser Payments” means each of the First Payment and the Second Payment.
“Put Notice” has the meaning set forth in Section 5.07(a).
“Put Option” has the meaning set forth in Section 5.07(a).
“Put Option Closing Date” has the meaning set forth in Section 5.07(a).
“Put Option Event” means any one of the following events:
(a)any Change of Control; and
(b)the occurrence of any Event of Default, subject to any applicable grace periods set forth in the definition thereof.
“Put/Call Price” means, as of any date of determination, the Put/Call Price shall be an amount equal to:
(a)if the Purchasers exercise a Put Option, other than pursuant to clause (a) of the definition of “Put Option Event”, on or prior to the date that is twelve (12) months after the Closing Date, 120.0% of the Cumulative Purchaser Payments;
(b)if the Purchasers exercise a Put Option pursuant to clause (a) of the definition of “Put Option Event” or if the Company exercises the Call Option in connection with a Change of Control, in each case on or prior to the date that is eighteen (18) months after the Closing Date, 135.0% of the Cumulative Purchaser Payments;

(c)in the event that neither of clauses (a) or (b) applies, if the Put/Call Price is received in full by the Purchasers no later than the date that is thirty six (36) months after the Closing Date, 175.0% of the Cumulative Purchaser Payments; and
(d)following the date that is thirty six (36) months after the Closing Date, an amount equal to 195.0% of the Cumulative Purchaser Payments;
minus, in each case, the Total Revenue Interest Payments made on or prior to such date; provided that the Put/Call Price shall not be less than zero.
“Qualified Equity Interests” of any Person means Equity Interests of such Person that are not Disqualified Equity Interests.
“Quarterly Report” has the meaning set forth in Section 5.02(a)(iii).
“Receiving Party” has the meaning set forth in Section 5.04.
“Reconciliation Report” means, with respect to the relevant calendar quarter or calendar year, (a) a report showing Net Sales for the Included Products for such calendar period, reconciled, in each case, to the most applicable line item in the Company’s statements of operations for the applicable calendar period and (b) a reconciliation of all payments made by the Company to the Purchasers pursuant to this Agreement during such calendar period. The Reconciliation Report for a calendar year shall also include the foregoing information with respect to the fourth quarter of such calendar year.
“Regulatory Agency” means the FDA and any other Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or biologics or other regulation of pharmaceuticals or biologics.
“Regulatory Approval” means all approvals (including, without limitation, where applicable, Drug Approval Applications, pricing and reimbursement approval, labeling approval and schedule classifications), licenses, registrations, certificates, permits or authorizations (including, without limitation, pre- and post-approval Marketing Authorizations) of any Governmental Authority necessary for the manufacture, use, storage, import, export, transport, offer for sale, or sale of each Included Product, together with all amendments, supplements and updates thereto and all benefits arising therefrom, including any orphan drug exclusivities or other non-patent exclusivities.
“Regulatory Filings” means all applications, filings, dossiers and the like submitted to a Regulatory Agency for the purpose of obtaining Regulatory Approval from that Regulatory Agency. Regulatory Filings shall include, but not be limited to, all Drug Approval Applications.
“Regulatory Updates” means material information and developments with respect to any Regulatory Filing; provided, that with respect to any Regulatory Filing not related to Anktiva, copies of updates provided to the Board of the Company shall be sufficient to constitute Regulatory Updates.
“Reimbursable Expenses” means all reasonable and documented costs and expenses (including attorneys’ fees and expenses, as well as appraisal fees, consulting fees, advisory fees, fees incurred on account of lien searches, inspection fees and filing fees) incurred as a result of or arising from or relating to or in connection with preparing, amending, executing, negotiating, administering, defending and enforcing the Transaction Documents (including, without limitation, those incurred in connection with appeals or any Bankruptcy Event) or otherwise incurred by the Purchaser Agent and/or the Purchasers in connection with the Transaction Documents.

“Representatives” has the meaning set forth in Section 5.04.
“Required Purchasers” means the Purchasers whose aggregate Pro Rata Portions exceed 50%.
“Restricted License” means (i) any Out-License that provides for or results in the legal transfer by any Obligor or its Subsidiaries of any title in or to any Intellectual Property, (ii) any License Agreement that cannot be collaterally assigned to secure the Obligations or otherwise contains provisions that restrict or penalize the granting of a security interest in or Lien on such License Agreement or the related Intellectual Property or, if entered into after the Closing Date, does not recognize the collateral assignment thereof to secure the Obligations, in each case, to the extent such provisions would validly prevent the granting of a security interest or collateral assignment to Purchaser Agent and/or the Purchasers after giving effect to Applicable Laws (including Section 9-407, 9-408, and 9-409 of the UCC), (iii) any License Agreement that restricts assignment of such License Agreement to the applicable purchaser upon the sale or other disposition of all or substantially all of the assets to which such License Agreement relates (other than customary provisions requiring the assumption by the applicable purchaser of all obligations under such License Agreement), or (iv) any License Agreement that does not permit the disclosure of information to be provided thereunder to Purchaser Agent and the Purchasers, to any purchaser or prospective purchaser in a foreclosure or other Transfer of all or any portion of the Collateral (subject to customary confidentiality obligations). For the avoidance of doubt, no agreement pursuant to which the Company or any Subsidiary obtains an off-the-shelf software license, a shrink-wrap license, a click-wrap license or a non-exclusive license of Intellectual Property that does not constitute Product Intellectual Property, in each case in the ordinary course of business, shall be a Restricted License.
“Restricted Payments” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Person or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of (i) any shares (or equivalent) of any class of Equity Interests of any Person or any of its Subsidiaries, now or hereafter outstanding or (ii) any call option on any shares (or equivalent) of any class of Equity Interests or any Person or any of its Subsidiaries (irrespective of whether such call option can be cash, net share or physically settled), (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Person or any of its Subsidiaries, now or hereafter outstanding, (d) any payment made in cash to the holders of Existing Stockholder Indebtedness or Subordinated Debt and (e) payments pursuant to the Affiliate Agreements and any other payment of management, advisory, consulting or other similar fees and expenses to Affiliates (in each case with respect to this clause (e), excluding rent payments (and payments for the use of real estate substantially identical to rent) to Affiliates in respect of real estate operating leases (or licenses to use real estate) entered into in the ordinary course of business).
“Revenue Interest Payments” means, with respect to each calendar quarter during the Revenue Interest Period, the amount payable by the Company to the Purchasers equal to the Net Sales in the Covered Territory for such calendar quarter multiplied by the Applicable Percentage, subject to the terms and conditions set forth in this Agreement; provided that, with respect to any calendar quarter, that the Total Revenue Interest Payments will not exceed the Cap Amount applicable at such time.
“Revenue Interest Period” means the period from and including the Closing Date through and including the date on which the Purchasers have received Total Revenue Interest Payments equal to the applicable Cap Amount as of such date, unless earlier terminated or expired, as applicable, upon the indefeasible payment of the Put/Call Price upon (i) the Purchasers’ exercise, or deemed automatic exercise, of the Put Option in accordance with Section 5.07(a) (ii) the Company’s exercise of the Call Option in accordance with Section 5.07(b) or (iii) the Maturity Date.

“Revenue Interests” means all of the Obligors’ right, title and interest in and to that portion of the accounts and payment intangibles arising out of sales and licenses of the Included Products and the Product Assets equal to the Revenue Interest Payments for each calendar quarter (or portion thereof) during the Revenue Interest Period.
“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by the Company, any Subsidiary of the Company or any Governmental Authority relating to an alleged lack of safety or regulatory compliance of any Included Product.
“Sanctions” has the meaning set forth in Section 3.22(a).
“Sanctions Authority” means the U.S. government (including U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, His Majesty’s Treasury, the European Union, any European Union member state or any other applicable sanctions authority.
“SEC” means the Securities and Exchange Commission or any successor federal agency thereto.
“Second Payment” means $100,000,000, which shall be paid by the Purchasers on the Second Purchaser Payment Date in accordance with Section 2.03(a)(ii).
“Second Payment Date Disclosure Notice” means a notice delivered by the Obligors on or prior to the Second Purchaser Payment Date, which shall detail any exceptions to the making of representations and warranties by the Obligors as of the Second Purchaser Payment Date required in the judgment of the Obligors to make the representations and warranties in connection with the Second Payment comply with Section 2.03(b)(iii)(A).
“Second Purchaser Payment Date” means the date specified in the Payment Notice with regards to the Second Payment (or such earlier date as may be agreed by Purchaser Agent and the Purchasers in their sole discretion).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Secured Parties” has the meaning set forth in the Security Agreement.
“Security Agreement” means the Security Agreement among the Company, each Subsidiary Guarantor and the Purchaser Agent, dated as of the Closing Date, providing for, among other things, the grant by the Obligors in favor of the Purchaser Agent, for the benefit of the Secured Parties, of a valid continuing, perfected first priority (subject to Permitted Priority Liens) Lien on and security interest in the Collateral described therein.
“Share Purchase Option” means the Option (as defined in the Option Agreement) granted by the Company to the Purchasers pursuant to Section 1(a) of the Option Agreement.
“Shares” means the Shares (as defined in the Option Agreement) issued or issuable to the Purchasers upon the exercise of the Share Purchase Option pursuant to and in accordance with the Option Agreement.

“Subordinated Debt” means Indebtedness of any Obligor that is expressly subordinated to the Obligations on terms and pursuant to documentation satisfactory to Purchaser Agent in its sole and absolute discretion (provided subordination to the Obligations on terms and pursuant to documentation consistent with the subordination agreement entered into on the Closing Date by the holders of the Existing Stockholder Indebtedness shall be satisfactory to Purchase Agent); provided that, (i) such subordinated Indebtedness is provided by Patrick Soon-Shiong or an Affiliate or fund, investment, Person, vehicle or account that is managed, sponsored, or advised by Patrick Soon-Shiong or his Affiliates; (ii) such subordinated Indebtedness shall only be guaranteed by the Company or its Subsidiaries that are Obligors hereunder, (iii) (A) the terms of such subordinated Indebtedness (including, without limitation, interest rates, fees, payment terms and covenants) shall be no more onerous or restrictive than those contained in the Existing Stockholder Indebtedness, (B) such subordinated Indebtedness shall have a cash interest rate of less than 10% per annum and (C) no scheduled principal payments, redemptions or sinking fund or like payments of any such subordinated Indebtedness shall be required prior to the date at least 91 days after the Maturity Date), and (iv) no Put Option Event shall exist immediately before and after giving effect to the incurrence of such subordinated Indebtedness and the use of proceeds therefrom on such date.
“Subsidiary” means with respect to any Person (i) any corporation of which the outstanding Equity Interests having at least a majority of votes entitled to be cast in the election of directors under ordinary circumstances is at the time owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person. Unless the context otherwise requires, “Subsidiary” refers to a direct or indirect Subsidiary of the Company.
“Subsidiary Guarantor” means any Subsidiary that is a guarantor of the Obligations under the Guaranty (or under another guaranty agreement in form and substance satisfactory to the Purchaser Agent) and has granted to the Purchaser Agent, on behalf of the Purchasers, a Lien upon and security interest in its right, title and interest in, to and under the Collateral pursuant to the Security Agreement or other Transaction Document. No Excluded Subsidiary shall be required to become a Subsidiary Guarantor.
“Tax” or “Taxes” means any federal, state, local or foreign tax, levy, impost, duty, assessment, fee, deduction or withholding or other charge, including all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation and other fees imposed by any taxing authority (and interest, fines, penalties and additions related thereto).
“Tax Return” means any report, return, form (including elections, declarations, statements, amendments, claims for refund, schedules, information returns or attachments thereto) or other information supplied or required to be supplied to a Governmental Authority with respect to Taxes.
“Term” has the meaning set forth in Section 6.01.
“Test Date” means the last Business Day of the calendar year 2029.
“Test Date Shortfall” has the meaning set forth in Section 2.02(b).
“Third Party” means any Person other than the Purchaser Agent, any Purchaser, the Company or any Subsidiary; provided that, for purposes of the Net Sales definition, “Third Party” means any Person other than the Company, its Affiliates and any Licensee.
“Third Party Claim” means any claim, action, suit or proceeding by a Third Party, excluding any lender, officer, directors, employee or agent or other representative of a party to this Agreement, including any investigation by any Governmental Authority.

“Total Revenue Interest Payments” means, as of any date of determination, the aggregate amount of all Revenue Interest Payments and any True-Up Payment indefeasibly paid by the Company and actually received by the Purchasers pursuant to this Agreement.
“Transaction Documents” means, collectively, this Agreement, each Guaranty, the Security Agreement, the Control Agreements, each intellectual property security agreement, any mortgages, deeds of trust or deeds to secure debt that encumbers real property, any foreign collateral documents or other collateral documents or subordination agreements entered into in connection with this Agreement, the Perfection Certificate, each Compliance Certificate, each Payment Notice, the Option Agreement, and any related ancillary documents or agreements, in each case, for the benefit of the Secured Parties in connection with this Agreement, all as amended, amended and restated, supplemented or otherwise modified from time to time.
“Transfer” means the sale, conveyance, transfer, license, sublicense, lease or other disposition of any property, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“True-Up Payment” has the meaning set forth in Section 2.02(b).
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“UCC Financing Statements” means the UCC-1 financing statements, in form and substance reasonably satisfactory to the Purchaser Agent, that shall be filed by the Purchaser Agent at or promptly following the Closing Date, as well as any additional UCC-1 financing statements or amendments thereto as reasonably requested from time to time, to perfect the Purchaser Agent’s security interest in the Collateral.
“United States” means the United States of America.
ARTICLE II
PURCHASE OF REVENUE INTERESTS; PAYMENTS
Section 2.01    Purchase of Revenue Interests.
Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to sell, assign and transfer to each Purchaser, and each Purchaser agrees to purchase and accept from the Company, free and clear of all Liens, such Purchaser’s Pro Rata Portion of the Revenue Interests. The Purchasers’ interest in the Revenue Interests shall vest immediately upon the Company’s receipt of payment of the First Payment pursuant to Section 2.03, subject to the termination provisions of Section 6.01.
Section 2.02    Payments by the Company.
(a)Payments in Respect of the Revenue Interests.
(i)In consideration of the Purchaser Payments made by the Purchasers, the Purchasers shall be entitled to receive, and the Company shall pay to the Purchasers, on each applicable Payment Date, the Revenue Interest Payments during the Revenue Interest Period and, upon the exercise (or deemed exercise) by the respective party of the Call Option or the Put Option, as the case may be, the Put/Call Price in respect thereof.

(ii)With respect to each calendar quarter commencing with the first Payment Date, the Company shall pay to the Purchasers, the Revenue Interest Payment for such calendar quarter on the Payment Date at the end of such calendar quarter with Net Sales for such payment to be calculated using the Company’s good faith estimate of gross cash receipts for such calendar quarter; provided that all payments in respect of any calendar quarter shall be subject to reconciliation based on (A) the final Net Sales for the applicable calendar quarter on the Payment Date for the subsequent calendar quarter and (B) the final Net Sales for the applicable calendar year in which such calendar quarter occurs based on the audited financial statements for such calendar year on the Payment Date for the first calendar quarter of the subsequent calendar year, in each case of (A) and (B), with such reconciliation to be prepared by the Company and delivered to the Purchasers and the Purchaser Agent in the form of a Reconciliation Report in accordance with Section 5.02(b)(i). With respect to each reconciliation, any overpayments shall be credited against, and any underpayments shall be added to, the subsequent payments in respect of the Revenue Interests. For the avoidance of doubt, the Purchasers shall not be required to refund any Revenue Interest Payments.
(b)True-Up Payment. If, as of the Test Date, the Total Revenue Interest Payments are less than 100% of the Cumulative Purchaser Payments (a “Test Date Shortfall”), then the Company will, on the Test Date, make a one-time payment to each Purchaser in accordance with its Pro Rata Portion of the Revenue Interests, by wire transfer of immediately available funds to the account or accounts designated by such Purchaser, in an amount equal to 100% of the Cumulative Purchaser Payments as of the Test Date less the Total Revenue Interest Payments as of the Test Date (such amount, the “True-Up Payment”).
(c)Maturity Date. Upon the Maturity Date, the Company shall pay to each Purchaser in accordance with its Pro Rata Portion of the Revenue Interests, by wire transfer of immediately available funds to the account or accounts designated by such Purchaser, an amount equal to 195.0% of the Cumulative Purchaser Payments minus the Total Revenue Interest Payments as of such date.
(d)Reimbursable Expenses. The Company shall pay to the Purchaser Agent all Reimbursable Expenses (including attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Closing Date, when due. It is the intention of the parties hereto that the Company shall pay Reimbursable Expenses directly; provided that, at the discretion of the Purchasers, Reimbursable Expenses may be deducted from the Purchaser Payments to the extent invoiced at least two (2) Business Days (or one (1) Business Day in the case of the First Payment) prior to such Purchaser Payment. In the event the Purchaser Agent or any Purchaser pays any of such expenses directly, the Company will promptly following invoice by Purchaser Agent or such Purchaser reimburse the Purchaser Agent or such Purchaser for such expenses.
(e)Payment Procedure; Currency Conversion. Any payments to be made by the Obligors to the Purchasers and/or Purchaser Agent hereunder or under any other Transaction Document shall be made in United States dollars by wire transfer of immediately available funds. All Revenue Interest Payments and other payments by the Obligors (other than payments in respect of Reimbursable Expenses and indemnification obligations pursuant to Section 8.04) shall be made to each Purchaser in accordance with its Pro Rata Portion. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the average of the buying and selling rates on the last five (5) Business Days of the calendar quarter to which such amounts pertain, as published by The Wall Street Journal, Internet Edition at www.wsj.com.
(f)Late Payments. All Revenue Interests and any other Obligations required to be paid to the Purchasers on each Payment Date but not paid when due (other than good faith underpayments subject to reconciliation pursuant to Section 2.02(a)(ii)) shall bear interest at a rate of the Prime Rate plus four percent

(4.00%) per annum (calculated on the basis of a three hundred sixty (360) day year and actual days elapsed) from the due date until paid in full or, if less, the maximum interest rate permitted by Applicable Law.
Section 2.03    Purchaser Payments; Conditions Precedent.
(a)Purchaser Payments. In each case subject to the applicable conditions precedent in clause (b), which may be waived by the Required Purchasers in their sole discretion:
(i)On the Closing Date, each Purchaser shall pay to the Company, and the Company shall accept, such Purchaser’s Pro Rata Portion of the First Payment (less any then unpaid Reimbursable Expenses) by wire transfer of immediately available funds.
(ii)On the Second Purchaser Payment Date, each Purchaser shall pay to the Company, and the Company shall accept, such Purchaser’s Pro Rata Portion of the Second Payment (less any then unpaid Reimbursable Expenses) by wire transfer of immediately available funds.
(b)Conditions Precedent.
(i)Conditions Precedent to the Closing Date and First Payment. The Company and each other Obligor, as applicable, shall have delivered to the Purchaser Agent:
(A)this Agreement, the Security Agreement, the Guaranty, the Disclosure Letter and any other Transaction Documents, duly executed by each applicable Obligor;
(B)an irrevocable Payment Notice in respect of the First Payment;
(C)insurance certificates in form and substance satisfactory to Purchaser Agent with respect to all property and general liability insurance policies of the Obligors;
(D)[reserved];
(E) [reserved];
(F)a secretary’s certificate executed by an officer of each Obligor attaching certified organizational documents, certificates of good standing and incumbency certificates of each Obligor and resolutions of the governing body of each Obligor authorizing such Obligor to enter into the Transaction Documents and perform the transactions contemplated thereby (including resolutions of the shareholders, if necessary under the applicable organizational documents to approve entry by an Obligor into the Transaction Documents);
(G)all other consents required (if any) by the Obligors under any Material Contracts Applicable Law, the organizational documents of the Obligors and Governmental Authorities;
(H)UCC Financing Statements in proper form for filing against each Obligor;
(I)short-form security agreements in respect of the Intellectual Property of each Obligor;
(J)one or more legal opinions of counsel to the Obligors;
(K)a completed Perfection Certificate, duly executed by the Company;

(L)the Option Agreement, duly executed by the Company;
(M)subordination agreement(s) in form and substance satisfactory to the Purchaser Agent in its sole discretion from the holders of the Existing Stockholder Indebtedness;
(N)copies of all Material Contracts, all amendments of such Material Contracts as of and through the Closing Date, the Dunkirk Lease and all documentation related or ancillary to the Dunkirk Lease and the Beike License Agreement;
(O)[reserved];
(P)evidence that (i) all Liens (other than Permitted Liens) will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements, control agreements and/or landlord consents and bailee waivers, have or will, concurrently with the making of the First Payment on the Closing Date, be terminated; and
(Q)such other items as the Purchaser Agent may reasonably request, in each case in form and substance satisfactory to the Purchaser Agent and duly executed by all parties thereto.
(ii)Conditions Precedent to the Second Payment.
(A)The First Payment shall have occurred;
(B)The FDA Approval Date shall have occurred on or prior to June 30, 2024; and
(C)If the Obligors elect to deliver a Second Payment Date Disclosure Notice, such Second Payment Date Disclosure Notice shall be satisfactory to the Purchaser Agent and the Purchasers in their sole discretion.
(iii)Conditions Precedent to each Purchaser Payment.
(A)The representations and warranties in Article III hereof shall be true, correct and complete in all material respects on the date of the Payment Notice (except with respect to any Payment Notice delivered prior to the Closing Date) and on the date of the applicable payment (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof); provided, further, that those representations and warranties expressly referring to a specific date shall be true, correct and complete in all material respects as of such date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof); provided, further, that solely in respect of the Second Payment, such representations and warranties shall be qualified by the matters disclosed in the Second Payment Date Disclosure Notice;
(B)No Put Option Event, nor event or circumstance that with the giving of notice or passage of time or both would constitute a Put Option Event, shall have occurred and be continuing;

(C)To the extent not deducted from the applicable Purchaser Payment, the Company shall have paid all Reimbursable Expenses then due in accordance with Section 2.02(d);
(D)With respect to the Second Payment, by 12:00 noon Eastern time fifteen (15) Business Days (or such shorter period as may be determined by Purchaser Agent and the Purchasers in their sole discretion) prior to the Second Purchaser Payment Date, the Company shall have delivered to Purchaser Agent a duly executed Payment Notice;
(E)Each of Purchaser Agent and the Purchasers determine to its satisfaction that there has not been any Material Adverse Effect;
(F)The Company shall have provided (i) updates to the information in the Perfection Certificate since the Closing Date or the most recent update thereto and (ii) all financial statements, reports or notices required to have been delivered under the Transaction Documents, including Section 5.02 of this Agreement;
(G)The Company shall have delivered to Purchaser Agent an officer’s certificate certifying as to the conditions in Section 2.03(b)(iii)(A) and (B); and
(H)The Purchaser Commitments shall not have expired.
The Purchaser Commitments shall terminate to the extent funded and shall terminate on the earliest of (A) the Second Purchaser Payment Date and (B)(1) if the FDA Approval Date has not occurred on or prior to June 30, 2024, June 30, 2024 or (2) if the FDA Approval Date has occurred on or prior to June 30, 2024, the date which is thirty (30) Business Days after the FDA Approval Date.
Notwithstanding the foregoing and anything else to the contrary herein, (A) promptly following the FDA Approval Date, the Company shall deliver to Purchaser Agent the items described in the preceding clauses (D), (F)(i) and (G) of this Section 2.03(b)(iii), and (B) Purchaser Agent and the Purchasers may at any time in their sole discretion, by written notice (such notice, a “Funding Election Notice”) to the Company with five (5) Business Days prior notice (or such shorter period to which the Company may agree in its sole discretion), designate the Second Purchaser Payment Date and fund the Second Payment, as applicable, on such date.
(c)Post-Closing Items.
(i)Within 30 days of the Closing Date, duly executed Control Agreements (or, with respect to any bank account of an Obligor located outside of the United States, other documentation satisfactory to Purchaser Agent in its sole discretion in order to provide Purchaser Agent with a first-priority perfected security interest in such account) in respect of each of the deposit accounts and securities accounts of each Obligor other than Excluded Accounts.
(ii)Within 10 Business Days of the Closing Date, additional insured or lenders’ loss payee endorsements, as applicable, in each case in favor of Purchaser Agent and in form and substance satisfactory to Purchaser Agent with respect to all property and general liability insurance policies of the Obligors.
(iii)Within 30 days of the Closing Date, a permanent record, in form reasonably satisfactory to Purchaser Agent, of all documents and materials uploaded to the Data Room related to the transactions contemplated by this Agreement prior to the Closing Date (e.g., a USB drive containing copies of such documents and deliverables).

(iv)Without limiting the application of Section 5.06(e), within 90 days of the Closing Date, the Obligors as of the Closing Date shall hold all of their cash and Cash Equivalents in bank accounts maintained at Globally Systemically Important Banks.
(v)For a period of at least 180 days following the Closing Date, the Company and its Subsidiaries shall use their commercially reasonable best efforts to deliver to Purchaser Agent a landlord waiver and collateral access agreement with regard to each of the Obligors’ locations set forth in the Perfection Certificate, except for the property located at 3805 Lake Shore Drive E, Dunkirk, NY 14048.
(vi)Within 90 days of the Closing Date, the Company and its Subsidiaries shall deliver to Purchaser Agent a leasehold mortgage or deed of trust, as applicable, in form and substance reasonably satisfactory to Purchaser Agent in favor of the Purchaser Agent for the benefit of the Purchasers with respect to the properties listed on Schedule 2.03(c)(vi) to the Disclosure Letter; provided, that such mortgages and deeds of trust shall not (i) require the Company and its Subsidiaries to restate (or bringdown) the representations set forth in Article 3 of this Agreement (other than representations and warranties customary for mortgages and deeds of trust) or (ii) include representations, covenants or conditions that conflict with or contravene the provisions of this Agreement.
(vii)Within 180 days of the Closing Date, the Company shall sell for cash the corporate bonds and European bonds listed on Schedule 5.11(a)(v) to the Disclosure Letter.
Section 2.04    No Assumed Obligations.
Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchasers are acquiring only the Revenue Interests and are not assuming any liability or obligation of the Company or any Affiliate of whatever nature, whether presently in existence or arising or asserted hereafter, whether under any Transaction Document or otherwise. All such liabilities and obligations shall be retained by and remain obligations and liabilities of the Company or their Affiliates (the “Excluded Liabilities”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to the Purchaser Agent and the Purchasers, that, except as disclosed in the Disclosure Letter and any Second Payment Date Disclosure Notice, as applicable, as of the Closing Date and the Second Purchaser Payment Date, as applicable, the following:
Section 3.01    Organization.
Each Obligor is a corporation, limited liability company or other corporate entity, as applicable, duly organized or incorporated (as applicable), validly existing, and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of its respective jurisdiction of organization. Each Obligor has all requisite corporate, limited liability company or other power, as applicable, licenses, authorizations, consents and approvals required to carry on its respective business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents. Each Obligor is duly qualified to do business as a foreign corporation, foreign limited liability company or other foreign entity, as applicable, and (to the extent the concept is applicable in such jurisdiction) is in good standing in every jurisdiction (other than its jurisdiction of organization) in which the failure to do so would be reasonably expected to have a Material Adverse Effect. As of the Closing Date, the Subsidiaries of the Company are listed on Schedule 3.01 to the Disclosure Letter.
Section 3.02    Authorization.
Each Obligor has all requisite corporate, limited liability company or other organizational power and authority to execute and deliver, and perform its obligations under, this Agreement, the Security Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereunder and thereunder, as applicable. The execution, delivery, and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, have been duly authorized by all necessary corporate, limited liability company or other organizational action on the part of such Obligor. Each Obligor has provided the Purchaser Agent with a copy of resolutions adopted by such Obligor’s Board authorizing the execution, delivery, and performance by such Obligor of this Agreement, the Security Agreement and each other Transaction Document and the consummation by such Obligor of the transactions contemplated by this Agreement, the Security Agreement and the other Transaction Documents.
Section 3.03    Enforceability.
This Agreement, the Security Agreement and the other Transaction Documents have been duly authorized, executed and delivered by each Obligor party thereto and constitute the valid and binding obligation of such entity, enforceable against such entity in accordance with its respective terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).
Section 3.04    [Reserved].
Section 3.05    Ownership.
(a)The Obligors exclusively own all of the Product Intellectual Property, Regulatory Filings and the Regulatory Approvals related to Anktiva free and clear of all Liens (other than Permitted Liens), and no license or covenant not to sue under any such Product Intellectual Property, or right of reference under any such Regulatory Filings, has been granted by any Obligor to any Third Party, except as set forth on Schedule 3.05(a)(i) to the Disclosure Letter. In addition, the Obligors own or hold a valid license granting rights to use, or have other rights to use, all of the Product Intellectual Property, Regulatory Filings and the Regulatory Approvals related to each other Included Product free and clear of all Liens (other than Permitted Liens), and no license or covenant not to sue under any such Product Intellectual Property, or right of reference under any such Regulatory Filings, has been granted by any Obligor to any Third Party, except for Permitted Licenses or as set forth on Schedule 3.05(a)(ii) to the Disclosure Letter. Any exclusive or commercial rights granted under the agreements listed on Schedule 3.05 to the Disclosure Letter are notated as such on such schedule.
(b)Except as set forth on Schedule 3.05(b)(i) to the Disclosure Letter or as permitted pursuant to this Agreement, no Obligor has Transferred or granted any Lien in respect of or agreed to Transfer or grant any Lien in respect of, any portion of the Revenue Interests or the Collateral. Except for the sale of the Revenue Interests pursuant hereto and as set forth on Schedule 3.05(b)(ii) to the Disclosure Letter, no Person other than the Company has any right to receive any payments in respect of Net Sales or revenues of the Included Products. The Company has the full right to sell, transfer, convey and assign to the Purchasers all of the Company’s rights, title and interests in and to the Revenue Interests pursuant to this Agreement without any requirement to obtain the consent of any Person, except such consents as are obtained at or prior to the Closing Date. At the Closing Date, Purchaser Agent shall have acquired good and valid rights and interests in and to all of the Revenue Interests, free and clear of any and all Liens, subject to the terms of this Agreement. Any agreements related to Anktiva and listed on Schedule 3.05(b) to the Disclosure Letter are notated as such on such schedule.
Section 3.06    Financial Statements; No Material Adverse Effect.
(a)The Audited Financial Statements and the Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (and except, in the case of the Interim Financial Statements, for the absence of footnotes and subject to year-end adjustments) and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (and except, in the case of the Interim Financial Statements, for the absence of footnotes and subject to year-end adjustments).
(b)[reserved].
(c)From the date of the Audited Financial Statements to and including the Closing Date, there has been no Transfer by the Company or any Subsidiary, voluntary or involuntary, of any material part of the business or property of the Company or any Subsidiary, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to the Company or any Subsidiary, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to Purchaser Agent and the Purchasers on or prior to the Closing Date.
(d)The financial statements delivered pursuant to Section 5.02(a)(i) and Section 5.02(a)(ii) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 5.02(a) and present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods covered thereby.
(e)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
Section 3.07    No Undisclosed Liabilities.
Except for (a) those liabilities identified in the Financial Statements (including the notes thereto) and/or in any current or periodic filing made by the Company with the SEC or incurred in the ordinary course of business since the date of the most recent Financial Statements; (b) Indebtedness permitted hereunder; or (c) those liabilities in connection with the Obligations under the Transaction Documents, there are no material liabilities of the Company or its Subsidiaries related to any Included Product, of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable.
Section 3.08    Solvency; No Fraudulent Transfer.
The Company and its Subsidiaries, taken as a whole, are not insolvent as defined in any statute of the United States Bankruptcy Code, the fraudulent conveyance or fraudulent transfer statutes of the State of Delaware or any other Bankruptcy Laws. After giving effect to the applicable Purchaser Payment on the Closing Date or the Second Purchaser Payment Date, as applicable, (a) the present fair saleable value of the Company’s and the Subsidiaries’ assets, taken as a whole, is greater than the total amount of liabilities of the Company and the Subsidiaries, taken as a whole, as such liabilities mature, (b) the Company and the Subsidiaries, taken as a whole, do not have unreasonably small capital with which to engage in their business, and (c) the Company and the Subsidiaries, taken as a whole, have not incurred, nor do they have present plans to or intend to incur, debts or liabilities beyond their ability to pay such debts or liabilities as they become absolute and matured. No transfer of property was or is being made by any Obligor and no obligation was or is being incurred by any Obligor in connection with the transactions contemplated by this Agreement or the other Transaction Documents with the intent to hinder, delay, or defraud either present or future creditors of such Obligor.
Section 3.09    Litigation.
(I) Other than as set forth on Schedule 3.09(I) to the Disclosure Letter, no Obligor is a party to or has received any written notice of (a) any action, suit, arbitration proceeding, claim, investigation or other proceeding (whether administrative, judicial or otherwise) pending or, to the Knowledge of the Obligors, threatened against the Company or any of its Subsidiaries, or (b) any governmental inquiry pending or, to the Knowledge of the Obligors, threatened against the Company or any of its Subsidiaries, in each case with respect to clauses (a) and (b) above, which would, individually or in the aggregate, if determined adversely, reasonably be expected to have a Material Adverse Effect and (II) other than as set forth on Schedule 3.09(II) to the Disclosure Letter, there is no action, suit, arbitration proceeding, claim, investigation, governmental inquiry or other proceeding (whether administrative, judicial or otherwise) pending or, to the Knowledge of the Obligors, threatened against the Company, any Subsidiary or any other Person relating to the Revenue Interests, any Included Product or any other Product Asset.
Section 3.10    Compliance with Laws.
Neither the Company nor any Subsidiary (a) is in violation of, has violated, or to the Knowledge of the Obligors, is under investigation with respect to, or (b) has been threatened to be charged with or been given notice of any violation of any law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license entered by any Governmental Authority applicable to, the Company or any of its Subsidiaries, the Revenue Interests or the Included Products or any other Product Asset, in each case which could reasonably be expected to have a Material Adverse Effect.
Section 3.11    Conflicts; Adverse Agreements.
Except as set forth on Schedule 3.11 to the Disclosure Letter, neither the execution and delivery of any of this Agreement or the other Transaction Documents to which any Obligor is a party nor the performance or consummation of the transactions contemplated hereby or thereby will: (a) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (i) any law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Company or any Subsidiary or any of their respective assets or properties may be subject or bound; or (ii) any contract, agreement, commitment or instrument to which the Company or any Subsidiary is a party or by which the Company or its Subsidiary or any of their respective assets or properties is bound or committed; (b) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the articles or certificate of incorporation or bylaws (or other organizational or constitutional documents) of the Company or any Subsidiary; (c) except for the filing of the UCC Financing Statements and any other notices of security or notices of charge required hereunder and filings with the United States Patent and Trademark Office and/or the United States Copyright Office, require any notification to, filing with, or consent of, any Person or Governmental Authority, except such consents that are obtained, notices provided, and/or filings made, in each case, at or prior to the Closing Date; (d) give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, any Subsidiary or any other Person or; (e) give rise to any loss of any benefit relating to the Revenue Interests; or (f) other than pursuant to this Agreement or any other Transaction Document, result in the creation or imposition of any Lien on (i) the assets or properties of the Company or any Subsidiaries or (ii) the Revenue Interests or any Collateral except, in the case of the foregoing clauses (a), (c) or (d), as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. No Obligor or any of its Subsidiaries is a party to any contractual obligation or subject to any restriction or limitation in any organizational document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.
Section 3.12    Intellectual Property.
(a)Schedule 3.12(a) to the Disclosure Letter sets forth, as of the Closing Date, true, correct and complete list of all (i) Patents and utility models, (ii) trade names, registered trademarks, registered service marks, and applications for trademark registration or service mark registration, (iii) registered copyrights and (iv) domain name registrations and websites, in each case with respect to clauses (i), (ii), (iii) and (iv) above in this clause (a) that are material Product Intellectual Property. Except as disclosed therein, to the Knowledge of the Obligors, each issued Patent and trademark listed on Schedule 3.12(a) to the Disclosure Letter is valid, enforceable and subsisting and has not lapsed, expired, been cancelled or become abandoned, except in the ordinary course of business or where such lapse or abandonment would not reasonably be likely to result in a Material Adverse Effect.
(b)Except for Product Intellectual Property licensed to or owned by any Obligor and set forth on Schedule 3.12(b) to the Disclosure Letter, to the Knowledge of the Obligors, no other Intellectual Property is necessary to use, Develop, Manufacture, import or Commercialize the Included Products. To the Knowledge of the Obligors, the use, Development, Manufacture, import or Commercialization of the Included Products do not and will not infringe any Patents or misappropriate any other Intellectual Property that is owned or controlled by a Third Party.
(c)To the Knowledge of the Obligors, there are no unpaid maintenance, annuity or renewal fees currently overdue for any of the Patents that constitute Product Intellectual Property or which claim or cover compositions of matter, formulation, method of use, method of manufacture and/or processes which relate to the Included Products, or that are otherwise material to the business of the Obligors and their Subsidiaries, and that are owned by or licensed to any Obligor or Subsidiary (“Material Patents”).
(d)Except as set forth in Schedule 3.12(d) to the Disclosure Letter, there is, and has been, no pending, decided or settled opposition, interference proceeding, reexamination proceeding, cancellation proceeding, injunction, claim, lawsuit, declaratory judgment, administrative post-grant review proceeding, other administrative or judicial proceeding, hearing, investigation, complaint, arbitration, mediation, International Trade Commission investigation, decree, or any other filed claim (collectively referred to hereinafter as “Disputes”) related to any of the Material Patents nor has any such Dispute been threatened in writing challenging the legality, validity, enforceability or ownership of any Material Patents. There are no Disputes by any Person or Third Party against any Obligor or any of their respective Subsidiaries, and no Obligor nor any Subsidiary thereof has received any written notice or claim of any such Dispute as pertaining to the Included Products.
(e)The Obligors and their Subsidiaries have taken commercially reasonable measures and precautions to protect and maintain (i) the confidentiality of all trade secrets with respect to the Included Products that it owns or exclusively licenses and (ii) the value of all Intellectual Property related to the

Included Products, except where such failure to take action would not reasonably be expected to have a Material Adverse Effect.
(f)No material trade secret of the Obligors or any of their respective Subsidiaries with respect to the Included Products has been published or disclosed to any Person except pursuant to a written agreement requiring such Person to keep such trade secret confidential, except where such disclosure would not reasonably be expected to have a Material Adverse Effect.
Section 3.13    Regulatory Approvals; Anktiva.
(a)The Obligors and their Subsidiaries have made available to Purchaser Agent any written reports or other written communications received by them or, to the actual knowledge of the Knowledge Persons, by any Affiliates and Licensees of the Obligors and their Subsidiaries, from a Governmental Authority that would indicate that any Regulatory Agency (i) is likely to revise or revoke any current Clinical Trial Application filed with any Regulatory Agency with respect to Anktiva or Regulatory Approval granted by any Regulatory Agency with respect to Anktiva, or may reject any filing of a Clinical Trial Application or not grant Regulatory Approval for Anktiva, (ii) is likely to pursue any material compliance actions against any Obligor or any of the Obligors’ Affiliates or Licensees, or (iii) except as would not reasonably be expected to result in a Material Adverse Effect, has any concerns with Anktiva. To the Knowledge of the Obligors there are no other facts or circumstances that could reasonably be expected to (A) indicate that any of the events specified in the immediately preceding clauses (i), (ii) or (iii) may occur or (B) cause the Obligors or any of their respective Affiliates or Licensees to voluntarily revise, withdraw or not apply for any Clinical Trial Application or Regulatory Approval for Anktiva.
(b)The Obligors and their Subsidiaries possess all Clinical Trial Applications and Regulatory Approvals issued or required by the Regulatory Agency, which are necessary to conduct the business relating to Anktiva, including to conduct the current Clinical Trials relating to Anktiva, and no Obligor nor any of the Obligors’ Subsidiaries, nor, to the actual knowledge of the Knowledge Persons, any of the Obligors’ Affiliates or Licensees, has received any notice of proceedings relating to, and there are no facts or circumstances to the Knowledge of the Obligors that could reasonably be expected to lead to, the revocation, suspension, termination or modification of any such Clinical Trial Applications or Regulatory Approvals. All Clinical Trial Applications and applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Regulatory Approval from the FDA or other Regulatory Agency relating to the Obligors or any of their Subsidiaries, their business operations and Anktiva, when submitted to the FDA or other Regulatory Agency were true, complete and correct in all material respects as of the date of submission or any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA or other Regulatory Agency. None of the officers or directors, or, to the Knowledge of the Obligors, employees or Affiliates of any Obligor or any Affiliate or Licensee of any Obligor or any agent or consultant of any such Person has (i) made an untrue statement of material fact or fraudulent statement to any Regulatory Agency or failed to disclose a material fact required to be disclosed to a Regulatory Agency; or (ii) committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991).
(c)The Obligors and their Subsidiaries and, to the actual knowledge of the Knowledge Persons, the Obligors’ Affiliates and Licensees, are in compliance with, and have complied with, all applicable federal, state, local and foreign laws, rules, regulations, standards, orders and decrees governing its business, including all regulations promulgated by each Regulatory Agency, the failure of compliance with which could reasonably be expected to result in a Material Adverse Effect; the Obligors and their

Subsidiaries and, to the actual knowledge of the Knowledge Persons, the Obligors’ Affiliates and Licensees, have not received any notice citing action or inaction by any of them that would constitute any non-compliance with any applicable federal, state, local and foreign laws, rules, regulations, or standards, which could reasonably be expected to result in a Material Adverse Effect; and to the Knowledge of the Obligors, no prospective change in any applicable federal, state, local or foreign laws, rules, regulations or standards has been adopted which, when made effective, could reasonably be expected to result in a Material Adverse Effect.
(d)Except as set forth in Schedule 3.13(d) to the Disclosure Letter, (i) all preclinical and Clinical Trials conducted by or on behalf of the Obligors or their Subsidiaries or, to the actual knowledge of the Knowledge Persons, the Obligors’ Affiliates or Licensees, relating to Anktiva were conducted in all material respects in compliance with Applicable Law and, in all material respects, in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards, (ii) the descriptions and the results of such trials provided to Purchaser Agent are accurate in all material respects and (iii) no Obligor nor any of their Subsidiaries nor, to the actual knowledge of the Knowledge Persons, the Obligors’ Affiliates and Licensees, has received any notices or correspondence from any Regulatory Agency or comparable authority requiring the termination, suspension, or modification or clinical hold of any Clinical Trials conducted by or on behalf of such Obligor or its Affiliates and Licensees.
(e)No Obligor nor any of the Obligors’ Subsidiaries nor, to the actual knowledge of the Knowledge Persons, the Obligors’ Affiliates or Licensees, have received any notices from, or had any written or oral communications with, (i) any Governmental Authority or (ii) any pricing and reimbursement representative of any Person, in each case exercising authority with respect to pricing and reimbursement for Anktiva, that have resulted in, or could reasonably be expected to result in, any non-coverage decision in respect of, or material reduction in the expected pricing of, Anktiva.
(f)Except as set forth in Schedule 3.13(f) to the Disclosure Letter, all manufacturing operations conducted by or on behalf of the Obligors and their Subsidiaries and, to the actual knowledge of the Knowledge Persons, the Obligors’ Affiliates and Licensees, relating to Anktiva have been and are being conducted in compliance with, as applicable, current good manufacturing practices set forth in 21 C.F.R. Parts 210 and 211 and applicable FDA guidance documents. Without limiting the generality of the foregoing, as of the Closing Date, to the Knowledge of the Obligors, neither any Obligor nor any of their Subsidiaries nor, to the actual knowledge of the Knowledge Persons, any Affiliate or Licensee of the Obligors has received any written notice from any applicable Governmental Authority, including the FDA, that such Governmental Authority is conducting an investigation or review of (i) the Obligors’ and their Affiliates’ or Licensees’ (or any third party contractors therefor) manufacturing facilities, manufacturing or other processes, or marketing and sales, in each case which have identified any material deficiencies or violations of Applicable Laws or the permits related to the manufacture, marketing and/or sales of Anktiva that could reasonably be expected to result in a Material Adverse Effect, or (ii) any such Regulatory Approval that could be reasonably expected to result in a revocation or withdrawal of such Regulatory Approval, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing, manufacturing, marketing or sales of Anktiva by any Obligor or any of the Obligors’ Affiliates or Licensees should cease or that Anktiva should be withdrawn from the marketplace. No Obligor nor any Subsidiary nor, to the actual knowledge of the Knowledge Persons, any Affiliate or Licensee of any Obligor, has experienced any significant failures in manufacturing Anktiva for commercial sale or use in Clinical Trials that has had or could reasonably be expected to have, if such failure occurred again, a Material Adverse Effect.
(g)No Obligor, nor any Subsidiary of any Obligor, nor their respective officers, employees or agents, nor, to the actual knowledge of the Knowledge Persons, any Affiliate or Licensee of any Obligor,

has been convicted of any crime or engaged in any conduct for which (i) debarment is mandated by 21 U.S.C. § 335a(a) or authorized by 21 U.S.C. § 335a(b); or (ii) exclusion is required pursuant to 42 U.S.C. § 1320a-7b and related regulations, nor is any such debarment or exclusion threatened or pending.
(h)No Obligor, nor any Subsidiary of any Obligor, nor, to the actual knowledge of the Knowledge Persons, any Affiliate or Licensee of any Obligor, has received from the FDA, a warning letter, Form FDA-483, “Untitled Letter,” or similar written correspondence or notice alleging violations of laws and regulations enforced by the FDA, or any comparable correspondence from any other Governmental Authority, the subject of which communication is unresolved and if determined adversely to such Obligor, Affiliate or Licensee could reasonably be expected to have a Material Adverse Effect.
(i)(i) There have been no Safety Notices, (ii) to the Knowledge of the Obligors, there are no unresolved material product complaints which could reasonably be expected to have a Material Adverse Effect, and (iii) to the Knowledge of the Obligors, there are no facts that would be reasonably likely to result in (A) a material Safety Notice, (B) a material change in the labeling of Anktiva, or (C) a termination or suspension of marketing of Anktiva.
(j)The Obligors and their Subsidiaries and, to the actual knowledge of the Knowledge Persons, the Obligors’ Affiliates and Licensees, are in material compliance with all applicable federal, state and local laws and regulations regarding the privacy and security of health information and electronic transactions, including the Health Insurance Portability and Accountability Act (HIPAA), and has implemented adequate policies, procedures and training designed to assure continued compliance and to detect non-compliance.
(k)The Obligors have made available to the Purchaser Agent all Clinical Trial Applications and Regulatory Approvals and all material correspondence with Governmental Authorities (including the FDA) with respect to such Clinical Trial Applications and Regulatory Approvals, in each case with respect to Anktiva for treatment of BCG-unresponsive non-muscle invasive bladder carcinoma in situ and all requested documents related to Anktiva for treatment of BCG-unresponsive non-muscle invasive bladder carcinoma in situ, in each case in the possession and control of the Obligors or their Subsidiaries. The Obligors have not withheld any document or information that could reasonably be considered to be material to the Purchasers’ decision to provide the financing contemplated by this Agreement.
Section 3.14    Material Contracts.
Schedule 3.14 to the Disclosure Letter (which may be updated by the Obligors from time to time by written notice to the Purchaser Agent) sets forth a true and complete list of all Material Contracts. The Obligors have made available to Purchaser Agent correct and complete copies of all Material Contracts, the Beike License Agreement, and of the Dunkirk Lease and all documents related or ancillary thereto. Neither the Company nor any Subsidiary of the Company is in breach of any Material Contract or in default under any Material Contract which breach or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. There is no event or circumstance that with notice or lapse of time, or both, could reasonably be expected to (a) constitute a material breach or default by the Company and/or its Subsidiaries or (to the Knowledge of the Obligors) any other party under any Material Contract, (b) give any other party to any Material Contract the right to accelerate the maturity or performance of any Material Contract or (c) give any Person the right to cancel, terminate or modify any Material Contract. To the Knowledge of the Obligors, nothing has occurred and no condition exists that would permit any other party thereto to terminate any Material Contract. Neither the Company nor its Subsidiaries has received any notice or, to the Knowledge of the Obligors, any threat of termination of any such Material Contract. To the Knowledge of the Obligors, no other party to a Material Contract is in material breach of or in material default under such Material Contract. All Material Contracts are valid and binding on the Company and its

Subsidiaries, as applicable and, to the Knowledge of the Obligors, on each other party thereto, and are in full force and effect.
Section 3.15    Perfection Certificate.
In connection with this Agreement, the Company on behalf of itself and each other Obligor has delivered to Purchaser Agent a completed Perfection Certificate. The Perfection Certificate accurately sets forth (a) each Obligor’s exact legal name, organization type and jurisdiction, and organizational or company identification number (or accurately states that such Obligor has none); and (b) each Obligor’s place of business, or, if more than one, its chief executive office or principal place of business, as applicable, as well as each Obligor’s mailing address (if different than its chief executive office). Except as noted in the Perfection Certificate, each Obligor (and each of its respective predecessors) have not, in the past five (5) years, changed its jurisdiction of organization or incorporation, organizational structure or type, or any organizational or company number assigned by its jurisdiction. All other information set forth on the Perfection Certificate pertaining to the Obligors and the Subsidiaries, is true, correct and complete in all material respects.
Section 3.16    Customers and Suppliers.
There exists no actual or, to the Knowledge of the Obligors, threatened (in writing) termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Obligor, on the one hand, and any customer or any group thereof, on the other hand, or (ii) any Obligor, on the one hand, and any supplier or any group thereof, on the other hand, in either case, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 3.17    Perfection; Subordination.
The Transaction Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, securing the Obligations, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Transaction Documents perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions). The claims and rights of the Purchaser Agent and the Purchasers created by any Transaction Document are not and shall not be subordinated to any creditor of any Obligor or any other Person, and the Liens created pursuant to the Transaction Documents will have first ranking priority and will not be subject to any prior ranking or pari passu ranking Lien other than Permitted Priority Liens.
Section 3.18    Insurance.
There are in full force and effect insurance policies maintained by reputable insurance companies in accordance with standards customary for companies such as the Obligors, with coverage of the Company and each of its Subsidiaries in amounts customary for companies of comparable size and condition similarly situated in the same industry as, subject only to such exclusions and deductible items as are usual and customary in insurance policies of such type.
Section 3.19    Tax.
Each of the Company and its Subsidiaries has timely filed all Tax Returns and has paid all Taxes prior to delinquency, except to the extent such Tax Returns or Taxes (a) are being contested in good faith by appropriate proceedings diligently conducted and with appropriate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse

Effect. There are no Liens in respect of Taxes applicable to the Company or any of its Subsidiaries except Permitted Liens.
Section 3.20    SEC Reports.
All reports required to be filed by the Company under the Exchange Act have been duly filed, were in substantial compliance with the requirements of their respective forms, and did not, as of the date filed, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made therein in light of the circumstances under which they were made not misleading.
Section 3.21    Investment Company Act.
None of the Company or any of its Subsidiaries is required to register as an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.
Section 3.22    OFAC; Anti-Terrorism Laws.
(a)None of the Company, any Subsidiary of the Company nor, to the Knowledge of the Obligors, any Affiliate is a Person that is, or is owned or controlled by persons that are (i) the subject of any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Sanctions Authority (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is the subject of Sanctions.
(b)Each of the Company, its Subsidiaries and respective directors, officers and employees and, to the Knowledge of the Obligors, the agents and Affiliates of the Company and its Subsidiaries are in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and are in compliance in all material respects with all applicable Sanctions and any other applicable anti-corruption law. The Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption law.

Section 3.23    Broker’s Fees.
Except for any commission or broker’s fee set forth on Schedule 3.23 to the Disclosure Letter, the Company and its Subsidiaries have not taken any action that would entitle any Person to any commission or broker’s fee in connection with this Agreement.
Section 3.24    Put Option Event.
No Put Option Event has occurred and is continuing, and no event has occurred and is continuing which, with the giving of notice or passage of time, or both, would constitute a Put Option Event.
Section 3.25    Disclosure.
The Obligors have disclosed to the Purchasers all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, in each case, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. All information heretofore furnished to the Purchaser Agent or any Purchaser by or on behalf of the Company for purposes of or in connection with any Transaction Document or any transaction contemplated hereby, including with respect to Clinical Trial Applications and Regulatory Approvals, after giving effect to all supplements thereto made prior to the Closing Date or the Second Purchaser Payment Date, as applicable, is or will be, true, complete and correct in every material respect, and no report, financial statement, certificate or other information furnished (whether written or oral) by or on behalf of the Company or its Subsidiaries to the Purchasers in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Transaction Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case, as of the time so made or furnished; provided, that, with respect to financial projections, estimates, budgets or other forward-looking information, the Company and its Subsidiaries represent only that such information was prepared in good faith based upon assumptions believed by the Obligors to be reasonable at the time such information was prepared (it being understood that (a) such information is as to future events, is not to be viewed as facts, and is subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and its Subsidiaries, (b) no assurance can be given that any particular projection, estimate, budget or forecast will be realized and (c) actual results during the period or periods covered by any such projections, estimate, budgets or forecasts may differ significantly from the projected results and such differences may be material).
Section 3.26    ERISA Compliance, Employee and Labor Matters; Pension Matters.
(a)Except as could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the Knowledge of the Obligors, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)There are no pending or, to the Knowledge of the Obligors, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.
(c)No ERISA Event has occurred, and no Obligor nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.
(d)The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount. As of the most recent valuation date for each Multiemployer Plan, the potential liability of any Obligor or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero.
(e)To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all Applicable Law and has been maintained, where required,

in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has incurred or could reasonably be expected to incur any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Company or any of its Subsidiaries, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.
(f)Neither the Company nor any of its Subsidiaries has any liability under ERISA or the Code with respect to any citizen of the United States who performs services outside of the United States.
(g)As of the Closing Date, and except as disclosed to Purchaser Agent in writing after the Closing Date, there are no collective bargaining agreements covering employees of any Obligor or any of its Subsidiaries.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
Each Purchaser represents and warrants to the Company, as of the Closing Date and on the Second Purchaser Payment Date, the following:
Section 4.01    Organization.
Such Purchaser is a duly organized and validly existing under the laws of its jurisdiction of organization.
Section 4.02    Authorization.
Such Purchaser has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been duly authorized, executed and delivered by such Purchaser and each Transaction Document constitutes the valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.
Section 4.03    Broker’s Fees.
Such Purchaser has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.
Section 4.04    Conflicts.
Neither the execution and delivery of this Agreement or any other Transaction Document to which such Purchaser is a party nor the performance or consummation of the transactions contemplated hereby or thereby will: (a) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (i) any law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which such Purchaser or any of its assets or properties may be subject or bound; or (ii) any contract, agreement, commitment or instrument to which such Purchaser is a party or by which such Purchaser or any of its assets or properties is bound or committed; (b) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the organizational or constitutional documents of such Purchaser; or (c) require any notification to, filing with, or consent of, any Person or Governmental Authority, except, in the case of the foregoing clauses (a) or (c), as would not, individually or in the aggregate, have a material adverse effect on the ability of such Purchaser to perform any of its obligations under the Transaction Documents.
Section 4.05    Financing.
Each Purchaser has sufficient funds (or sufficient commitments from its investors to provide funds) available to make its Pro Rata Portion of the Purchaser Payments.
ARTICLE V
COVENANTS
From the date hereof through and including the end of the Revenue Interest Period, the following covenants shall apply:
Section 5.01    Notices; Access; Information.
(a)Notices. The Obligors shall provide the written notice to the Purchaser Agent and the Purchasers of the following events:
(i)Promptly (and in any event within two (2) Business Days) upon Knowledge thereof, the occurrence of any Put Option Event, any event which, with the giving of notice or passage of time, or both, would constitute a Put Option Event, or any breach or default by any Obligor or Subsidiary of any covenant, agreement or other provision of this Agreement or any other Transaction Document;
(ii)Promptly (and in any event within two (2) Business Days) upon Knowledge thereof, the occurrence of any Material Adverse Effect or any event which could reasonably be expected to have a Material Adverse Effect;
(iii)Within five (5) Business Days upon (A) entry into any new Material Contract or amendment to any Material Contract, the Beike License Agreement or the Dunkirk Lease, which notice shall attach a copy of such Material Contract or amendment and, unless the Obligors have already publicly disclosed such information, set forth the material terms of such Material Contract or amendment with a description of its likely impact on the Company’s and its Subsidiaries’ business or financial condition or (B) (x) receipt of written notice of, or otherwise obtaining Knowledge of, any default or event of default under, or (y) any termination (other than expiration in accordance with its terms) of, any Material Contract, the Beike License Agreement or the Dunkirk Lease;
(iv)Promptly (and in any event within five (5) Business Days) upon Knowledge thereof, any litigation or proceedings to which the Company or any Subsidiary is a party or which could reasonably be expected to have a Material Adverse Effect or which challenge the validity of the Transaction Documents or any of the transactions contemplated therein

(v)Promptly (and in any event within five (5) Business Days) upon Knowledge thereof, the occurrence of (i) a manufacturing disruption which has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the level of Net Sales of the Included Products or (ii) any circumstance, event or condition that has resulted in, or could reasonably be expected to result in, a recall of any Included Product;
(vi)Promptly (and in any event within five (5) Business Days) (A) upon Knowledge thereof, (i) any infringement by any Included Product of any Intellectual Property of a Third Party, (ii) any infringement by any Third Party of any Product Intellectual Property and (iii) any infringement by a Third Party of any other Intellectual Property material to the conduct of the Obligors’ business, and (B) after receipt of any written notice from a Third Party alleging or claiming that the making, having made, using, importing, offering for sale, or selling of any Included Product in the Covered Territory infringes any Patents of such Third Party, a copy of such notice;
(vii)Promptly (and in any event within five (5) Business Days of the occurrence thereof), the Company’s submission to the FDA (or any foreign equivalent) of any application for any Regulatory Approval of an Included Product in the Covered Territory, and/or the acceptance for review by the FDA (or such foreign equivalent) of such application;
(viii)Promptly (and in any event within five (5) Business Days of the occurrence thereof), the FDA Approval Date or any Obligor’s receipt of any other Regulatory Approval of an Included Product in the Covered Territory;
(ix)Promptly (and in any event within five (5) Business Days) of the receipt, (a) prior to the Milestone, any material written communication from the FDA, and (b) from and after the occurrence of the Milestone, any material written communication from the FDA regarding Anktiva;
(x)Promptly (and in any event within five (5) Business Days), (a) prior to the Milestone, receipt of material data with respect to any Clinical Trial, or any other material update with respect to any Clinical Trial, together with a copy of such data and any other relevant materials, and (b) from and after the occurrence of the Milestone, receipt of material data with respect to any Clinical Trial regarding Anktiva, or any other material update with respect to any Clinical Trial regarding Anktiva, together with a copy of such data and any other relevant materials;
(xi)Not less than ten (10) calendar days prior thereto, any change in, or amendment or alteration of, any Obligor’s legal name, form of legal entity or jurisdiction of organization, or any change in the address for the chief executive office of any Obligor;
(xii)To the extent permitted by Applicable Law, promptly following receipt by any Obligor or any Subsidiary of any written notice, claim or demand challenging the legality, validity, enforceability or ownership of any Intellectual Property of any Obligor or Subsidiary or pursuant to which any Third Party commences or threatens any action, suit or other proceeding against such Obligor or Subsidiary and relating to (a) prior to the Milestone, any Included Product, and (b) from and after the occurrence of the Milestone, Anktiva, the Obligors shall (i) inform the Purchasers in writing of such receipt and (ii) furnish the Purchasers with a copy of such notice, claim or demand, or if such notice is not in writing, furnish to the Purchasers a written summary describing in reasonable detail the contents thereof;
(xiii)Promptly (and in any event, within five (5) Business Days), any material change in accounting policies or financial reporting practices by the Company or any Subsidiary;

(xiv)As soon as possible, and in any event within ten (10) Business Days after the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $2,500,000; and
(xv)Not less than fifteen (15) Business Days prior thereto, any Change of Control.
Any documents required to be delivered pursuant to this Section 5.01(a) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Obligors have (A) posted such documents on an electronic data room to which Purchaser Agent and the Purchasers have sole access and the contents of which Purchaser Agent and the Purchasers have unrestricted ability to view, download and print and (B) notified Purchaser Agent and the Purchasers in writing of the availability of each such document, including a detailed description of the location of such document in the data room and which specific provision(s) and/or requirement(s) of this Agreement such document relates.
(b)Maintenance of Books and Records. Each of the Obligors shall keep and maintain, cause its Subsidiaries to keep and maintain, and use commercially reasonable efforts to cause its Affiliates and Licensees to keep and maintain, at all times, full and accurate books of account and records adequate to correctly reflect (and in sufficient detail to permit the Purchaser Agent to confirm the accuracy of) all payments paid and/or payable with respect to the Revenue Interests. Such records shall be kept and maintained for a minimum of seven (7) years from the end of the calendar year to which they pertain.
(c)Inspections and Audits. The Obligors shall, and shall cause their Subsidiaries to, at the sole cost of the Obligors, allow Purchaser Agent, during regular business hours upon reasonable prior written notice, to visit and inspect any of the Obligors’ and their Subsidiaries’ offices and properties where the Obligors and their Subsidiaries keep and maintain their books and records relating or pertaining to the Revenue Interests and the Collateral for purposes of conducting an audit of such books and records, to examine and make abstracts or copies from any such books and records, to conduct a collateral audit and analysis of its operations and the Collateral and to conduct an audit of Net Sales. Such audits shall be conducted no more often than once every year unless (and more frequently if) a Put Option Event has occurred and is continuing. The Obligors shall include in all Out-Licenses it enters into after the Closing Date provisions permitting them to audit such Licensee and shall use commercially reasonable efforts to include terms and conditions consistent in all material respects with the Purchasers’ rights to audit Company set forth in this Section 5.01(c), and each Obligor will exercise all applicable rights under such provisions, and share with Purchaser Agent the results of such inspections and audits, promptly upon written request from Purchaser Agent to do so.
(d)Purchaser Meetings. During the Revenue Interest Period, the Purchasers shall be entitled to a quarterly update call or meeting (in person, via teleconference or videoconference or at a location designated by the Purchaser Agent) to discuss the reports delivered by the Obligors pursuant to Section 5.02(a) and the progress of sales and product development and marketing efforts made by the Obligors, the status and the historical and potential performance of the Included Products, any regulatory developments or such other matters that the Purchasers deem appropriate. Notwithstanding the foregoing, after the occurrence and during the continuance of a Put Option Event, the Required Purchasers shall have the right, as often, at such times and with such prior notice, as the Required Purchasers shall determine, in their reasonable discretion, to have such update meetings or inspect any records and operations of the Obligors and their Subsidiaries.
Section 5.02    Reports.

(a)Periodic Reports. The Obligors shall deliver to the Purchaser Agent the following financial statements, reports and certificates:
(i)as soon as available, but no later than forty-five (45) days after the last day of the first three calendar quarters of each fiscal year, (A) a company prepared unaudited balance sheet of the Company and its Subsidiaries as of such quarter end and the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock (if applicable), redeemable common stock (if applicable) and stockholders’ equity (deficit) and cash flows for the three (3) month period then ended certified by the chief financial officer of the Company, all prepared in accordance with GAAP, subject to normal year-end audit adjustments and the absence of disclosures normally made in footnotes, (B) a statement, on a country-by-country and Included Product-by-Included Product basis, of the amount of gross sales and Net Sales of Included Products during the applicable fiscal quarter (including details of the deductions from gross sales taken in accordance with the definition of Net Sales), the calculation of the Applicable Percentage, the calculation of the amount of Revenue Interest Payment due on such sales for such fiscal quarter, and the exchange rates used, if applicable and (C) a duly completed Compliance Certificate signed by the chief financial officer of the Company;
(ii)as soon as available, but no later than ninety (90) days after the last day of each calendar year, audited consolidated balance sheets of the Company as of such year end and the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock (if applicable), redeemable common stock (if applicable) and stockholders’ equity (deficit) and cash flows for the year then ended, prepared under GAAP, consistently applied, together with a report and opinion on the financial statements and on internal controls and procedures, if available, from any “Big 4” accounting firm or any other independent certified public accounting firm acceptable to the Purchaser Agent in its reasonable discretion (which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualification, emphasis of matter or statement as to “going concern” or scope of audit, except for qualifications or statements relating to (i) such qualification, emphasis of matter or statement related to the impending maturity of the Obligations and/or (ii) changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Company’s independent certified public accountants), together with a duly completed Compliance Certificate signed by the chief financial officer of the Company;
(iii)promptly following the end of each calendar quarter, but in any event, in each case, no later than forty-five (45) calendar days after the end of such calendar quarter, as applicable, a reasonably detailed quarterly report (the “Quarterly Report”) setting forth, with respect to such same period, (a) the Clinical Updates, the Regulatory Updates, the Commercial Updates, the Intellectual Property Updates, and any transactions with Affiliates, (b) updates to the Perfection Certificate to reflect any amendments, modifications and updates, if any, to the information in the Perfection Certificate since the Closing Date or the most recent update thereto (to the extent not covered in the Intellectual Property Update), (c) cash flow projections for the four quarter period following such fiscal quarter set forth in a quarter by quarter format, and (d) a financial “DashBoard” report which shall include unrestricted cash and Cash Equivalents, marketable securities, revenue for the reporting quarter, and year-to-date revenue (provided that the Obligors shall also provide Purchaser Agent with such additional information regarding the updates included in each such Quarterly Report as Purchaser Agent may reasonably request from time to time). The Obligors shall prepare and maintain and shall use commercially reasonable efforts to cause their respective Licensees to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Quarterly Report. In addition, the Obligors shall provide the Purchaser Agent with a written or telephonic update within ten (10) Business Days following (1)

any material development with respect to any prior (i) Clinical Update, (ii) the Regulatory Update, (iii) Commercial Update or (iv) Intellectual Property Update and (2) any serious adverse event in the Clinical Trials;
(iv)as soon as practicable, and in any event not later than forty-five (45) days after the commencement of each fiscal year of the Company, beginning with the fiscal year commencing January 1, 2024, an annual business plan and budget of the Company and its Subsidiaries on a consolidated basis for the then current fiscal year containing, among other things, projections for each quarter of such fiscal year, all approved by the Board of the Company;
(v)no later than five (5) days after each regularly-scheduled quarterly meeting of the Board of the Company or any Subsidiary, the board kit and other materials delivered to the directors in connection with any such meeting; provided that, (1) such materials may be redacted to information relating to the potential refinancing of the obligations under this Agreement or repurchase of the Revenue Interests, and (2) if the Obligors, upon the advice of counsel, reasonably determine that any such information constitutes attorney-client privileged information and the disclosure thereof would adversely impair the attorney-client privilege between the Obligors and such counsel with respect to such information, then the Obligors will permit the Purchaser Agent and the Purchasers to enter into a customary common interest agreement with respect to such information and, unless and until the Purchaser Agent and the Purchasers have entered into such agreement, the Obligors shall be entitled to withhold delivery of, or redact, any such information (and only such information) from the Purchaser Agent and the Purchasers; provided that the Obligors shall disclose that the information is being withheld on the foregoing basis;
(vi)without limiting the generality of the above clause (v), promptly after any reasonable request by the Purchaser, copies of any detailed audit reports, management letters or recommendations submitted to the Board (or the audit committee of the Board) by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;
(vii)promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of the Company or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement;
(viii)promptly, and in any event within five (5) Business Days after receipt thereof by the Company or any Subsidiary thereof, copies of each written notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other material inquiry by such agency regarding financial or other operational results of the Company or any Subsidiary;
(ix)as soon as practicable upon the reasonable request of the Purchasers, copies of the most recent monthly statements for each deposit account, securities account and other bank account of the Company and its Subsidiaries; and
(x)promptly upon request, such other information as Purchaser Agent may from time to time reasonably request; provided that, if the Obligors, upon the advice of counsel, reasonably determine that any such information constitutes attorney-client privileged information and the disclosure thereof would adversely impair the attorney-client privilege between the Obligors and such counsel with respect to such information, then the Obligors will permit the Purchaser Agent and the Purchasers to enter into a customary common interest agreement with respect to such information and, unless and until the Purchaser Agent and the Purchasers have entered into such agreement, the Obligors shall be entitled to withhold delivery of, or redact, any such information (and only such information) from the Purchaser Agent and the Purchasers; provided that the Obligors shall disclose that the information is being withheld on the foregoing basis.
Any documents required to be delivered pursuant to this Section 5.02(a) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (A) the Obligors posts such documents, or provides a link thereto, on their website on the internet at their website address or (B) such documents are posted on the Obligors’ behalf on the internet or an intranet website, if any, to which Purchaser Agent and the Purchasers have access.
(b)Reconciliation Reports; Updates. Concurrently with the delivery of financial statements pursuant to Sections 5.02(a)(i) and (ii) above, the Obligors shall produce and deliver to the Purchaser Agent:
(i)a Reconciliation Report for such quarter or year, together with a certificate signed by the chief financial officer of the Company, certifying that to the Knowledge of the Obligors (i) such Reconciliation Report is a true and complete copy and (ii) any statements and any data and information therein prepared by the Obligors are true, correct and complete in all material respects. Upon request by Purchaser Agent, the Obligors and Purchaser Agent shall meet in person or by teleconference to discuss each Reconciliation Report;
(ii)the insurance binder or other evidence of insurance for any insurance coverage of the Company or any Subsidiary that was renewed, replaced or modified during the period covered by such Quarterly Report; and
(iii)within a reasonable time after the receipt by the Purchaser Agent or the Purchasers of any report or notice from the Obligors or upon the occurrence of any material event affecting the Obligors, the Obligors shall provide such other information about such report, notice or material event as any Purchaser or the Purchaser Agent may from time to time reasonably request.
Notwithstanding anything set forth above to the contrary, during any MNPI Notice Period, the Obligors shall deliver all notices and reports required to be furnished pursuant to Section 5.01, Section 5.02(a) or Section 5.02(b) or otherwise pursuant to any Transaction Documents (any such notice, an “MNPI Notice”) to Oberland Capital Management LLC (at kwiggert@oberlandcapital.com, attention: Kristian Wiggert (or such other person as specified by Purchaser Agent in writing from time to time)), in which case the Obligors’ obligations to deliver or pay any such MNPI Notice under any Transaction Document, whether under Section 5.01, Section 5.02(a) or Section 5.02(b) or otherwise shall be deemed satisfied as to the Purchaser Agent or Purchasers otherwise entitled to receive such MNPI Notice, as applicable.
Section 5.03    Compliance with Law; Existence and Maintenance of Properties; Payment of Obligations.
(a)The Obligors shall, and shall cause their Subsidiaries to, (i) comply with all material federal, state, local and foreign laws, regulations and orders applicable to the Obligors or any Subsidiary or any of their respective assets, including all Environmental Laws, (ii) obtain and maintain any and all material licenses, permits, franchises, governmental authorizations, Intellectual Property or other rights necessary for the ownership of its properties and the advantageous conduct of its business and as may be required from time to time by Applicable Law and (iii) maintain each material Regulatory Approval necessary to sell the Included Products within the Covered Territory, except in the case of (i) or (ii) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)The Obligors shall, and shall cause their Subsidiaries to, (i) (x) maintain and preserve in full force and effect its legal existence, (y) maintain its good standing (to the extent the concept is applicable under such jurisdiction) under the laws of the jurisdiction of its incorporation or formation, as the case may be, and (z) maintain its qualification to do business in every other jurisdiction where the nature of its business or its properties makes such qualification necessary (except, in the case of clause (z), where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect); and (ii) maintain all material tangible properties in good working order and condition (normal wear and tear and damage by casualty excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
(c)Each Obligor and each Subsidiary shall pay and discharge all its obligations and liabilities, including (i) prior to the date on which penalties attach thereto, all federal and state and other material Taxes imposed upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Obligor or Subsidiary, (ii) as the same shall become due and payable, all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens), and (iii) prior to the date on which such Indebtedness shall become delinquent or in default, all Indebtedness, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
Section 5.04    Confidentiality; Public Announcement.
(a)Non-Disclosure and Non-Use. (x) In handling any Confidential Information of the Obligors and their Subsidiaries, the Purchaser Agent and the Purchasers and (y) in handling any confidential information of the Purchaser Agent and the Purchasers, the Obligors and their Subsidiaries (in either case, as applicable, the party receiving Confidential Information, the “Receiving Party” and, the party disclosing such Confidential Information, the “Disclosing Party”) shall, in each case, exercise the same degree of care that they exercise for their own proprietary information (but in no event less than a reasonable standard of care). The Receiving Party agrees to: (a) hold any Confidential Information received in confidence; (b) use or permit the use of the Confidential Information solely in connection with preparing, amending, executing, negotiating, administering, defending and enforcing the Transaction Documents (the “Permitted Purpose”); and (c) except as otherwise permitted herein, not disclose the Confidential Information to any person or entity not a party to this Agreement.
(b)Authorized Disclosure. Subject to the terms and conditions of this Agreement: (a)either Receiving Party may disclose such Confidential Information (i) to its Affiliates and to the Receiving Party’s and its Affiliates’ directors, officers (including managing members or partners), limited partners, directors, employees, accountants, attorneys, financial advisors or consultants (together, “Representatives”) who (A) have a need to know the Confidential Information for the Permitted Purpose, (B) are apprised of the confidential nature of the Confidential Information and (C) are under written or professional obligations of confidentiality, non-disclosure and non-use in respect of Confidential Information to Receiving Party at least as stringent as those contained herein or (ii) as required by law, regulation, subpoena or court order or otherwise in connection with a judicial, administrative or governmental proceeding, provided that, in the event that the Receiving Party is required or requested to make such disclosure, the Receiving Party shall, to the extent legally permissible, notify the Disclosing Party in advance of the disclosure so as to allow the Disclosing Party an opportunity to seek (at the Disclosing Party’s sole expense) a protective order or other appropriate remedy; in the case of disclosures of information pertaining to the Purchaser Agent and/or the Purchasers, provided, further, that such notice and opportunity shall not be required in respect of (A) disclosures required pursuant to the Securities Act, the Exchange Act, or the listing rules of the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange (or any nationally recognized securities exchange that is a successor to any of the foregoing) on which the Company’s common stock is listed or (B) disclosures to any regulatory or self-regulatory authority as required by Applicable Law in connection with an examination, audit, inspection, inquiry, request or general supervisory oversight, and (b) the Purchaser and Purchaser Agent may disclose such Confidential Information (i) so long as such Persons are subject to customary confidentiality obligations, in connection with a Purchaser’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction, (ii) to prospective transferees (other than those identified in the immediately preceding clause (i)) or purchasers of any interest in the Revenue Interests (provided that the Purchasers and Purchaser Agent shall obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms), (iii) as Purchaser Agent reasonably considers appropriate in exercising remedies under the Transaction Documents or (iv) to any actual or potential investors, co-investors, members, and partners or their Affiliates so long as such Persons are subject to confidentiality, non-use and non-disclosure obligations in respect of such Confidential Information at least as restrictive as those contained herein. The Receiving Party shall be responsible for any breaches of this Section by its Representatives.
(c)In addition, subject to the foregoing, the prohibitions on disclosure in this Section shall not apply to information that the Receiving Party can demonstrate: (i) is in the public domain or in the Receiving Party’s possession when disclosed to the Receiving Party, or becomes part of the public domain after disclosure to the Receiving Party; or (ii) is disclosed to the Receiving Party by a third party, if the Receiving Party does not know that the third party is prohibited from disclosing the information.
(d)Notwithstanding anything herein to the contrary, (i) the Purchasers and Purchaser Agent may use Confidential Information for the development of client databases, reporting purposes and market analysis, (ii) after the Closing Date, any Purchaser may disclose the transaction contemplated by the Transaction Documents on its website and in marketing materials (which may include use of logos of one or more of the Obligors) and (iii) on the Closing Date or such other date mutually agreed to by the Company and Purchaser Agent, the Obligors shall issue the Press Release. Except as otherwise provided in this Section 5.04, a party may not use the name, likeness or trademarks of the other party or its Representatives for any purpose, including without limitation, to express or imply any relationship or affiliation between the parties, or any endorsement of any product or service, without the other party’s prior written consent.
(e)The agreements provided under this Section 5.04 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 5.04.
Section 5.05    Security Interest.
During the Revenue Interest Period, and at all times until the Obligations are paid and performed in full (other than inchoate indemnity obligations for which no claim has been made), each Obligor shall grant in favor of the Purchaser Agent, for the benefit of the Purchasers, a valid, continuing, first priority (subject to Permitted Priority Liens) perfected lien on and security interest in the Collateral described in the Security Agreement.
Section 5.06    Further Assurances; Creation/Acquisition of Subsidiaries; Additional Collateral; Control Agreements.
(a)Without limiting the obligations of the Obligors in the Security Agreement or in the other Transaction Documents, each Obligor hereby agrees to take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Purchaser Agent may reasonably request from time to time in order (i) to carry out more effectively the purposes of this

Agreement and the other Transaction Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Obligor and its Subsidiaries (other than Excluded Subsidiaries so long as such Subsidiaries remain Excluded Subsidiaries) intended to be Collateral hereunder free and clear of Liens (other than Permitted Liens) and to assign the Revenue Interests to the Purchasers, (iii) to establish and maintain the validity and effectiveness of any of the Transaction Documents and the validity, perfection and priority of the Liens intended to be created thereby (including, without limitation, making all filings and registrations), and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Purchaser the rights now or hereafter intended to be granted to it under this Agreement or any other Transaction Document. In furtherance of the foregoing, to the maximum extent permitted by Applicable Law, each Obligor (i) authorizes the Purchaser Agent to execute any such agreements, instruments or other documents in each Obligor’s name and to file such agreements, instruments or other documents in any appropriate filing office if any Obligor refuses or fails to execute or deliver any of the above reasonably requested agreements, instruments or documents within ten (10) days of the Purchaser Agent’s request to do so and (ii) authorizes the Purchaser Agent to file any financing statement required hereunder or under any other Transaction Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Obligor.
(b)The Obligors and the Purchasers shall cooperate and provide assistance as reasonably requested by the other party hereto, at the expense of such other party hereto (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the other party hereto, any of its Affiliates or controlling persons or any of their respective officers, directors, equityholders, controlling persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the transactions contemplated herein or therein or the Revenue Interests but in all cases excluding any litigation brought by the Company or its Affiliates against the Purchasers or Purchaser Agent or brought by the Purchasers or Purchaser Agent (for itself or on behalf of any Indemnified Party) against any Obligor.
(c)In the event (x) the Company or any of its Subsidiaries creates or acquires any Subsidiary (other than an Excluded Subsidiary) or (y) any Excluded Subsidiary ceases to be an Excluded Subsidiary, the Company shall provide prompt written notice to the Purchaser Agent of the creation or acquisition of such new Subsidiary or of such Excluded Subsidiary ceasing to be an Excluded Subsidiary, as applicable, and, promptly (and in any event no later than the earlier of any Transfer of any assets to such Subsidiary and thirty (30) days after the creation or acquisition thereof or any such Subsidiary ceasing to be an Excluded Subsidiary, as applicable), take all such action as may be reasonably required by the Purchaser Agent or any Purchaser to cause such Subsidiary to become a Subsidiary Guarantor, including without limitation by executing and delivering a Guaranty (or a joinder thereto), becoming a party to the Security Agreement (or delivering a foreign security agreement in form and substance reasonably satisfactory to Purchaser Agent) and delivering such proof of corporate action, incumbency of officers, opinions of counsel and other documents as requested by the Purchaser Agent.
(d)With respect to any Collateral acquired after the Closing Date by any Obligor that is not already subject to the Lien created by any of the Transaction Documents or specifically excluded from the requirement to be subject to such Lien in the Transaction Documents, the Obligors shall promptly (and in any event within thirty (30)days after the acquisition thereof) (i) execute and deliver to the Purchaser Agent such amendments or supplements to the relevant Transaction Documents or such other documents as the Purchaser Agent shall deem necessary or advisable to grant for its benefit, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected in accordance with all applicable requirements of Applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Purchaser Agent.

Each Obligor shall otherwise take such actions and execute and/or deliver to the Purchaser Agent such documents as the Purchaser Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Agreement on such after-acquired properties.
(e)The Obligors (excluding VivaBioCell, S.p.A. (to the extent it becomes an Obligor)) shall not establish or maintain any bank account except for bank accounts with Globally Systemically Important Banks; provided that the Obligors may maintain the bank accounts set forth on Schedule 5.06(e) to the Disclosure Letter as of the Closing Date (which bank accounts constitute all of the deposit accounts, securities accounts or other similar accounts maintained by the Obligors on the Closing Date that are not held with Globally Systemically Important Banks) until the date that is ninety (90) days following the Closing Date. In addition, no Obligor will establish or maintain any bank account unless (x) Purchaser Agent is provided at least ten (10) Business Days’ prior written notice of the establishment of such account and (y) (I) with respect to any bank account located in the United States, Purchaser Agent, such Obligor and the bank or other financial institution at which the account is to be opened or maintained enter into a Control Agreement regarding such bank account prior to depositing any funds into such new bank account and in any event within fifteen (15) days following the opening of such new bank account and (II) with respect to any bank account located outside of the United States, such Obligor provide Purchaser Agent with documentation satisfactory to Purchaser Agent in its sole discretion to provide Purchaser Agent with a first-priority perfected security interest in such new bank account; provided that the foregoing requirement to deliver a Control Agreement or applicable foreign law documentation shall not apply to any Excluded Account, whether now existing or opened hereafter; provided further that in the event that any Excluded Account cease to be an Excluded Account it shall be subject to the requirement to deliver a Control Agreement or applicable foreign law documentation as if such account was opened on the day it ceased to be an Excluded Account.
(f)Each Obligor shall keep its and its Subsidiaries’ business and the Collateral insured for risks and in amounts customary for companies in the Obligors’ industry and location. Insurance policies shall be in a form, with companies, and in amounts that are customary for companies in the Obligors’ industry and location; provided that such insurance shall at all times be at least as comprehensive as, and in amounts no lower than, the insurance that is in effect on the Closing Date. All property policies applicable to any Obligor shall have a lender’s loss payable endorsement showing Purchaser Agent as lender loss payee and waive subrogation against Purchaser Agent, and all liability policies applicable to any Obligor shall show, or have endorsements showing, Purchaser Agent as additional insured. Purchaser Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and Obligors shall endeavor to cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Purchaser Agent, that it will give Purchaser Agent thirty (30) days prior written notice before any such policy or policies shall be materially diminished or canceled; provided that, if any such provider does not agree to provide such notice, then the applicable Obligor or Subsidiary shall not materially diminish or cancel any such policy or policies without giving Purchaser Agent thirty (30) days prior written notice. At Purchaser Agent’s request, the Obligors shall deliver certified copies of policies and evidence of all premium payments.
Section 5.07    Put Option; Call Option.
(a)Put Option.
(i)Upon the occurrence and during the continuance of a Put Option Event, the Purchasers, or the Purchaser Agent on behalf of the Purchasers, will have the option to accelerate and require the Company to repurchase all, but not less than all, of the Revenue Interests and to terminate the Purchaser Commitments for a payment equal to the then-current Put/Call Price as of the date of the Put Option Closing Date (the “Put Option”). The Purchasers or the Purchaser Agent may exercise the Put Option at any time after the occurrence and during the continuance of a Put Option Event by delivering to the Company written notice thereof (the “Put Notice”). If Purchasers (or the Purchaser Agent) exercise the Put Option, then on the date specified in the Put Notice (which may be immediate) (the “Put Option Closing Date”), the Company will pay the Put/Call Price to the Purchaser by wire transfer of immediately available funds to the account or accounts designated by the Purchaser Agent.
(ii)Notwithstanding anything to the contrary contained herein, (A) immediately upon the occurrence of a Bankruptcy Event, the Purchasers shall be deemed to have automatically and simultaneously elected to require the Company to repurchase the Revenue Interests and to terminate the Purchaser Commitments and the Put/Call Price shall be immediately due and payable and the Purchaser Commitments shall be immediately terminated, without any further action or notice by any party, and (B) in the case of a Put Option Event constituting a Change of Control, the Purchasers (or Purchaser Agent) may deliver a Put Notice in advance of a Change of Control specifying that the Put Option is exercised contingent upon such Change of Control and that the Put Option Closing Date shall be the date of such Change of Control.
(iii)For the avoidance of doubt, (A) the Purchasers’ election not to exercise the Put Option with respect to a given Put Option Event will not preclude the Purchasers from exercising the Put Option with respect to a continuing or subsequent Put Option Event, (B) a Put Option Event shall be deemed to exist at all times during the period commencing on the date that such Put Option Event occurs to the date on which such Put Option Event is waived in writing pursuant to this Agreement, and (C) a Put Option Event shall “continue” or be “continuing” until such Put Option Event has been waived in writing by the Purchasers.
(iv)Upon the occurrence and during the continuance of a Put Option Event, unless payment of the Put/Call Price has been made when due, the Purchasers and the Purchaser Agent, on behalf of the Purchasers, may exercise all rights and remedies available to the Purchasers or the Purchaser Agent as creditors hereunder and under the other Transaction Documents and Applicable Law (which exercise may be determined in its sole discretion and which such exercise shall not constitute an election of remedies), including enforcement of the Liens created thereby. For the avoidance of doubt, the parties hereto intend for the Revenue Interests to constitute a debt obligation of the Company arising out of a loan made by the Purchasers pursuant to this Agreement in the amount of the Cumulative Purchaser Payments and, in consideration for such loan, the Put/Call Price shall be due and payable at any time the Put Option or the Call Option is exercised or the Obligations are otherwise accelerated hereunder for any reason, whether due to acceleration pursuant to the terms of this Agreement, by operation of law or otherwise (including where bankruptcy filings or the exercise of any bankruptcy right or power, whether in any plan of reorganization or otherwise, results or would result in a payment, discharge, modification or other treatment of the Revenue Interests that would otherwise evade, avoid, or otherwise disappoint the expectations of the Purchasers in receiving the full benefit of the bargained-for Put/Call Price). The Company and the Purchasers acknowledge and agree that none of the Put/Call Price shall constitute unmatured interest, whether under Section 502(b)(2) of the United States Bankruptcy Code or otherwise (except as required for any Tax purpose), but instead is reasonably calculated to ensure that the Purchasers receive the benefit of their bargain under the terms of this Agreement. The Company acknowledges and agrees that the Purchasers shall be entitled to recover the full amount of the Put/Call Price in each and every circumstance such amount is due pursuant to or in connection with this Agreement, including in the case of any Bankruptcy Event, so that the Purchasers shall receive the benefit of its bargain hereunder and otherwise receive full recovery as agreed under every possible circumstance, and, to the fullest extent permitted by maximum law, the Company hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. The Company further acknowledges and agrees, and, to the fullest extent permitted by Applicable Law, waives any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Purchasers may suffer or incur resulting from or arising in connection with any breach hereof or thereof by the Company shall constitute secured Obligations.
(b)Call Option. At any time during the Term (but subject to the last sentence of this Section 5.07(b)), the Company will have the option to repurchase all, but not less than all of, the Revenue Interests for a payment equal to the then-current Put/Call Price (the “Call Option”). The Company may exercise the Call Option by delivering to the Purchaser Agent written notice thereof (the “Call Notice”). If the Company exercises the Call Option, then within ten (10) days following the date of delivery of the Call Notice (the “Call Closing Date”), the Company will pay the then-current Put/Call Price to the Purchasers by wire transfer of immediately available funds to the account or accounts designated by the Purchaser Agent. Effective as of the Call Closing Date, all Purchaser Commitments shall immediately terminate. Notwithstanding anything to the contrary contained in this Agreement, the Company may rescind any Call Notice (or make such Call Notice, by its terms, conditioned on the occurrence or non-occurrence of subsequent events) and payment pursuant to this Section 5.07(b); provided that the Company must provide the Purchaser Agent with a new notice at least five (5) days prior to any Call Closing Date if the Company has rescinded the notice. Notwithstanding the foregoing, if the Purchaser Agent and/or Purchasers have issued a Funding Election Notice, the Company will not be permitted to exercise the Call Option (and no Call Closing Date will occur) during the period commencing on the FDA Approval Date through, and including, the earlier of (a) the Second Purchaser Payment Date and (b) thirty (30) days following the FDA Approval Date.
(c)Right of Set-off; Sharing of Set-off. If any amount payable hereunder is not paid as and when due, each Obligor irrevocably authorizes the Purchasers to proceed, to the fullest extent permitted by Applicable Law, without prior notice, by right of set-off, counterclaim or otherwise, against any assets of such Obligor in any currency that may at any time be in the possession of the Purchaser Agent, any Purchaser or any of their respective Affiliates, to the full extent of all amounts payable to the Purchasers hereunder; provided, however, that the Purchaser Agent shall notify the Obligors of the exercise of such right promptly following such exercise.
(d)Rights Not Exclusive. The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by this Agreement or Applicable Law.
(e)Obligations of Purchaser Agent. In connection with the consummation of a repurchase of the Revenue Interests pursuant to the Put Option or the Call Option, the Purchaser Agent agrees that it will, at the sole cost and expense of the Obligors, after each Purchaser has received payment in full of its Pro Rata Portion of the Put/Call Price, execute and deliver to the Obligors such UCC termination statements and other documents, and take such other actions, as may be necessary and reasonably requested by the Obligors to release (or evidence the release of) the Purchaser Agent’s Lien on the Collateral and otherwise give effect to such repurchase.
Section 5.08    Events of Default.
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
(a)The Company fails to make: (i) any payment of the Put/Call Price when due, or (ii) any other payment when due under Section 2.02 or under the other Transaction Documents; provided, with respect to this clause (ii), that no more than one time in any twelve consecutive month period, such failure shall not constitute a Put Option Event if the Company makes such payment within three Business Days of the applicable due date.
(b)(i) The Company or any Subsidiary breaches any term, covenant or agreement in any Transaction Document (other than a breach of this Agreement under Section 5.01, Section 5.02 or Section 5.11), which such breach, if capable of cure, is not cured within ten (10) Business Days of the occurrence thereof, or (ii) the Company or any Subsidiary breaches Section 5.01, Section 5.02 or Section 5.11 of this Agreement.
(c)Any Bankruptcy Event.
(d)There is a default in any agreement to which the Company or any of its Subsidiaries is a party with any Third Party that could entitle or permit such Third Party, after the giving of notice or the expiration of any applicable grace periods, to accelerate the maturity of any Indebtedness in an aggregate amount in excess of (X) prior to the Milestone, $5,000,000 and (Y) from and after the occurrence of the Milestone, $10,000,000 (in either case, even if such Third Party is restricted from accelerating the maturity of such Indebtedness, including pursuant to the terms of a subordination or other similar agreement).
(e)A default or breach occurs under any subordination, intercreditor or other similar agreement with respect to any Existing Stockholder Indebtedness. For the avoidance of doubt, material defaults or breaches for the purposes of this clause (e) shall include breaches of payment, enforcement and subordination provisions or restrictions.
(f)If any Permitted Convertible Notes, Existing Stockholder Indebtedness or Subordinated Debt is outstanding at such time, the earlier of (i) 91 days prior to the maturity date of such Permitted Convertible Notes or Existing Stockholder Indebtedness, as applicable, and (ii) the occurrence of any “fundamental change,” “event of default” or similar event under the terms of such Permitted Convertible Notes or Existing Stockholder Indebtedness, as applicable, giving the holders thereof the right to require the repurchase of, or to accelerate, such Permitted Convertibles Notes or Existing Stockholder Indebtedness.
(g)One or more judgments, orders, or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money in an amount, individually or in the aggregate, of at least (i) $5,000,000 prior to the Milestone and (ii) $10,000,000 from and after the occurrence of the Milestone shall be rendered against the Company or any of its Subsidiaries and shall remain unsatisfied, unvacated or unstayed for a period of thirty (30) days after the entry thereof; provided, however, that any such judgment, order, award or settlement shall not give rise to a Put Option Event under this Section if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement.
(h)Any representation, warranty or statement made or deemed made by or on behalf of any Obligor in any Transaction Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Transaction Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation, warranty or statement contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation, warranty or statement does not otherwise contain any materiality or Material Adverse Effect qualifier.

(i)Any material provision of any Transaction Document shall for any reason cease to be valid and binding on or enforceable against any Obligor, or any Obligor shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or the Security Agreement, the Control Agreements or any other Transaction Document, which purports to create a validly perfected security interest, shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in any material portion of the Collateral purported to be covered thereby or such security interest shall for any reason (other than pursuant to the terms of the Transaction Documents) cease to be a perfected and first priority security interest in any material portion of the Collateral subject thereto, subject only to Permitted Liens, in each case, other than as a direct result of any action by the Purchaser Agent or the Purchasers or failure of the Purchaser Agent or any Purchaser to perform an obligation thereof under the Transaction Documents.
(j)The Company shall fail to issue and deliver, and consummate the sale by the Company and the purchase by the Purchasers of, the Shares upon the exercise by the Purchasers of the Share Purchase Option in accordance with the Option Agreement.
(k)The Company’s common stock ceases to be listed or admitted for trading on the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange (or any nationally recognized securities exchange that is a successor to any of the foregoing) and, solely in the case of a voluntary delisting of the Company’s common stock that is not effected as a result of the failure, or expected failure, to meet applicable listing criteria, the Company’s common stock continues to not be so listed or admitted for longer than fifteen (15) consecutive Business Days from the occurrence thereof (it being agreed that if the Company’s common stock is no longer so listed or admitted for any other reason, an immediate Event of Default shall occur).
(l)Following the receipt of Regulatory Approval to Commercialize or Develop Anktiva, (i) the loss of Regulatory Approval to Commercialize or Develop Anktiva (whether voluntary or involuntary), or (ii) the receipt by the Company or any Subsidiary of the Company of any written notice from the FDA or any other Regulatory Authority of pending recommendation or final decision to withdraw Regulatory Approval to Commercialize or Develop Anktiva, in each case, with respect to the United States, which withdrawal or removal will last, or is reasonably expected to last, more than one hundred eighty (180) days.
Section 5.09    Intellectual Property; Regulatory Approvals.
(a)Each Obligor shall, at its sole expense, either directly or by causing any Subsidiary to do so, use commercially reasonable efforts (including taking legal action to specifically enforce the applicable terms of any License Agreement) to prepare, execute, deliver and file any and all agreements, documents or instruments which are necessary to diligently prosecute and maintain the Material Patents with the intent to protect the Included Products. Each Obligor shall, at its sole expense without any reduction in the Revenue Interests, either directly or by causing a Subsidiary to do so, use commercially reasonable efforts to diligently defend or assert all Product Intellectual Property against infringement or interference by any other Persons, and against any claims of invalidity or unenforceability (including, without limitation, by bringing any legal action for infringement or defending any claim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-enforceability), except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Obligors shall not, shall cause its Subsidiaries not to, and shall use their commercially reasonable efforts to cause any Licensee not to, disclaim or abandon, or fail to take any action necessary to prevent the disclaimer or abandonment of, the Material Patents, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
(b)In the event that any Obligor becomes aware that the Development, use, Manufacture or Commercialization of any Included Product infringes or violates any Intellectual Property that is owned or controlled by a Third Party, such Obligor shall use commercially reasonable efforts to attempt to secure the right to use such Intellectual Property on behalf of itself and any affected Licensee, as applicable, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and shall pay all reasonable costs and amounts associated with obtaining any such license, without any reduction in the Revenue Interests.
(c)If any Obligor or Subsidiary recovers monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Product Intellectual Property in connection with the exploitation of any product, therapy, or service that actually or prospectively competes with any Included Product or the market for such Included Product in the Covered Territory, where such damages (whether in the form of judgment or settlement) are awarded for loss of sales of such Included Product in the Covered Territory, then (i) such damages will be allocated first to the reimbursement of any expenses incurred by such Obligor or Subsidiary in bringing such action (including reasonable attorney’s fees) not already reimbursed from other damages awarded under the same action, (ii) any remaining amount of such damages will be reduced, if applicable, to comply with any required allocation of recovered damages with such Obligor’s or Subsidiary’s licensors or (sub)licensees, and (iii) any residual amount of such damages after application of clauses (i) and (ii) will be treated as Net Sales of the Included Products for purposes of calculating Revenue Interest Payments under this Agreement.
(d)Each Obligor shall directly, or through an Affiliate or Licensee, take any and all actions and prepare, execute, deliver and file any and all agreements, documents or instruments to secure and maintain, all applicable Regulatory Approvals, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
Section 5.10    Use of Proceeds.
The Company shall use the proceeds of the Purchaser Payments solely as working capital, for general corporate purposes and to fund its general business requirements (including, but not limited to, progressing regulatory approval efforts, pre-commercialization activities and clinical development programs, funding other research and development activities and for capital expenditures) in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes.
Section 5.11    Protective Covenants.
(a)No Obligor nor any of their Subsidiaries shall, without the prior written consent of the Purchaser Agent:
(i)forgive, release or compromise any amount owed to such Obligor or Subsidiary and relating to the Revenue Interests, other than the forgiveness, release or compromise in connection with the collection, settlement or compromise thereof in the ordinary course of business;
(ii)hold any Anktiva Collateral (as defined in the Security Agreement) at any location leased under the Dunkirk Lease, or conduct any Development, Manufacture and/or Commercialization of Anktiva at any location leased under the Dunkirk Lease;
(iii)create, incur, assume or suffer to exist any Indebtedness, except for Permitted Indebtedness;
(iv)create, incur, assume or suffer to exist any Lien upon any of its property or assets of any kind (real or personal, tangible or intangible), except for Permitted Liens;

(v)make or permit to exist any Investment, except for Permitted Investments, or make any Investment after the Closing Date in AccessBioScience, LLC;
(vi)declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (A) each Subsidiary may make Restricted Payments to holders of Equity Interests on a ratable basis, (B) the Company may declare and make dividend payments or other distributions payable solely in its Qualified Equity Interests, (C) the Company may make repurchases of Equity Interests to the extent deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to the holder thereof to pay for the taxes payable by such person upon such grant or award (or upon vesting, exercise or settlement thereof) or in connection with an equity award exchange or option repricing program approved by the Board with respect to compensatory Equity Interests held by any current or former officer, director, employee or consultant of the Company or any Subsidiary, (D) the Company may (i) pay cash in lieu of fractional shares of its Equity Interests in connection with issuance of Qualified Equity Interests of the Company pursuant to Permitted Acquisitions and (ii) pay cash in lieu of fractional shares upon the exercise of warrants, options or other securities convertible into or exercisable for Qualified Equity Interests of the Company, (E) the Company and its Subsidiaries may make Restricted Payments constituting Permitted Debt Payments, (F) the Company and its Subsidiaries may make Restricted Payments consisting of the repurchase, redemption or other acquisition or retirement for value of any Qualified Equity Interests of the Company held by any employee, director or consultant of the Company or any Subsidiary of the Company (other than any Permitted Holder) pursuant to any employee equity agreement, stock option agreement, stock ownership arrangement or other benefit plan upon the death, disability retirement or termination of employment of such employee, director, consultant or officer; provided, that the amount of Restricted Payments made pursuant to this clause (F) shall not exceed (i) $2,500,000 during any fiscal year prior to the Milestone and (ii) $10,000,000 during any fiscal year from and after the occurrence of the Milestone, (G) the Company may pay fees and expenses to Affiliates in respect of corporate, general and administrative and other support services provided pursuant to the Affiliate Agreements; provided, that amounts paid by the Company pursuant to this clause (G) during any fiscal year, net of any payments received by Obligors from Affiliates that are not Subsidiaries during such fiscal year, shall not exceed (i) prior to the Milestone, $7,500,000 and (ii) from and after the occurrence of the Milestone, $20,000,000, (H) the purchase of Permitted Bond Hedging Agreements solely to the extent permitted under clause (n) of the definition of “Permitted Investments,” and any settlement, unwinding or termination of such Permitted Bond Hedging Agreements, whether according to their terms or otherwise; provided, that any such settlement or termination shall not require any additional cash payments (on a net basis after taking into account any cash received in respect of a concurrent unwind of other Permitted Bond Hedging Agreements and excluding any cash in lieu of fractional shares) by the Company or any Subsidiary, and (I) so long as no Put Option Event has occurred and is continuing and the Existing Stockholder Indebtedness has been repaid in full or converted or exchanged for or into Qualified Equity Interests of the Company, in either case in accordance with this Agreement, the Company and its Subsidiaries may make other Restricted Payments in an aggregate amount not to exceed, prior to the Milestone, $5,000,000 per fiscal year of the Company and, from and after the occurrence of the Milestone, $10,000,000 per fiscal year of the Company;
(vii)make (or give any notice or make any election with respect thereto) any payment (including payments of interest) or prepayment or redemption, settlement or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of the Obligors or any Subsidiary (other than the Indebtedness arising under the Transaction Documents and Permitted Debt Payments);

(viii)engage in any material line of business substantially different from those lines of business conducted by the Obligors and their Subsidiaries on the Closing Date or any business reasonably related, incidental, or complementary thereto or a reasonable extension thereof;
(ix)amend, modify or change its Organization Documents in a manner materially adverse to the rights or remedies of the Purchaser Agent or the Purchasers under the Transaction Documents (other than in their capacity as a holder of Equity Interests or other rights under the Option Agreement, so long as any such amendment, modification or change does not disproportionately affect Purchaser Agent or the Purchasers in such capacity);
(x)Transfer any Collateral, other than (A) Transfers of cash and Cash Equivalents, Transfers of inventory and/or the Transfer of obsolete, worn-out or surplus equipment, in each case in the ordinary course of business, (B) Permitted Liens, (C) Permitted Licenses, (D) Permitted Investments, (E) Transfers among Subsidiaries that are not Subsidiary Guarantors, (F) Transfers to an Obligor, provided that (X) in the case of a Transfer from an Obligor such Transfer does not impair the Liens of the Purchaser Agent in the Collateral subject to such Transfer and (Y) any Transfer from a Full Guarantor must be to the Company or a Full Guarantor, (G) Transfers to Subsidiaries that are not Subsidiary Guarantors so long as (X) no material Intellectual Property is Transferred pursuant to this clause (G), (Y) the aggregate amount of such Transfers pursuant to this clause (G) does not exceed (I) prior to the Milestone, $5,000,000 and (II) from and after the occurrence of the Milestone, $10,000,000 and (Z) all Transfers pursuant to this clause (G) be made for fair market value and for consideration consisting solely of cash and Cash Equivalents, (H) Transfers of equipment in exchange for credit against the purchase price of similar replacement equipment or where the proceeds of such Transfer are promptly applied to the purchase of similar or replacement equipment, (I) any Transfer resulting from casualty, loss, condemnation, eminent domain, seizure, nationalization or other similar actions, (J) the surrender or waiver of obligations or rights pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any credit or customer, (K) Transfers consisting of the sale or discount of receivables in the ordinary course of business in connection with the compromise or collection thereof, (L) to the extent constituting Transfers, Permitted Debt Payments, (M) to the extent constituting Transfers, Restricted Payments made in accordance with Section 5.11(a)(vi), (N) the unwinding or termination of hedging arrangements not prohibited hereunder, (O) the surrender, compromise, settlement, or release of contract, tort, or other litigation claims, arbitration, or other disputes, which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (P) Transfers of investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements or rights of first refusal between, the joint venture parties set forth in joint venture arrangements or similar binding arrangements, (Q) the sale of disposition of nominal amounts of Qualified Equity Interests to where required under Applicable Law to qualify directors, and/or (R) to the extent constituting Transfers, termination of contracts in compliance with Section 5.13;
(xi)consummate any Restricted Licenses;
(xii)change the fiscal year end (other than, in the case of the Company or any Subsidiary, to conform to the Company’s fiscal year end); or
(xiii)directly or indirectly enter into or permit to exist any transaction or series of transactions with any Affiliate of the Company or any of its Subsidiaries with a fair market value in excess of $120,000, except for (a) the Affiliate Agreements; (b) transactions between or among Obligors and Subsidiaries; provided that, except for Permitted Investments pursuant to clauses (c), (f)(v) and (f)(vi) of the definition thereof, Permitted Indebtedness pursuant to clauses (d), (e) and

(o) of the definition thereof, Permitted Debt Payments pursuant to clauses (e) and (f) thereof, and Restricted Payments permitted pursuant to Section 5.11(a)(vi)(A), any transactions with Subsidiaries that are not Obligors are in the ordinary course of the Company’s and the applicable Subsidiary’s (or Subsidiaries’) business, upon fair, customary and reasonable terms that are no less favorable to the Obligors than would be obtained in an arm’s length transaction with a nonaffiliated Person; (c) customary compensation, service, severance and indemnification of, and other employment arrangements with, directors and officers of the Company and its Subsidiaries, and reimbursements of expenses of current or former directors and officers, in each case in the ordinary course of business, upon fair, customary and reasonable terms that, with respect to any such arrangements with Affiliates of the Company or any Subsidiary, are no less favorable to the Company and its Subsidiaries than would be obtained in an arm’s length transaction with a non-affiliated Person; (d) the issuance of Equity Interests of the Company to Affiliates in exchange for cash; provided that the terms of such transaction are no less favorable to the Company than those that would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate; (e) any transaction expressly permitted by Section 5.11(a)(vi)(C), Section 5.11(a)(vi)(E), Section 5.11(a)(vi)(F), Section 5.11(a)(x)(Q), clauses (b), (e), (n), (o), (r) and (s) of the definition of “Permitted Indebtedness”, and clause (c) of the definition of “Permitted Investments”; (f) transactions that do not involve Investments, License Agreements, Restricted Payments or Transfers and that are made (i) in the ordinary course of the Company’s and the applicable Subsidiary’s (or Subsidiaries’) business, upon fair, customary and reasonable terms that are no less favorable to the Obligors than would be obtained in an arm’s length transaction with a nonaffiliated Person and (ii) approved by the Related Party Transaction Committee of the Company’s Board; provided, that consideration paid by the Company and its Subsidiaries during any fiscal year in connection with transactions entered into under this clause (f), net of any payments received from Affiliates that are not Subsidiaries in connection with such transactions during such fiscal year, shall not exceed (X) prior to the Milestone, $5,000,000 and (Y) from and after the occurrence of the Milestone, $10,000,000; (g) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to holders of Equity Interests of the Company pursuant to any stockholders’ agreement or registration and participation rights agreement and (h) agreements existing on the Closing Date and listed on Schedule 5.11(a)(xiii)(2) to the Disclosure Letter.
(b)No Obligor may take any action or engage in any transaction (or series of actions or transactions), whether by reorganization, Transfer of assets, merger, dissolution, amendment of organizational documents or otherwise, the primary purpose of which is to evade, avoid or seek to avoid the performance or observance of the covenants, agreements or obligations of the Obligors under the Transaction Documents.
Section 5.12    Taxes.
(a)Each Obligor shall timely file (taking into account all extensions of due dates) all income and all other material Tax Returns required to be filed by it and will pay all material Taxes required to be paid with such returns.
(b)Purchaser Agent, each Purchaser and each Obligor agree that (a) the transactions contemplated by this agreement are intended to constitute and shall be treated by the parties as a debt instrument for U.S. federal and applicable state and local income tax purposes and (b) the payments of interest under such debt instrument are intended to qualify as “portfolio interest” within the meaning of Section 871(h)(2) of the Code (provided that the requirements of Sections 871(h)(3), 871(h)(5), 881(c)(3) and 881(c)(5) of the Code, as applicable, are satisfied) or to be eligible for the benefits of Section 1 of Article 11 of the income tax treaty between the United States and Ireland. None of the Purchasers nor any

Obligor shall take any Tax position inconsistent with the foregoing unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.
(c)[reserved].
(d)On or prior to the Closing Date (or the date that any Purchaser acquires an interest in the Obligations or Purchaser Commitment), each Purchaser shall deliver to the Company a duly completed and valid IRS Form W-9 certifying that such Purchaser is a United States person and exempt from U.S. federal backup withholding (the “IRS Withholding Form”), and each Purchaser shall provide an updated IRS Withholding Form to the Company throughout the Revenue Interest Period whenever required in order for the Company to have on file a duly completed and valid IRS Withholding Form. Each Purchaser represents that it is not participating in a “conduit financing arrangement” within the meaning of Treasury regulation section 1.881-3 with respect to the Obligations or Purchaser Commitments.
(e)The Obligors covenant to each Purchaser that all amounts payable hereunder shall be paid by the Obligors without deduction or withholding for any Taxes, except as required pursuant to any Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any payment in respect of this Agreement by a withholding agent (including a Purchaser), then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is not an Excluded Tax, then the sum payable by Obligors to Purchasers shall be increased as necessary so that after such deduction or withholding has been made (including any such deduction and withholding by a Purchaser as a withholding agent and such deductions and withholdings applicable to additional sums payable under this Section 5.12(e)) the Purchasers receive an amount equal to what they would have received had no deduction or withholding been made.
Section 5.13    Material Contracts.
Each Obligor and its Subsidiaries shall comply with all material terms and conditions of and fulfill all of its obligations under all the Material Contracts. No Obligor nor any of their respective Subsidiaries shall, without the prior consent of the Purchaser Agent, which shall not be unreasonably withheld, conditioned or delayed, enter into any material amendment or waiver to or material modification of any Material Contract, or take or omit to take any action that results in the termination of any Material Contract or that permits a Material Contract to be terminated by any counterparty thereto prior to its stated date of expiration, in either case that could reasonably be expected to (i) result in a Material Adverse Effect or (ii) have any adverse impact on Purchaser Agent’s or the Purchasers’ rights and remedies under this Agreement. Upon the occurrence of a breach of any Material Contract by any other party thereto, each Obligor shall seek to enforce all of its (and cause its Subsidiaries to seek to enforce all of their) rights and remedies thereunder.
Section 5.14    Employee and Pension Matters.
Other than a customary 401(k) plan, no Obligor nor any ERISA Affiliate shall sponsor, establish, maintain, participate in or incur any liability in respect of any “employee benefit plan” as defined in Section 3(3) of ERISA and that is intended to be a tax-qualified plan under Section 401 of the Code and is subject to ERISA which is, or within the preceding six years was, sponsored, maintained or contributed to by, or required to be contributed by, any member of the Company and its Subsidiaries or any of their respective ERISA Affiliates

ARTICLE VI
TERMINATION
Section 6.01    Termination Date.
Except as provided in this Section 6.01 and in Section 6.02, this Agreement shall terminate upon expiration of the Revenue Interest Period (the “Term”). If any payments are required to be made by one of the parties hereunder after that date, this Agreement shall remain in full force and effect until any and all such payments have been made in full, and (except as provided in Section 6.02) solely for that purpose. In addition, this Agreement shall sooner terminate if the Purchasers shall have exercised the Put Option in accordance with Section 5.07(a) or the Company shall have exercised the Call Option in accordance with Section 5.07(b), in each case upon the payment of the Put/Call Price and any other Obligations (other than contingent indemnity obligations for which no claim has been made).
Section 6.02    Effect of Termination.
In the event of the termination of this Agreement pursuant to Section 6.01, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers, stockholders, partners, managers or members other than the provisions of this Section 6.02, Section 5.04, Article VII and Article VIII hereof, which shall survive any termination indefinitely. Nothing contained in this Section 6.02 shall relieve any party from liability for any breach of this Agreement.
ARTICLE VII
PURCHASER AGENT
Section 7.01    Appointment and Authority. Each of the Purchasers hereby irrevocably appoints Infinity SA LLC (together with any successor Purchaser Agent pursuant to Section 7.06) as the Purchaser Agent hereunder and authorizes Purchaser Agent to (i) execute and deliver the Transaction Documents and accept delivery thereof on its behalf from the Obligors and their Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Purchaser Agent under such Transaction Documents, (iii) act as agent of such Purchaser for purposes of acquiring, holding, enforcing and perfecting all Liens granted by the Obligors on the Collateral to secure any of the Obligations and (iv) exercise such powers as are reasonably incidental thereto. Except for the last paragraph of Section 7.08, the provisions of this Article VII are solely for the benefit of the Purchaser Agent and the Purchasers, and neither the Company nor any other Obligor shall have rights as a third-party beneficiary of any of such provisions. Subject to Section 7.08 and Section 8.08, any action required or permitted to be taken by the Purchaser Agent hereunder shall be taken with the prior approval of the Required Purchasers.
Section 7.02    Rights as a Purchaser. The Person serving as the Purchaser Agent hereunder shall have the same rights (including under Section 5.12) and powers, and shall be subject to the same obligations under Section 5.12, as any other Purchaser and may exercise the same as though it were not the Purchaser Agent and the term “Purchaser” or “Purchasers” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Purchaser Agent hereunder. Such Person and its Affiliates may lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Obligor or any Subsidiary or other Affiliate thereof as if such Person were not the Purchaser Agent hereunder and without any duty to account therefor to the Purchasers.

Section 7.03    Exculpatory Provisions.
(a)The Purchaser Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents to which it is a party. Without limiting the generality of the foregoing, the Purchaser Agent:
(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a default, breach by any Obligor of the Transaction Documents or Put Option Event, or any event that, with the giving of notice or passage of time, would constitute a Put Option Event, has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents to which it is a party that the Purchaser Agent is required to exercise as directed in writing by the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for herein or in such other Transaction Documents), provided that the Purchaser Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Purchaser Agent to liability or that is contrary to any Transaction Document or Applicable Law; and
(iii)shall not, except as expressly set forth herein and in the other Transaction Documents to which it is a party, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Obligor or any of its Affiliates that is communicated to or obtained by the Person serving as the Purchaser Agent or any of its Affiliates in any capacity.
(b)The Purchaser Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Purchasers (or such other number or percentage of the Purchasers as shall be necessary, or as the Purchaser Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.08) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Purchaser Agent shall be deemed not to have knowledge of any default, breach by the Obligors of the Transaction Documents, or Put Option Event unless and until notice describing such default, breach of the Transaction Documents or Put Option Event is given to the Purchaser Agent in writing by the Obligors or a Purchaser.
(c)The Purchaser Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, breach of the Transaction Documents or Put Option Event, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article II or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Purchaser Agent.
(d)Notwithstanding anything to the contrary herein, the Purchaser Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under the UCC or otherwise, shall be to deal with it in the same manner as the Purchaser Agent deals with similar property for its own account, and the Purchaser Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which comparable secured parties accord comparable collateral.

(e)In addition to and not in limitation of the provisions of this Section 7.03, under no circumstances shall the Purchaser Agent have any duty or obligation to take any actions hereunder, even if instructed to do so by the Required Purchasers, if the Purchaser Agent determines, in its sole and absolute discretion, that such actions would subject it to liability or expense for which indemnity or security satisfactory to it has not been provided hereunder or otherwise or would be contrary to the Transactions Documents or requirements of Applicable Law.
Section 7.04    Reliance by Purchaser Agent. The Purchaser Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Purchaser Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Purchaser Agent may consult with legal counsel (who may be counsel for the Obligors), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 7.05    Delegation of Duties. The Purchaser Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more sub-agents appointed by the Purchaser Agent. The Purchaser Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article VII shall apply to any such sub-agent and to the Affiliates of the Purchaser Agent and any such sub-agent. The Purchaser Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Purchaser Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
Section 7.06    Resignation of Purchaser Agent. The Purchaser Agent may at any time give notice of its resignation to the Purchasers and the Company upon thirty (30) days written notice. Upon the receipt of any such notice of resignation, the Required Purchasers shall have the right, in consultation with the Company so long as no default, breach by the Obligors of the Transaction Documents or Put Option Event has occurred and is continuing, to appoint a successor. If no successor shall have been so appointed by the Required Purchasers and shall have accepted such appointment within thirty (30) days after the retiring Purchaser Agent gives notice of its resignation, then the retiring Purchaser Agent may, on behalf of the Purchasers, appoint a successor Purchaser Agent; provided that, whether or not a successor has been appointed or has accepted such appointment, such resignation shall become effective upon delivery of the notice thereof. Upon the acceptance of a successor’s appointment as Purchaser Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Purchaser Agent, and the retiring Purchaser Agent shall be discharged from all of its duties and obligations under the Transaction Documents (if not already discharged therefrom as provided above in this Section 7.06). After the retiring Purchaser Agent’s resignation, the provisions of this Article VII and Section 8.04 shall continue in effect for the benefit of such retiring Purchaser Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Purchaser Agent was acting as Purchaser Agent. Upon any resignation by the Purchaser Agent, all payments (if any), communications and determinations provided to be made by, to or through the Purchaser Agent shall instead be made by, to or through each Purchaser directly, until such time as a Person accepts an appointment as Purchaser Agent in accordance with this Section 7.06.
Section 7.07    Non-Reliance on Purchaser Agent and Other Purchasers. Each Purchaser acknowledges that it has, independently and without reliance upon the Purchaser Agent or any other Purchaser or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and purchase the Revenue Interests hereunder. Each Purchaser also acknowledges that it will, independently and without reliance upon the Purchaser Agent or any other Purchaser or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Transaction Document or any related agreement or any document furnished hereunder or thereunder.
Section 7.08    Collateral and Guaranty Matters. Each Purchaser agrees that any action taken by the Purchaser Agent or the Required Purchasers in accordance with the provisions of this Agreement or of the other Transaction Documents, and the exercise by the Purchaser Agent or Required Purchasers of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Purchasers. Without limiting the generality of the foregoing, the Purchasers irrevocably authorize the Purchaser Agent, at its option and in its discretion:
(a)to release any Lien on any property granted to or held by the Purchaser Agent under any Transaction Document (A) upon the discharge of the Obligations (other than contingent indemnity obligations for which no claim has been made), (B) that is sold, transferred, disposed or to be sold, transferred, disposed as part of or in connection with any sale, transfer or other disposition (other than any sale to an Obligor; provided, however that the Purchaser Agent may make any filings necessary to reflect the transfer of Collateral from one Obligor to another) permitted hereunder or otherwise becomes an Excluded Property (as defined in the Security Agreement), (C) subject to Section 8.08, if approved, authorized or ratified in writing by the Required Purchasers or (D) to the extent such property is owned by a Subsidiary Guarantor upon the release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) below;
(b)to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
(c)to enter into non-disturbance and similar agreements in connection with the licensing of Intellectual Property permitted pursuant to the terms of this Agreement in form and substance reasonably satisfactory to the Purchaser Agent and the applicable licensor.
Upon request by the Purchaser Agent at any time, the Required Purchasers will confirm in writing the Purchaser Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 7.08.
In each case as specified in this Section 7.08, the Purchaser Agent will (and each Purchaser irrevocably authorizes the Purchaser Agent to), at the Obligors’ expense, execute and deliver to the applicable Obligor such documents as such Obligor may reasonably request (i) to evidence the release or subordination of such item of collateral from the assignment and security interest granted under the Transaction Documents, (ii) to enter into non-disturbance or similar agreements in connection with the licensing of Intellectual Property, (iii) to evidence the release of such Subsidiary Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Transaction Documents and this Section 7.08 and in form and substance reasonably acceptable to the Purchaser Agent.
The Purchaser Agent shall deliver to the Purchasers notice of any action taken by it under this Section 7.08 as soon as reasonably practicable after the taking thereof; provided, that delivery of or failure to deliver any such notice shall not affect the Purchaser Agent’s rights, powers, privileges and protections under this Article VII.

Section 7.09    Reimbursement by Purchasers. To the extent that the Obligors for any reason fail to indefeasibly pay any amount required under Section 8.04 or Section 8.13 to be paid by them to the Purchaser Agent (or any sub-agent thereof) or any Affiliate of any of the foregoing, each Purchaser severally agrees to pay to the Purchaser Agent (or any such sub-agent) or such Affiliate, as the case may be, such Purchaser’s Pro Rata Portion of such unpaid amount; provided that the unreimbursed expense or indemnified loss, damage, liability or related expense, as the case may be, was incurred by or asserted against the Purchaser Agent (or any such sub-agent) in its capacity as such or against any Affiliate of any of the foregoing acting for the Purchaser Agent (or any sub-agent) in connection with such capacity.
ARTICLE VIII
MISCELLANEOUS
Section 8.01    Limitations on Damages.
Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, in no event shall any party hereto be liable for special, indirect, incidental, punitive or consequential damages of any other party, whether or not caused by or resulting from the actions of such party or the breach of its covenants, agreements, representations or warranties under the Transaction Documents, even if such party has been advised of the possibility of such damages; provided, that nothing contained in this Section 8.01 shall limit the Obligors’ indemnification obligations hereunder to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnified Party is entitled to indemnification under any Transaction Document. In connection with the foregoing, the parties hereto acknowledge and agree that (i) Purchaser Agent’s and the Purchasers’ damages, if any, for any such action or claim will typically include losses for payments that the Purchasers were entitled to receive in respect of their ownership of the Revenue Interests but did not receive timely or at all due to such indemnifiable event and (ii) Purchaser Agent and the Purchasers shall be entitled to make claims for all such missing or delayed Revenue Interests as losses hereunder, and such missing or delayed Revenue Interests shall not be deemed special, indirect, incidental, punitive or consequential damages.
Section 8.02    Notices.
All notices, consents, waivers and communications under this Agreement or any other Transaction Document given by any party to the other shall be in writing and delivered personally, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, or by email, in each case addressed (with a copy by email):

If to the Company:

ImmunityBio, Inc.
3530 John Hopkins Court
San Diego, California
Attn: Jason Liljestrom
Telephone: (310) 913-3804
Email: Jason.Liljestrom@Immunitybio.com

If to the Purchaser Agent:

c/o Oberland Capital Management LLC
1700 Broadway, 37th Floor
New York, NY 10019

Attn: Kristian Wiggert
Telephone: (212) 257-5850
Email: kwiggert@oberlandcapital.com

with a copy to:

Cooley LLP
Embarcadero Center
20th Floor
San Francisco, CA 94111-4004
Attn: Gian-Michele a Marca
Email: gmamarca@cooley.com

If to any Purchaser: As specified on the applicable signature page hereto.
or to such other address or addresses as the Purchaser Agent, any Purchaser or the Company may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices, consents, waivers and communications shall: (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective three (3) Business Days after dispatch, unless such communication is sent trans-Atlantic, in which case they shall be deemed effective five (5) Business Days after dispatch, (b) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered or (c) any notice, if transmitted by email, shall be deemed given upon the earlier of (x) confirmation of receipt by the recipient and (y) the opening of business on the next Business Day for the recipient.
Section 8.03    Successors and Assigns.
The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Obligors shall not be entitled to assign any of their obligations and rights under the Transaction Documents without the prior written consent of the Purchaser Agent and the Required Purchasers. The Purchaser Agent and any Purchaser shall not assign any of their obligations and rights under the Transaction Documents without the prior written consent of the Company, except that Purchaser Agent and any Purchaser may assign any of its rights under the Transaction Documents (other than the Option Agreement) without restriction (i) to any Eligible Assignee; provided, that with respect to any assignment under this clause (i), if Affiliates of Oberland Capital Management LLC constitute the Required Purchasers prior to such assignment, then Affiliates of Oberland Capital Management LLC shall continue to constitute the Required Purchasers after giving effect to such assignment and (ii) after the occurrence and during the continuance of a Put Option Event, to any Person; provided, however, that, except to the extent such Purchaser retains its obligations to make its Pro Rata Portion of future Purchaser Payments, such Eligible Assignee shall assume in writing all such Purchaser’s obligation to make future Purchaser Payments; provided, further, that the Purchaser shall provide the Company with written notice of any assignment. The Company shall maintain a “register” for the recordation of the names and addresses of, and the Purchaser Commitments of, and amounts owing to, each Purchaser and assignee owning Revenue Interest Payments. Any purported assignment not in compliance with the foregoing requirement shall be null and void.
Section 8.04    Indemnification.
(a)The Obligors hereby indemnify and hold the Purchaser Agent, each Purchaser and their respective Affiliates and any of their respective partners, directors, managers, members, officers, employees and agents (each, an “Indemnified Party”) harmless from and against any and all Indemnified Liabilities, in all cases, arising, in whole or in part, out of or relating to any claim, notice, suit or proceeding commenced or threatened in writing (including, without limitation, by electronic means) by any Person (including any Governmental Authority); provided that (i) the Obligors shall not have any obligation to any Indemnified Party hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the bad faith, gross negligence or willful misconduct of such Indemnified Party or the breach by such Indemnified Party of its obligations to pay its Purchaser Payments hereunder and (ii) such indemnity shall not, as to any Indemnified Party, be available to the extent that such Indemnified Liabilities arise out of any claim, litigation, investigation or proceeding brought by any such Indemnifying Party against another Indemnifying Party that does not involve any act or omission by the Obligors or any of their Subsidiaries.
(b)If any Third Party Claim shall be brought or alleged against an Indemnified Party in respect of which indemnity is to be sought against an indemnifying party pursuant to this Section 8.04, the Indemnified Party shall, promptly after receipt of notice of the commencement of any such Third Party Claim, notify the indemnifying party in writing of the commencement thereof, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under this Section 8.04 unless, and only to the extent that, the indemnifying party is actually prejudiced by such omission. In the event that any Third Party Claim is brought against an Indemnified Party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 8.04, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not, subject to the immediately succeeding sentence, be liable to such indemnified party under this Section 8.04 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such Third Party Claim, an Indemnified Party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the sole cost and expense of such Indemnified Party unless (i) the indemnifying party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such Indemnified Party or (iii) the named parties to any such Third Party Claim (including any impleaded parties) include both the indemnifying party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnifying party. It is agreed that the indemnifying party shall not, in connection with any Third Party Claim or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such Indemnified Parties. The indemnifying party shall not be liable for any settlement of any Third Party Claim effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the Indemnified Party from and against any Indemnified Liabilities by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the Indemnified Party, effect any settlement, compromise or discharge of any pending or threatened Third Party Claim in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such Indemnified Party, in form and substance reasonably satisfactory to the Indemnified Party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party and (iii) does not impose any continuing material obligation or restrictions on such Indemnified Party.

(c)A claim by an Indemnified Party under this Section 8.04 for any matter not involving a Third Party Claim and in respect of which such Indemnified Party seeks indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the indemnifying party, which notice shall contain (i) a description and the amount of any Indemnified Liabilities incurred or suffered or reasonably expected to be incurred or suffered by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Section 8.04 for such Indemnified Liabilities and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Indemnified Liabilities. Within thirty (30) days after receipt by the indemnifying party of any such notice, the indemnifying party may deliver to the Indemnified Party that delivered the notice a written response in which the indemnifying party (i) agrees that the Indemnified Party is entitled to the full amount of the Indemnified Liabilities claimed in the notice from the Indemnified Party; (ii) agrees that the Indemnified Party is entitled to part, but not all, of the amount of the Indemnified Liabilities claimed in the notice from the Indemnified Party; or (iii) indicates that the indemnifying party disputes the entire amount of the Indemnified Liabilities claimed in the notice from the Indemnified Party. If the Indemnified Party does not receive such a response from the indemnifying party within such thirty (30)-day period, then the indemnifying party shall be conclusively deemed to have agreed that the Indemnified Party is entitled to the full amount. If the indemnifying party and the Indemnified Party are unable to resolve any dispute relating to any amount of the Indemnified Liabilities claimed in the notice from the Indemnified Party within thirty (30) days after the delivery of the response to such notice from the indemnifying party, then the parties shall be entitled to resort to any legal remedy available to such party to resolve such dispute that is provided for in this Agreement, subject to all the terms, conditions and limitations of this Agreement.
Section 8.05    No Implied Representations and Warranties; Survival of Representations and Warranties.
Each party acknowledges and agrees that, other than the representations and warranties specifically contained in any of the Transaction Documents, there are no representations or warranties of either party or any other Person either expressed or implied with respect to the Revenue Interests or the transactions contemplated hereby. Without limiting the foregoing, the Purchaser Agent and each Purchasers acknowledges and agrees that the Purchaser Agent, each Purchaser and their respective Affiliates, together with their representatives, have made their own investigation of each Included Product and are not relying on any implied warranties or upon any representation or warranty whatsoever as to the future amount or potential amount of the Revenue Interests or as to the creditworthiness of the Company. All representations and warranties by the parties contained in this Agreement shall survive the execution, delivery and acceptance thereof by the parties and the closing of the transactions described in this Agreement and continue in effect until payment of all amounts due to the Purchasers under the Transaction Documents and the termination of this Agreement pursuant to its terms.
Section 8.06    Independent Nature of Relationship.
(a)The relationship between the Company, the other Obligors and the Subsidiaries, on the one hand, and the Purchaser Agent and the Purchasers, on the other, is solely that of seller and purchaser, and for U.S. federal income Tax purposes, that of debtor and creditor, and neither the Purchaser Agent and the Purchasers, on the one hand, nor the Obligors and their Subsidiaries, on the other, has any fiduciary or other special relationship with the other or any of their respective Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Company or their Subsidiaries and the Purchaser Agent and the Purchasers as a partnership, an association, a joint venture or other kind of entity or legal form for any purposes, including for any Tax purposes.
(b)No officer or employee or agent of the Purchaser Agent or any Purchaser will be located at the premises of the Company or any of its Affiliates, except in connection with an inspection or audit performed pursuant to Section 5.01 or in connection with the enforcement of remedies as contemplated by the Transaction Documents. No officer, manager or employee of the Purchaser Agent or any Purchaser shall engage in any commercial activity with the Company or any of its Affiliates other than as contemplated herein and in the other Transaction Documents.
Section 8.07    Entire Agreement.
This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits, Schedules or other Transaction Documents) has been made or relied upon by either party hereto. None of this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
Section 8.08    Amendments; No Waivers.
(a)Subject to Section 8.08(b), this Agreement, the other Transaction Documents or any term or provision hereof or thereof may not be amended, changed or modified except with the written consent of the Company, the Purchaser Agent and the Required Purchasers. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced.
(b)Without the prior written consent of each Purchaser that would be affected thereby, no amendment, modification, termination or consent shall be effective if the effect thereof would:
(i)waive, reduce or postpone any Revenue Interest Payment;
(ii)amend, modify, terminate or waive any provision of this Section 8.08;
(iii)amend the definition of “Required Purchasers” or “Pro Rata Portion”; or
(iv)release all or any material portion of the Collateral or release any Obligor from any of its rights and obligations under any Transaction Document (except as expressly provided in the Transaction Documents).
(c)No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 8.09    Interpretation.
When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. Neither party hereto shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one party or the other.
Section 8.10    Headings and Captions.

The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
Section 8.11    Counterparts; Effectiveness; Electronic Signature.
This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original. The words ‘execution’, ‘signed’, ‘signature’, ‘delivery’ and words of like import in or relating to any document to be signed in connection with this Agreement or any other Transaction Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar State laws based on the Uniform Electronic Transactions Act; provided, that nothing herein shall require any Person to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the parties hereto hereby (a) agree that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Purchasers and the Obligors, electronic images of this Agreement or any other Transaction Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (b) waive any argument, defense or right to contest the validity or enforceability of the Transaction Documents based solely on the lack of paper original copies of any Transaction Documents, including with respect to any signature pages thereto.
Section 8.12    Severability.
If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.
Section 8.13    Expenses.
The Obligors will pay all of their own fees and expenses in connection with entering into and consummating the transactions contemplated by this Agreement.
Section 8.14    Governing Law; Jurisdiction.
(a)This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the state of New York, without giving effect to the principles of conflicts of law thereof.
(b)Any legal action or proceeding with respect to this Agreement or any other Transaction Document may be brought in any state or federal court of competent jurisdiction in the State of New York, County of New York. By execution and delivery of this Agreement, each party hereto hereby irrevocably consents to and accepts, for itself and in respect of its property, generally and unconditionally the non-exclusive jurisdiction of such courts. Each party hereto hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Transaction Document.
(c)Each party hereto hereby irrevocably consents to the service of process out of any of the courts referred to in clause (b) of this Section 8.14 in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Agreement. Each party hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder or under any other Transaction Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a party to serve process on the other party in any other manner permitted by law.
Section 8.15    Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED UNDER ANY TRANSACTION DOCUMENT. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY TRANSACTION DOCUMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY:	IMMUNITYBIO, INC.

	By:	/s/ David Sachs
Name: David Sachs
Title: Chief Financial Officer

PURCHASER AGENT:	INFINITY SA LLC

	By:	/s/ David Dubinsky
	Name:	David Dubinsky
	Title:	Authorized Signatory

PURCHASERS:	TPC INVESTMENTS II LP

	By:	/s/ David Dubinsky
Name: David Dubinksy
Title: Authorized Signatory

TPC INVESTMENTS III LP

	By:	/s/ David Dubinsky
Name: David Dubinksy
Title: Authorized Signatory

TPC INVESTMENTS SOLUTIONS LLC

	By:	/s/ David Dubinsky
Name: David Dubinksy
Title: Authorized Signatory

TPC INVESTMENTS SOLUTIONS CO INVEST LP

	By:	/s/ David Dubinsky
Name: David Dubinksy
Title: Authorized Signatory
[Signature Page to Revenue Interest Purchase Agreement]